UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    QUADRAMED CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (the “common stock”)

Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”)

(2)	Aggregate number of securities to which transaction applies:

8,307,277 outstanding shares of the Company’s common stock; 489,147 options to acquire common stock with an exercise price below $8.50; 4,000,000 shares of Series A Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.50 per share (the price per share negotiated in the transaction). See (4) below.

(4)	Proposed maximum aggregate value of transaction:

$126,461,431 (equal to the sum of (A) 8,307,277 outstanding shares of Common Stock and 6,451,612 shares of common stock issuable upon conversion of the Series A Preferred Stock each multiplied by $8.50 per share and (B) $1,010,875, which is the aggregate value of “in-the-money” options to purchase 489,147 shares of Common Stock determined by taking the difference between $8.50 and the exercise price per share of each of the in-the-money options).

(5)	Total fee paid:

$9,016.70

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2010

Dear Stockholders of QuadraMed Corporation:

The board of directors of QuadraMed Corporation, a Delaware corporation, cordially invites you to attend a special meeting of our stockholders, to be held on [—], 2010 at 9:00 a.m. local time, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia 20190.

On December 7, 2009, we entered into a merger agreement providing for our acquisition by Bavaria Holdings Inc., an entity created by certain affiliates of Francisco Partners, a private equity fund. At the special meeting, you will be asked to consider and vote upon a proposal to adopt this merger agreement.

If the merger contemplated by the merger agreement is completed, if you are a holder of our common stock you will be entitled to receive $8.50 in cash, without interest and less any applicable withholding tax, in exchange for each share of our common stock which you hold (unless you have properly exercised your appraisal rights with respect to such shares). If you are a holder of our Series A Cumulative Mandatory Convertible Preferred Stock you will be entitled to receive $13.7097 in cash, without interest and less any applicable withholding tax, in exchange for each share of Series A Preferred Stock which you hold (unless you have properly exercised your appraisal rights with respect to such shares). The per share consideration for the Series A Preferred Stock represents the common-equivalent consideration for such Series A Preferred Stock based on its current conversion ratio of 1.6129 shares of our common stock per share of our Series A Preferred Stock and the per common share merger consideration of $8.50. The $8.50 per common share represents a premium of approximately 32.6% over the closing sales price of the Company’s common stock on the last trading day immediately prior to the public announcement of the proposed merger, a premium of approximately 33.3% to the 30-day trailing average closing price of our common stock, and a premium of approximately 7.1% to the 52-week intra-day high price of our common stock, each as reported on the NASDAQ Global Market.

Our board of directors, after considering the unanimous recommendation of a special committee comprised entirely of our independent and disinterested directors, has determined that the merger agreement and the merger contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. This special committee made its recommendation to our board of directors after consultation with its legal and independent financial advisors and consideration of a number of factors. Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if we have not received sufficient proxies for adoption of the merger agreement and approval of the merger, at the time of the meeting.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return by mail, as promptly as possible, the enclosed proxy card, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock unless you provide them with voting instructions. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock FOR approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. We have attached a copy of the merger agreement as Appendix A to the proxy statement. We encourage you to read the entire proxy statement and its appendices, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact [—], the Company’s proxy solicitor, toll-free at [—]. Thank you in advance for your cooperation and continued support.

Sincerely,

James E. Peebles Chairman of the Board

The proxy statement is dated                     , 2010, and is first being mailed to our stockholders on or about                     , 2010.

QUADRAMED CORPORATION

12110 Sunset Hills Road

Reston, VA 20190

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [—], 2010

To the Stockholders of QuadraMed Corporation:

NOTICE IS HEREBY GIVEN that QuadraMed Corporation, a Delaware corporation (“QuadraMed” or the “Company”), will hold a special meeting of its common stockholders (the “Special Meeting”) at 9:00 AM local time on [—], 2010, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190.

At the meeting, we will ask our common stockholders to:

1.	Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time (the “Merger Agreement”), dated as of December 7, 2009, by and among QuadraMed, Bavaria Holdings Inc., a Delaware corporation controlled by Francisco Partners (the “Parent”) and Bavaria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and to approve the Parent’s acquisition of QuadraMed through a merger of Merger Sub with and into QuadraMed, with QuadraMed surviving the merger as a wholly owned subsidiary of the Parent, as contemplated by the Merger Agreement; and

2.	Consider and vote upon a proposal to approve any adjournments of the Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting, or at any adjournment or postponement thereof, to adopt the Merger Agreement and approve the merger.

These proposals are further described in the proxy statement of which this notice forms a part. We request that you pay careful attention to all of the information in the proxy statement.

Only QuadraMed common stockholders of record at the close of business on [—], 2010, the record date for the Special Meeting, or their duly authorized proxies are entitled to vote at the Special Meeting and any adjournment or postponement thereof. Each QuadraMed common stockholder is entitled to one vote for each share of QuadraMed common stock held on the record date.

The proposal for the adoption of the Merger Agreement and approval of the merger requires the affirmative vote of the holders of a majority of QuadraMed’s shares of common stock issued and outstanding on the record date. Even if you are a common stockholder who plans on attending the Special Meeting, QuadraMed requests that you, as promptly as possible, complete, sign, date and return the enclosed proxy card by mail or submit your proxy by telephone or the Internet to ensure that you and your shares are represented at the Special Meeting and your vote is counted. If you are not able to attend the Special Meeting in person, failure to return a proxy card or submit a proxy by telephone or Internet on a timely basis will result in your shares not being counted at the Special Meeting, thus having the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the merger. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and approval of the merger and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

Only QuadraMed stockholders of record as of the record date or their duly authorized proxies may, and are invited to, attend the Special Meeting, and all attendees will be required to present a valid picture ID. If you own shares through a bank, brokerage firm or other nominee, you will need to present a copy of your brokerage statement evidencing your ownership of QuadraMed common stock or Series A Cumulative Mandatory Convertible Preferred Stock (“Series A Preferred Stock”) to gain admittance to the Special Meeting. If you are a representative of a corporate or institutional stockholder, you must present proof of such representation. Cameras, recording devices and electronic devices will not be allowed in the Special Meeting.

QuadraMed common stockholders and holders of Series A Preferred Stock who do not vote in favor of the proposal to adopt the Merger Agreement and approve the merger will have the right to seek appraisal of the fair value of the shares of QuadraMed common stock or Series A Preferred Stock they own, subject to compliance with other statutory procedures. To exercise these appraisal rights, you must deliver a written demand for appraisal before the taking of the vote on the proposal to adopt the Merger Agreement and approve the merger at the Special Meeting and further comply with all Delaware law requirements. These requirements are summarized in this proxy statement and included in their entirety at Appendix C to the proxy statement.

For ten (10) days prior to the Special Meeting, a list of stockholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours at QuadraMed’s offices located at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE SPECIAL MEETING. FURTHER, IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR PREVIOUSLY SUBMITTED PROXY WILL BE REVOKED.

THE QUADRAMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND “FOR” APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

By order of the Board of Directors,

James E. Peebles Chairman of the Board

i

Terminations Fees and Expenses	13

Acquisition Proposals from Third Parties	15

Limited Guarantee	15

Financing	15

Regulatory Approvals	15

Interests of Certain Persons in the Merger	16

Arrangements with the Surviving Corporation	16

Market Price and Dividend Data	17

Material U.S. Federal Income Tax Consequences of the Merger	17

Litigation Related to the Transaction	17

Delisting and Deregistration of QuadraMed Common Stock	17

Adjournments and Postponements	17

THE SPECIAL MEETING	18

Date, Time and Place	18

Purpose of the Special Meeting	18

Record Date; Stock Entitled to Vote; Quorum; Adjournment	18

Votes Required	19

Voting Agreements	19

Voting of Proxies	20

Revocability of Proxies	20

Solicitation of Proxies	20

Stock Certificates	20

Questions and Additional Information	21

Availability of Documents	21

PROPOSAL ONE: ADOPTION OF THE MERGER AGREEMENT	22

Description of the Merger	22

Background of the Merger	22

Reasons for the Merger; Recommendation of the Board of Directors	35

Opinion of the Company’s Financial Advisor	40

Projected Financial Data	47

Financing	49

Limited Guarantee	49

Interests of Certain Persons in the Merger	49

Material U.S. Federal Income Tax Consequences of the Merger	53

Appraisal Rights	55

Litigation Related to the Transaction	59

ii

THE AGREEMENT AND PLAN OF MERGER	60

The Merger	60

Merger Consideration	61

Representations and Warranties	62

Covenants of the Parties	65

Conditions to Closing	74

Termination of the Merger Agreement	76

Amendment and Waiver	79

Assignment	79

Expenses	80

Limited Guarantee	80

Delisting and Deregistration of QuadraMed Common Stock	80

PROPOSAL TWO: ADJOURNMENT OF THE SPECIAL MEETING	81

MARKET PRICE AND DIVIDEND DATA	82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	83

OTHER MATTERS	85

STOCKHOLDER PROPOSALS	85

WHERE YOU CAN FIND MORE INFORMATION	85

DIRECTIONS TO QUADRAMED SPECIAL MEETING	87

APPENDIX A—Agreement and Plan of Merger	A-1

APPENDIX B—Fairness Opinion of Piper Jaffray & Co.	B-1

APPENDIX C—Section 262 of the General Corporation Law of the State of Delaware	C-1

iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, documents that we reference in this proxy statement, and oral or written statements that we have made or will make, contain certain forward-looking statements and information as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding whether and when the proposed merger will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and all other statements regarding our intent, plans, beliefs, expectations or those of our directors or officers. In some cases, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “should,” “expects,” “predicts,” “intends,” “estimates,” “may,” “will,” “could,” “would,” “pro forma,” “seek,” “continue,” or the negative of those terms or comparable terminology. Not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results and developments to differ materially from those described in these forward-looking statements. These risks, uncertainties and assumptions that could cause our actual results and developments to differ from these forward-looking statements include, but are not limited to, the risks detailed elsewhere in this proxy statement, in our periodic reports filed with the SEC, including our most recent Forms 10-Q and 10-K (please see “Where You Can Find More Information” at page [—]), and below:

•

the occurrence of any event, change or circumstance that could give rise to a termination of the Merger Agreement, including a termination in which we are obligated to pay a termination fee or to reimburse the Parent for expenses;

•

the failure of the merger to be completed for any other reason, including for failure by us, the Parent or Merger Sub to satisfy the conditions to closing in the Merger Agreement, including required regulatory approvals;

•	adoption of the Merger Agreement and approval of the merger by our stockholders;

•	the time at which the proposed merger is completed;

•	the risks that the proposed merger disrupts current plans and operations and creates potential difficulties in employee retention;

•	the diversion of management’s time and attention from our business and operations;

•	the outcome of any legal proceedings that have been or may be brought against us and others relating to the Merger Agreement, the proposed merger, our directors and our stock;

•	the effect of the announcement of the proposed merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the proposed merger.

These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. You should not place undue reliance on these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this proxy statement, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results or developments. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and actual results may differ from those indicated by the forward-looking statements included in this proxy statement, documents referenced in this proxy statement and in our oral and written statements.

The forward-looking statements and information in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that these statements will remain accurate as of any future date. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events or otherwise. Investors, stockholders and others are advised, however to consult any further disclosures we make in our subsequent amended proxy statements, current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports filed with the SEC (please see “Where You Can Find More Information” at page [—]).

iv

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

On or about [—], 2010 the Company intends to mail this proxy statement and accompanying proxy card to all common stockholders entitled to vote at the Special Meeting and the proxy statement to all holders of Series A Preferred Stock.

WHEN AND WHERE IS THE SPECIAL MEETING?

The Special Meeting will be held on [—], 2010, at 9:00 AM at the Hyatt Regency in Reston, Virginia. Directions to the meeting are at the back of this proxy statement.

WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

Any owner of record of QuadraMed common stock as of the close of business on [— ], 2010 is entitled to one vote per share of common stock owned. There were [—] shares of common stock outstanding on that date.

Under the terms of the Certificate of Designation for QuadraMed’s Series A Preferred Stock, the holders of Series A Preferred Stock do not have voting rights for the proposals contained in this proxy statement. As of [—], 2010, there were 4,000,000 shares of the Company’s Series A Preferred Stock outstanding.

WHAT IS THE PROPOSED TRANSACTION? WHAT EFFECT WILL IT HAVE ON THE COMPANY?

The proposed transaction is the acquisition of the Company by the Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our common stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly owned subsidiary of the Parent and will no longer be a publicly held corporation, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”), we will no longer file periodic reports with the SEC under the Exchange Act, and you will no longer have any interest in our future earnings or growth.

WHAT WILL I BE ENTITLED TO RECEIVE IF THE MERGER IS COMPLETED?

Upon completion of the merger, you will be entitled to receive the per share merger consideration of $8.50 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such shares. For example, if you own 1,000 shares of common stock, you will be entitled to receive $8,500 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation, which will no longer be publicly traded.

Upon completion of the merger, a holder of shares of Series A Preferred Stock will be entitled to receive the per share merger consideration of $13.7097 in cash, without interest, less any applicable withholding taxes for each share of Series A Preferred Stock owned, unless such holder has properly exercised and not withdrawn its appraisal rights under the DGCL with respect to such shares. For example, if a holder of Series A Preferred Stock owns 1,000 shares of Series A Preferred Stock, such holder will be entitled to receive $13,709.70 in cash in exchange for these shares, less any applicable withholding taxes. The per share consideration payable to the Series A Preferred Stock represents the common-equivalent consideration for such Series A Preferred Stock, based on its current conversion ratio of 1.6129 shares of common stock per share of Series A Preferred Stock and the per common share merger consideration of $8.50. Holders of Series A Preferred Stock will not own any shares of the capital stock in the surviving corporation.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the merger and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, as more fully set forth below in this proxy statement.

WHAT WAS THE ROLE OF THE SPECIAL COMMITTEE IN CONSIDERING THE MERGER?

Following the decision of the Board to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, and in response to an unsolicited indication of interest from a potential bidder, the Board determined that it was advisable and in the best interests of the Company and its stockholders to form the Special Committee, consisting solely of independent and disinterested directors, for the purpose of directing this potential sale process. The Board appointed each of Messrs. Lawrence P. English, Robert W. Miller, William K. Jurika, Robert L. Pevenstein, and James E. Peebles as members of the Special Committee, with Mr. Pevenstein serving as Chairman of the Special Committee. The Special Committee was delegated full power and authority to direct the strategic review process, to consider, negotiate, and recommend to the Board the terms of any potential transaction involving a potential change in control of the Company and, subject to any approval of the Board and the Company’s stockholders required by the DGCL, to approve any other actions the Special Committee deemed necessary to consider, negotiate, recommend, and effect a potential transaction.

The Special Committee, at a meeting held on December 7, 2009, unanimously resolved that the Merger Agreement and transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders and approved the recommendation of the Merger Agreement and related documents to the full Board for approval, execution and recommendation to the Company’s common stockholders.

In light of the Special Committee’s recommendation and its review, the Board unanimously resolved that the execution of the Merger Agreement and entry into the transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders, authorized Board Chairman Peebles to execute the Merger Agreement and other transaction agreements on behalf of the Company, and unanimously recommended the adoption of the Merger Agreement and approval of the merger by the Company’s common stockholders at the Special Meeting.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

The Company is working towards completing the merger as soon as practicable. Assuming timely satisfaction of all necessary closing conditions, including the affirmative vote of the holders of a majority of our outstanding common stock to adopt the Merger Agreement and approve the merger, we anticipate that the merger will be completed by the end of the first quarter of 2010.

WILL THE MERGER HAVE TAX CONSEQUENCES FOR ME AS A STOCKHOLDER?

Yes. The exchange of shares of QuadraMed common stock or Series A Preferred Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. If you are a U.S. Holder and you exchange your shares of QuadraMed common stock or Series A Preferred Stock pursuant to the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of QuadraMed common stock or Series A Preferred Stock, as applicable. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a more detailed discussion of the U.S. federal income tax consequences of the merger and the definition of U.S. Holders. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

DO ANY OF THE COMPANY’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO MY INTERESTS AS A STOCKHOLDER?

Yes. In considering the unanimous recommendation of the Board with respect to the Merger Agreement, you should be aware that the Company’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company entitled to vote thereon. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

WHAT HAPPENS IF THE MERGER IS NOT SUCCESSFULLY COMPLETED?

If the Merger Agreement is not adopted by the holders of a majority of the Company’s outstanding common stock of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NASDAQ Global Market, subject to the continued satisfaction of listing requirements and the Series A Preferred Stock will remain issued and outstanding. Under specified circumstances, the Company may be required to pay to or receive from the Parent a fee with respect to the termination of the Merger Agreement or reimburse the Parent for expenses, as applicable, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Our Board is soliciting your “proxy,” or your authorization for our representatives to vote your shares of common stock. Your proxy will be effective for the [—], 2010 meeting and at any adjournment or postponement of that meeting.

WHO IS PAYING FOR AND WHAT IS THE COST OF SOLICITING PROXIES?

QuadraMed is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, Internet, facsimile or special letter by QuadraMed’s directors, officers and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, QuadraMed has engaged [—], a proxy solicitation firm, for an estimated fee of $[—]. QuadraMed will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING?

For business to be conducted at the Special Meeting, a quorum constituting a majority of the shares of QuadraMed common stock issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. As the Series A Preferred Stock is not entitled to vote on any proposal at the Special Meeting, shares of the Series A Preferred Stock (or shares of common stock issuable upon conversion of the Series A Preferred Stock unless such shares of Series A Preferred Stock have been converted in advance of the record date for the meeting) do not count towards a quorum.

WHERE DO I FIND THE RESULTS OF VOTING AT THE MEETING?

We intend to announce preliminary voting results at the meeting. Final voting results will be published in a Current Report on Form 8-K following the meeting. The report will be filed with the SEC on or about [—], 2010, and you may receive a copy by contacting QuadraMed Investor Relations at 703-709-2300, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at www.quadramed.com by clicking on “Corporate,” and “Corporate Governance,” and “SEC Filings” or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting two (2) proposals for a vote by the holders of our common stock. Delaware law and QuadraMed’s Certificate of Incorporation and Bylaws govern the vote on these proposals.

PROPOSAL 1. ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED DECEMBER 7, 2009 BY AND AMONG QUADRAMED CORPORATION, BAVARIA HOLDINGS INC. AND BAVARIA MERGER SUB, INC., AS IT MAY BE AMENDED FROM TIME TO TIME AND APPROVAL OF THE MERGER CONTEMPLATED THEREBY.

This proposal to be voted on is the adoption of the Agreement and Plan of Merger, dated as of December 7, 2009, by and among QuadraMed Corporation, Bavaria Holdings Inc. and Bavaria Merger Sub, Inc., as it may be amended from time to time (the “Merger Agreement”), and the approval of the merger contemplated thereby.

You may find information about this proposal in this proxy statement.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. If a quorum is present in person or represented by proxy at the Special Meeting, the proposal will pass if approved by the holders of a majority of the shares of our common stock outstanding on the record date. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board unanimously recommends a vote FOR the adoption of the Merger Agreement and the approval of the merger contemplated thereby as described in this proxy statement.

PROPOSAL 2. APPROVAL OF ANY ADJOURNMENTS OF THE SPECIAL MEETING TO A LATER DATE OR TIME, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

This proposal to be voted on is to approve any adjournments of the Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting, or at any adjournment or postponement thereof, to adopt the Merger Agreement and the approval of the merger. The Board unanimously recommends a vote FOR the approval of any adjournments of the Special Meeting as described in this Proxy Statement.

The adjournment proposal will pass if approved by the holders of a majority of the shares of QuadraMed common stock present or represented and entitled to vote on the adjournment proposal. Abstentions will have the same effect as votes against the adjournment proposal. Broker non-votes will have no effect on the vote on the adjournment proposal.

The Board unanimously recommends a vote FOR the approval of any adjournments of the Special Meeting to a later date and time, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting, or at any adjournment or postponement thereof, to adopt the Merger Agreement.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

Common stockholders of record as of the record date may vote in either of two (2) ways:

1.	BY PROXY.

•

Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the polls close at the end of the Special Meeting;

•	Call the toll-free telephone number noted on your proxy card; or

•	Visit the website for Internet proxy submission listed on your proxy card.

If your signed proxy card does not provide voting instructions, our representatives will vote your shares FOR Proposal 1 and FOR Proposal 2. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

A control number, located on your proxy card, is designed to verify your identity and allow you to provide voting instructions for your shares of the common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

2.	IN PERSON. Attend the Special Meeting, or send a personal representative with an appropriate proxy, in order to vote.

If you are a beneficial but not record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial but not record owner and wish to vote in person at the Special Meeting, you must provide a copy of a legal proxy that you received from your bank, brokerage firm or other nominee.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy or change your voting instructions in three (3) different ways:

1.	WRITE TO QUADRAMED’S CORPORATE SECRETARY, DAVID L. PIAZZA, AT 12110 SUNSET HILLS ROAD, SUITE 600, RESTON, VIRGINIA 20190.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Piazza must receive your letter before the Special Meeting begins.

2.	SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. We must receive your new proxy card before the Special Meeting begins.

3.	ATTEND THE SPECIAL MEETING AND VOTE IN PERSON (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY).

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

The Board has selected David L. Piazza and Edward B. Borris, and each of them, to act as proxies with full power of substitution. With respect to the proposal to adopt the Merger Agreement, common stockholders may (i) vote “for,” (ii) vote “against” or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Special Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES. Management knows of no other matters that may come before the Special Meeting for consideration by the stockholders. However, if any other matter properly comes before the Special Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

HOW WILL VOTES BE COUNTED?

Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the Special Meeting. The inspector of elections appointed by the Board for the Special Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions, but not broker non-votes, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A “broker non-vote” results on a matter when a broker or other “street” or nominee record holder returns a duly executed proxy but does not vote on such matter solely because the record holder does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial holder. Such record holders have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions. Accordingly, no broker non-votes occur when voting on routine matters. The proposal to adopt the Merger Agreement, however, is not considered routine. This proposal is determined based on the vote of all shares of QuadraMed common stock outstanding as of the record date. Therefore, abstentions and broker non-votes on such proposal have the same effect as a vote “against” this proposal.

The proposal to adjourn the Special Meeting, if necessary, to permit solicitation of additional proxies is also not routine, though it is determined based on the vote of a majority of the shares of our common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, even if less than a quorum. Accordingly, broker non-votes and not voting at the Special Meeting will have no effect on the outcome of this proposal, but abstentions will have the same effect of a vote “against” this proposal.

AM I ENTITLED TO APPRAISAL RIGHTS?

Yes. As a holder of QuadraMed common stock or Series A Preferred Stock, you may dissent from the adoption of the Merger Agreement and approval of the merger and, by complying with applicable Delaware law, have the fair value of your shares of QuadraMed common stock or Series A Preferred Stock determined by a court. The fair value of your shares of QuadraMed common stock or Series A Preferred Stock, as determined by a court, may be more than, the same as or less than the applicable consideration to be paid pursuant to the merger. For more information about appraisal rights in the merger, see “The Merger—Appraisal Rights.”

To exercise appraisal rights, you must not vote in favor of the adoption of the Merger Agreement, and you must strictly comply with all of the applicable requirements of Delaware law summarized under the heading “The Merger—Appraisal Rights.” Shares of QuadraMed common stock or Series A Preferred Stock held by QuadraMed stockholders who have perfected appraisal rights will not be converted into the right to receive the applicable merger consideration at the effective time of the merger.

We have included a copy of Section 262 of the DGCL, which governs appraisal rights, as Appendix C to this proxy statement.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including all appendices, and the documents we refer to herein. The Merger Agreement is attached as Appendix A to this proxy statement. Before voting on the proposal to adopt the Merger Agreement, we encourage you to read the Merger Agreement as it is the legal document that governs the merger.

The Companies (page [—])

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, Virginia 20190

Telephone: (703) 709-2300

QuadraMed Corporation (“QuadraMed” or the “Company”) is a provider of healthcare technologies and services that help turn quality care into positive financial outcomes. QuadraMed provides innovative solutions that streamline revenue management and compliance processes, while helping healthcare professionals deliver quality patient care. QuadraMed common stock is listed on the NASDAQ Global Market under the symbol “QDHC.” For more information about QuadraMed, visit www.quadramed.com.

Bavaria Holdings Inc.

c/o Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Telephone: (415) 418-2900

Bavaria Holdings Inc. (the “Parent”) is a newly formed Delaware corporation organized by affiliates of Francisco Partners solely for the purpose of effecting the merger and the other transactions contemplated by the Merger Agreement. Prior to its entry into the Merger Agreement on December 7, 2009, the Parent had not engaged in any business activities other than such activity incidental to its formation and entry into the Merger Agreement. Francisco Partners is one of the world’s largest technology-focused private equity funds, with approximately $5.0 billion of committed capital. Following the consummation of the merger, the Company will be a wholly owned subsidiary of the Parent.

Bavaria Merger Sub, Inc.

c/o Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Telephone: (415) 418-2900

Bavaria Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Parent, was organized by the Parent solely for the purpose of entering into the Merger Agreement with QuadraMed and completing the merger and has not conducted any business operations other than such activity incidental to its formation and entry into the Merger Agreement. Upon consummation of the merger, Merger Sub will cease to exist.

The Special Meeting of QuadraMed’s Stockholders (page [—])

Date, Time, Place, Purpose. A Special Meeting of QuadraMed’s common stockholders will be held on [—], 2010, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190, at 9:00 a.m., local time, to:

•	approve and adopt the Merger Agreement and approve the merger;

•

approve any adjournments of the Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting or at any adjournment or postponement thereof, to adopt the Merger Agreement;

•	consider any other matters that properly come before the Special Meeting or any adjournments or postponements thereof.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of QuadraMed common stock at the close of business on [—], 2010, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of QuadraMed common stock you owned at the close of business on the record date. There were [—] shares of QuadraMed common stock entitled to be voted at the Special Meeting as of the record date. As of [—], 2010, our directors and executive officers beneficially owned approximately [—]% of the shares entitled to vote at the Special Meeting (which includes stock options that may be exercised within 60 days of [—], 2010) and may have interests that may be different from or in addition to yours.

Required Vote. The adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of QuadraMed common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of at least a majority of the votes entitled to be cast by holders of QuadraMed common stock that are present, in person or by proxy, at the Special Meeting, and entitled to vote thereon.

The Merger (page [—])

The Merger Agreement provides that Merger Sub will merge with and into QuadraMed, with QuadraMed continuing as the surviving corporation and a wholly owned subsidiary of the Parent. Following the merger, QuadraMed will continue to do business, but it will cease to be a public company. If the merger is completed, you will not own any shares in the surviving corporation.

Merger Consideration (page [— ])

If the merger is completed, each holder of QuadraMed common stock will be entitled to receive $8.50 in cash, without interest and less any applicable withholding tax, in exchange for each share of QuadraMed common stock. Further, each holder of QuadraMed’s Series A Cumulative Mandatory Convertible Preferred Stock (“Series A Preferred Stock”) will be entitled to receive $13.7097 in cash, without interest and less any applicable withholding tax, in exchange for each share of QuadraMed Series A Preferred Stock. The per share consideration to the Series A Preferred Stock represents the common-equivalent consideration for such Series A Preferred Stock based on its current conversion ratio and the per common share merger consideration of $8.50.

After the merger is completed, holders of common stock and Series A Preferred Stock will have the right to receive the applicable merger consideration, but will no longer have any rights as QuadraMed stockholders. QuadraMed stockholders will receive the merger consideration after exchanging their QuadraMed stock certificates or book entry shares in accordance with the instructions contained in a letter of transmittal to be mailed to our stockholders as soon as reasonably practicable after closing of the merger.

Reasons for the Merger; Recommendation of the Board of Directors (page [—])

The Board determined it was advisable to form the Special Committee, comprised solely of independent and disinterested Board members, for the purpose of evaluating a potential transaction involving a change in control of the Company, including a review of an unsolicited offer to acquire the Company. The Special Committee was formed on September 2, 2009. On December 7, 2009, after a thorough review of the alternatives available to the Company with the assistance of its financial and legal advisors, the Special Committee unanimously resolved that the Merger Agreement and transactions contemplated in the Merger Agreement were advisable, fair to, and in the best interests of the Company’s stockholders and unanimously approved the recommendation of the

Merger Agreement and related documents to the full Board for approval, execution and recommendation to the holders of the Company’s common stock. Also on December 7, 2009, on the basis of the Special Committee’s unanimous recommendation to the Board, the Board unanimously resolved that the execution of the Merger Agreement and entry into the transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders, and unanimously resolved to approve the execution of the Merger Agreement, entry into the merger contemplated by the Merger Agreement and the recommendation to holders of the Company’s common stock to adopt the Merger Agreement and approve the merger. For more information, please refer to “The Merger—Background of the Merger.”

For more information on the Special Committee’s process, including:

•	the solicitation of interest from 11 potential bidders (including both potential private equity and strategic buyers) that would have a potential interest in, and capacity for, acquiring the Company;

•	the Special Committee’s deliberations in connection with that process and its results; and

•	the negotiations with Francisco Partners,

please refer to “The Merger—Background of the Merger.”

In making its determination and recommendations, the Special Committee considered, among other factors, the following:

•

its knowledge of the current state of the Company’s business, financial condition, operations, earnings, strategic plans, management, competitive position and prospects were the Company to remain independent and public;

•

its and the Company’s management’s views and opinions regarding the healthcare information technology industry, the Company’s competitors and changes affecting the Company’s industry and competitive landscape;

•	based on the foregoing factors, its belief that the Company’s common stock was unlikely to trade at prices significantly above its then-current level in the near- to mid-term;

•	its knowledge of the process with respect to the proposed transaction, including the solicitation of 11 potential buyers;

•	entry into confidentiality agreements, provision of due diligence information and presentations by the Company’s management to eight potential buyers;

•	receipt of three proposed offers and negotiation with two final bidders; and

•	material positive factors and potentially negative factors regarding the Merger Agreement and merger.

Based on its review of these factors (as more fully described in “The Merger—Reasons for the Merger: Recommendation of the Board of Directors”), the Special Committee concluded that the $8.50 per share merger consideration for the Company’s common stock, along with the material positive features of the merger, outweighed the foregoing potentially negative factors, and resolved to recommend the Merger Agreement to the Board for approval and recommendation to the Company’s common stockholders for adoption.

Based on the unanimous recommendation of the Special Committee and its consideration of the factors that the Special Committee considered, the Board unanimously concluded to approve the Merger Agreement and recommend adoption of the Merger Agreement and approval of the merger by the holders of the Company’s common stock.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the merger and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Opinion of the Company’s Financial Advisor (page [—])

In connection with the merger, Piper Jaffray & Co. (“Piper Jaffray”) served as financial advisor to the Special Committee, delivered an oral opinion to the Special Committee on December 7, 2009 and subsequently confirmed this opinion in writing on December 7, 2009, as to the fairness, from a financial point of view and as of the date of such opinion, of the $8.50 per share consideration to be received in the merger by holders of the Company’s common stock. The full text of Piper Jaffray’s written opinion, dated December 7, 2009, is attached to this proxy statement as Appendix B. Piper Jaffray’s fairness opinion was provided for the benefit of the Special Committee in connection with, and for the purpose of, its evaluation of the $8.50 per share merger consideration for the holders of the Company’s common stock from a financial point of view and does not address any other aspect of the merger. Piper Jaffray’s fairness opinion does not address the merits of the merger relative to other business strategies or transactions potentially available to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. Holders of the Company’s common stock are encouraged to read Piper Jaffray’s fairness opinion carefully in its entirety for a description of Piper Jaffray’s assumptions, procedures, considerations and limitations in connection with its review and opinion.

For more information, please refer to “The Merger—Opinion of the Company’s Financial Advisor.”

Appraisal Rights (page [—] and Appendix C)

Our stockholders have the right under Section 262 of the DGCL to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock and/or Series A Preferred Stock, as applicable, as determined by the Delaware Court of Chancery in a judicial appraisal proceeding. The fair value of shares of our common stock and/or Series A Preferred Stock, as applicable, as so determined, may be more than, the same as or less than the merger consideration to be paid to non-dissenting QuadraMed stockholders pursuant to the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures. QuadraMed stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Appendix C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Treatment of Stock Options and Employee Stock Purchase Plan Shares (page [—])

At the effective time of the merger, each outstanding and unexercised Company stock option, whether vested or not, will be cancelled, and each holder will be entitled to receive an amount of cash, without interest, equal to the product of (x) the total number of shares of QuadraMed common stock subject to such Company stock option multiplied by (y) the excess (if any) of $8.50 over the exercise price per share of QuadraMed common stock under such Company stock option, less applicable taxes. In addition, to the extent that a purchase interval under the Company’s 2008 Employee Stock Purchase Plan (the “ESPP”) is ongoing immediately prior to the effective time of the merger, the ongoing purchase interval will terminate immediately prior to the effective time of the merger and each ESPP participant’s payroll deductions will be applied to the purchase of QuadraMed common stock in accordance with the terms of the ESPP.

Voting Agreements (page [—])

Voting Agreements were entered into by the Parent and each Board member and executive officers Duncan W. James, David L. Piazza, Michael J. Simpson and Brook A. Carlon concurrently with the Company’s execution of the Merger Agreement and as an inducement to the Parent to enter into the Merger Agreement. The Voting Agreements obligate these individuals, solely in their capacity as stockholders of the Company, to vote their shares of common stock, if any, in favor of the adoption of the Merger Agreement and approval of the merger and against any proposal that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate or adversely affect the consummation of the merger and other transactions contemplated by the Merger Agreement, and against any Acquisition Proposal (as defined in the Merger Agreement). The Parent did not pay additional consideration to such persons in connection with the execution and delivery of their respective Voting Agreements. Collectively, the Voting Agreements cover [—]% of the issued and outstanding shares of the common stock of the Company as of the record date for the Special Meeting.

Conditions to Completion of the Merger (page [—])

The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	adoption of the Merger Agreement by the Company’s stockholders;

•

no court or governmental entity of competent jurisdiction shall have enacted any law, statute, rule, regulation or order prohibiting the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	receipt of all regulatory clearances, other than those waived by Merger Sub;

•	expiration or termination of the waiting period applicable to the merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

the Company’s representations and warranties in the Merger Agreement regarding capital structure, Company stock plans, obligations with respect to capital stock, corporate authority, compliance with charter, no liquidation, the absence of a Company material adverse effect, anti-takeover statutes, required votes, and the opinion of the Company’s financial advisor being true and correct in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger;

•

the Company’s representations and warranties in the Merger Agreement regarding capital stock and option information being true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger (other than representations and warranties that by their terms speak as of another date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not increase or would not reasonably be expected to increase the merger consideration by more than $85,000;

•

all other representations and warranties of the Company, the Parent and Merger Sub in the Merger Agreement being true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a material adverse effect on the Company, the Parent or Merger Sub, as the case may be;

•

the Company, the Parent and Merger Sub’s performance of all obligations in all material respects and compliance with all covenants required by the Merger Agreement to be performed or complied with by such party prior to the closing of the merger;

•

as of the closing of the merger, the Company and its subsidiaries possessing on a consolidated basis in bank or brokerage located accounts in the United States (other than cash in an amount not to exceed $2,000,000 in the aggregate which may be located in operating accounts of the Company’s Canadian and United Kingdom subsidiaries) cash and marketable securities totaling at least $15,000,000, of which not less than $7,500,000 shall be in cash (treating all fees and expenses incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby, whether or not paid, as if they were paid in cash prior to the closing of the merger, and none of which marketable securities shall be an auction rate or similar security or involved or potentially involved in a Securities Investors Protection Act action or claim);

•	the Company’s entrance into and maintenance of a specified agreement with a specified business partner; and

•

the Company and the Parent’s delivery to each other of a certificate, dated as of the closing of the merger and signed by a senior officer, certifying to the effect that the above relevant conditions have been satisfied.

The Parent’s ability to secure any necessary merger financing is not a condition of the Parent or Merger Sub to consummate the merger, and the Parent or Merger Sub’s failure to obtain any such financing in and of itself shall not affect the Parent or Merger Sub’s obligations under the Merger Agreement (provided that the underlying causes of any such failure may be considered in determining whether the conditions of the Parent’s obligation to consummate the merger have been satisfied, if such underlying causes would independently result in such conditions not having been met).

Termination of the Agreement and Plan of Merger (page [—])

QuadraMed, the Parent and Merger Sub may terminate the Merger Agreement by mutual written consent at any time prior to the closing of the merger. QuadraMed, the Parent or Merger Sub may also terminate the Merger Agreement if:

•	QuadraMed’s stockholders do not approve the proposal to adopt the Merger Agreement at the Special Meeting or at any postponements or adjournments thereof;

•

the merger has not been consummated by May 6, 2010, provided that the terminating party has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been the proximate cause of the failure of the merger to be consummated by such date; or

•

a governmental order permanently restraining, enjoining or prohibiting the consummation of the merger becomes final and non-appealable after the parties have used their reasonable best efforts to have such order removed, repealed or overturned; provided that the terminating party has not breached its covenants or obligations under the Merger Agreement in any manner.

The Company may also terminate the Merger Agreement if:

•

prior to QuadraMed’s stockholders adoption of the Merger Agreement, the Company’s Board of Directors (the “Board”) or a special committee of the Board comprised entirely of independent and disinterested directors (the “Special Committee”) approves or enters into an alternative acquisition agreement relating to a superior acquisition proposal; provided, that QuadraMed is not then in material breach of its non-solicitation obligations as set forth in the Merger Agreement and pays the Parent the applicable termination fee; or

•

prior to the closing of the merger, the Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that QuadraMed gives the Parent written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating QuadraMed’s intention to terminate the Merger Agreement and the basis for such termination.

The Parent may also terminate the Merger Agreement at any time prior to the closing of the merger if:

•	QuadraMed, the Board or Special Committee accepts, approves, endorses or recommends an alternative acquisition agreement relating to a superior acquisition proposal;

•

the Board or Special Committee, prior to the adoption of the Merger Agreement by QuadraMed’s stockholders, withdraws, modifies or qualifies or proposes publicly to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation that QuadraMed’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby; approves, recommends or endorses another acquisition proposal; or makes other statements that are reasonably calculated or expected to have the same effect;

•

any person or “group” (other than the Parent, its affiliates and certain other excluded owners) becomes a “beneficial owner” (as such terms are defined under Regulation 13D under the Securities Exchange Act of 1934, as amended) of 10% or more of the outstanding shares of QuadraMed’s common stock, or any excluded owner individually acquires an additional 5% or more of the outstanding shares of QuadraMed’s common stock; or

•

QuadraMed breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that the Parent gives QuadraMed written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating the Parent’s intention to terminate the Merger Agreement and the basis for such termination.

Termination Fees and Expenses (page [—])

The Merger Agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the Merger Agreement and the merger will be borne by the party incurring such fees and expenses.

The Merger Agreement provides that QuadraMed will pay the Parent a termination fee of $4.0 million if:

•

QuadraMed terminates the Merger Agreement prior to adoption of the Merger Agreement by QuadraMed’s stockholders because the Board or Special Committee approves or enters into an alternative acquisition agreement relating to a superior acquisition proposal; or

•

the Parent terminates the Merger Agreement because QuadraMed, the Board or Special Committee accepts, approves, endorses or recommends an alternative acquisition agreement relating to a superior acquisition proposal; or

•

the Parent terminates the Merger Agreement because the Board or Special Committee, prior to the adoption of the Merger Agreement by QuadraMed’s stockholders, withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation that QuadraMed’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby; approves, recommends or endorses another acquisition proposal; or makes other statements that are reasonably calculated or expected to have the same effect.

The Merger Agreement also provides that QuadraMed will pay the Parent a termination fee of $4.0 million if:

•	either the Parent or QuadraMed terminates the Merger Agreement because QuadraMed’s stockholders failed to adopt the Merger Agreement;

•

either the Parent or QuadraMed terminates the Merger Agreement because the merger has not been consummated by May 6, 2010; provided that the terminating party has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been the proximate cause of the failure of the merger to be consummated by such date;

•

the Parent terminates this Agreement because a person or “group” (other than the Parent, its affiliates and certain other excluded owners) becomes a “beneficial owner” (as such terms are defined under Regulation 13D under the Securities Exchange Act of 1934, as amended) of 10% or more of the outstanding shares of QuadraMed’s common stock, or any excluded owner individually acquires an additional 5% or more of the outstanding shares of QuadraMed’s common stock; or

•

the Parent terminates this Agreement because QuadraMed breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that the Parent gives QuadraMed written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating the Parent’s intention to terminate the Merger Agreement and the basis for such termination;

and, in any such case, an acquisition proposal (which, for the purposes of this provision, shall mean a transaction involving 50% or more of the Company and/or its assets, rather than 15%) has been publicly announced and not withdrawn, or otherwise becomes publicly known after the date of the Merger Agreement, and, within 12 months after such termination, QuadraMed either enters into a definitive agreement relating to an acquisition proposal or an acquisition proposal is consummated.

The Merger Agreement provides that QuadraMed will reimburse each of the Parent and Merger Sub, up to $800,000 in the aggregate, for all out-of-pocket expenses and fees actually incurred by the Parent, Merger Sub and their affiliates in connection with the Merger Agreement in the event of a termination of the Merger Agreement pursuant to the first, second or fourth bullet point immediately set forth above if neither the Parent nor Merger Sub is in material breach of its material covenants and agreements contained in the Merger Agreement, regardless of whether or not an acquisition proposal is publicly announced or known, or consummated by QuadraMed within 12 months of termination. The amount of such expenses and fees paid by QuadraMed would serve to reduce the amount of any termination fee otherwise payable by QuadraMed.

The effect of the termination fee described above could be to discourage other companies from seeking to acquire or merge with us prior to completion of the merger, and could cause us to reject any acquisition proposal from a third-party that does not take into account the termination fee.

The Merger Agreement provides that the Parent will pay QuadraMed a termination fee of $4.5 million if:

•

QuadraMed terminates the Merger Agreement prior to the closing of the merger, because the Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that QuadraMed gives the Parent written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating QuadraMed’s intention to terminate the Merger Agreement and the basis for such termination; or

•

either the Parent or QuadraMed terminates the Merger Agreement because the merger has not been consummated by May 6, 2010; provided that the terminating party has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been the proximate cause of the failure of the merger to be consummated by such date;

if, in either such case, all of the conditions to the Parent’s and Merger Sub’s obligation to consummate the merger set forth in the Merger Agreement are satisfied as if the date of such satisfaction was the closing date of the merger and the merger shall not have occurred due to a breach of the Merger Agreement by the Parent or Merger Sub (which shall be deemed to have occurred if the Parent has not closed as of May 6, 2010 and all of the conditions to the Parent’s and Merger Sub’s obligation to consummate the merger are satisfied as of the business day prior to May 6, 2010). In the event that the Parent is required to pay a termination fee under the Merger Agreement, the Parent would have no right to receive any termination fee otherwise payable by QuadraMed under the Merger Agreement.

Acquisition Proposals from Third Parties (page [—])

Subject to certain exceptions, QuadraMed has agreed not to initiate, solicit or knowingly encourage any inquiries, proposals or offers from any third party relating to an acquisition of QuadraMed; engage in any discussions or negotiations regarding any such acquisition proposal; approve or recommend, or publicly propose to approve or recommend any such acquisition proposal; or enter into an agreement relating to any such acquisition proposal or requiring QuadraMed to terminate the Merger Agreement or fail to consummate the merger.

Notwithstanding these restrictions, however, the Merger Agreement provides that, under specified circumstances and prior to the adoption of the Merger Agreement by QuadraMed’s stockholders, if QuadraMed, without knowingly, intentionally or materially breaching its non-solicitation obligations, receives a bona fide acquisition proposal from a third party and the Board or Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior acquisition proposal and that failure to take such action would be inconsistent with its fiduciary duties to QuadraMed’s stockholders, then QuadraMed may furnish certain information to the third party making such acquisition proposal and participate in discussions or negotiations with such third party regarding such acquisition proposal.

Also, notwithstanding the above restrictions, the Merger Agreement provides that, upon satisfying specified conditions (including QuadraMed giving the Parent an opportunity to negotiate adjustments to the terms of the Merger Agreement and paying any applicable termination fee if it terminates the Merger Agreement), the Board or Special Committee may withdraw, modify or qualify its recommendation that QuadraMed’s stockholders adopt the Merger Agreement; approve, recommend or endorse another acquisition proposal; or terminate the Merger Agreement and enter into a definitive agreement with respect to another acquisition proposal which they conclude in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior acquisition proposal, if the Board or Special Committee determines in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties to QuadraMed’s stockholders.

Limited Guarantee (page [—])

Pursuant to a limited guarantee delivered by Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., which we refer to collectively as “Francisco Partners,” in favor of the Company, dated December 7, 2009, Francisco Partners has agreed to guarantee the punctual performance and discharge of the Parent’s payment obligations under the Merger Agreement in the event of a termination or breach of the Merger Agreement under circumstances in which the Parent’s obligation to pay a termination fee of $4.5 million to the Company is triggered.

Financing (page [—])

In connection with the merger, Francisco Partners has entered into a debt commitment letter dated November 24, 2009, with Wells Fargo Foothill, LLC and Silicon Valley Bank for up to $60 million in a senior secured credit facility. Consummation of the merger is not subject to a financing condition, but is subject to customary conditions to closing, as further discussed in “The Agreement and Plan of Merger—Conditions to Closing.”

Regulatory Approvals (page [—])

The HSR Act and rules thereunder prohibit the Company, the Parent and Merger Sub from completing the merger until the parties have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods have terminated. The Company and the Parent filed the requisite notifications on December 23, 2009.

Interests of Certain Persons in the Merger (page [—])

In considering the merger, stockholders should be aware that the Company’s executive officers and directors may have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending that the Merger Agreement be adopted by the common stockholders of the Company. These interests include the following:

•	the automatic cash-out of all Company stock options, including those held by our executive officers and directors, upon a change in control;

•

the termination of the then-current purchase interval under the QuadraMed 2008 Employee Stock Purchase Plan (the “ESPP”) immediately prior to the effective time of the merger and the application of each participant’s payroll deductions for such purchase interval to the purchase of QuadraMed common shares at the applicable purchase price and in accordance with the terms of the ESPP;

•

severance payments for certain terminations of employment in connection with or following a change in control that may occur in connection with the merger, although certain executive officers waived certain of their rights to these severance amounts in connection with the merger;

•

discussions between the Parent and its affiliates and certain executive officers about possible participation in equity compensation plans of the surviving corporation following the closing of the merger, as discussed below under “Arrangements with the Surviving Corporation”;

•

the receipt by the Chairman of the Special Committee and other independent and disinterested directors of certain fees for their respective services on the Special Committee for a period of three months; and

•	the rights to indemnification and directors’ and officers’ liability insurance for the benefit of QuadraMed’s executive officers and directors that will survive consummation of the merger.

Arrangements with the Surviving Corporation (page [—])

The Parent has indicated its belief that the continued involvement of the Company’s executive officers is integral to the Company’s future success. Concurrently with the execution of the Merger Agreement certain executive officers executed letters with the Parent (the “Waiver Letters”) under which each such executive waived his or her ability to voluntarily terminate his or her employment with the Company and claim an involuntary termination as a result of merger alone, or any change in the executive’s position with the Company that materially reduces under his or her existing employment agreements with QuadraMed his or her level of responsibility and that results from the delisting of the Company’s shares from the NASDAQ Global Market, the termination of the Company’s obligations to file periodic and current reports with the SEC or the Company becoming a wholly owned subsidiary of the Parent. In addition, pursuant to his Waiver Letter, Duncan W. James, the Company’s Chief Executive Officer, waived the right to voluntarily terminate his employment in connection with or within three months following a change in control and claim severance benefits. The Waiver Letters provide that the Parent will cause the executives’ employment agreements to remain in continued effect without any other waiver of rights following the consummation of the merger.

Except as provided in the Waiver Letters, as of the date of this proxy statement, no specific discussions have occurred between the Company’s executive officers and the Parent with respect to employment, compensation, Board service or other matters relating to the executive’s role in the surviving corporation, except that the Parent has stated that it plans, in general, to continue the employment terms and conditions of Messrs. James, David Piazza, Michael Simpson and Ms. Brook Carlon as set forth in their existing employment agreements (as modified by their Waiver Letters), as noted in the preceding paragraph, that it may grant options to purchase equity in the surviving corporation to Mr. James in an amount equal to 4% of the surviving corporation’s common stock on a fully diluted basis and Mr. Piazza in an amount of approximately 1-1.5% of such stock.

Market Price and Dividend Data (page [—])

The Company’s common stock is listed on the NASDAQ Global Market under the symbol “QDHC.” On December 7, 2009, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $6.41 per share. On [—], 2010, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $[—], and the high and low prices for our common stock were $[—] and $[—], respectively.

Material U.S. Federal Income Tax Consequences of the Merger (page [—])

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. holders for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of the Company’s common stock or Series A Preferred Stock, as the case may be, exchanged for cash in the merger. If the shares of the Company’s common stock or Series A Preferred Stock, as the case may be, are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of QuadraMed common stock or Series A Preferred Stock exceeds one year. There are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects of the merger to you.

Litigation Related to the Transaction (page [—])

On December 17, 2009, a purported stockholder class action was filed by an individual stockholder in the Delaware Court of Chancery against members of the Board, the Company, the Parent and Merger Sub styled as Vincent Pirrello v. Duncan James, et al., C.A. No. 5149-VCS. The complaint seeks certification of a class of all of the Company’s common stockholders who have been allegedly harmed by the defendants’ actions challenged in the complaint. In particular, the complaint alleges that the defendant directors have breached their fiduciary and other duties, and that the Company and Francisco Partners have aided and abetted such breaches of those fiduciary and other duties owed the corporate defendants. The complaint seeks entry of an order temporarily and permanently enjoining the proposed transaction, compensatory damages, costs and disbursements, including plaintiff’s counsel’s fees and experts’ fees, and other relief. The Company, Board, the Parent, and Merger Sub believe this lawsuit is without merit and intend to defend the claims raised against them in the lawsuit vigorously.

Delisting and Deregistration of QuadraMed Common Stock (page [—])

If the transaction is completed, the Company will no longer be a public company. The Company’s common stock will no longer be traded on the NASDAQ Global Market and will be deregistered or suspended under the Exchange Act. Accordingly, the Company would cease making reports pursuant to Section 13 or Section 15(d) under the Exchange Act.

Adjournments and Postponements (page [—])

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

THE SPECIAL MEETING

The Company is furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting, and at any adjournments or postponements of the Special Meeting.

Date, Time and Place

The Special Meeting will be held at 9:00 AM local time on [—], 2010, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190.

Purpose of Special Meeting

At the Special Meeting, we will ask holders of the Company’s common stock to adopt the Merger Agreement and approve the merger contemplated thereby. The Board has unanimously resolved that the execution of the Merger Agreement and the merger are advisable, fair to, and in the best interests of the Company’s stockholders and has unanimously recommended the adoption of the Merger Agreement and approval of the merger by the Company’s common stockholders at the Special Meeting.

The Board unanimously recommends that all of the Company’s common stockholders vote FOR the adoption of the Merger Agreement and approval of the merger.

The Board also unanimously recommends that the Company’s common stockholders vote FOR approval of adjournments of the Special Meeting to a later date or time, if necessary, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Record Date; Stock Entitled to Vote; Quorum; Adjournment

Only holders of record of the Company’s common stock at the close of business on [—], 2010, the record date for the Special Meeting, are entitled to vote at the Special Meeting. As of the record date, [— ] shares of the Company’s common stock were issued and outstanding and held by approximately [—] holders of record.

A quorum will be present at the Special Meeting if a majority of the shares of the Company’s common stock that are issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the Special Meeting. Shares of the Company’s common stock represented at the Special Meeting but not voting, including shares of the Company’s common stock for which proxies have been received but for which stockholders have abstained from voting, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the Special Meeting. The Company’s bylaws provide that any meeting of stockholders may be adjourned to another time and to any other place at which a meeting of stockholders may be held under the bylaws by those stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It is not necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. However, if the adjournment is to a date that is more than 30 days after the original meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Under the terms of the Merger Agreement, the Company may adjourn or postpone the Special Meeting with the Parent’s consent, and must adjourn or postpone the Special Meeting if the Parent requests, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s stockholders or, if as of the time the Special Meeting is scheduled, there are insufficient shares of the Company’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business at the Special Meeting.

In addition, the Board is seeking approval of adjournments of the Special Meeting to a later date or time, if necessary, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Votes Required

Proposal 1 to adopt the Merger Agreement and approve the related merger requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock issued and outstanding on the record date. If a holder of the Company’s common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote “against” Proposal 1. If a common stockholder holds shares in “street name” through a broker, bank or other nominee, such stockholder must direct its broker, bank or other nominee to vote in accordance with the instructions it has received from its broker, bank or other nominee. Brokers, banks or other nominees who hold shares of the Company’s common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These “broker non-votes” will have the effect of votes “against” the adoption of the Merger Agreement and approval of the related merger.

Proposal 2 to approve adjournments of the Special Meeting to a later date or time, if necessary, to facilitate the adoption of the Merger Agreement by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement, requires the affirmative vote of a majority of the shares of the Company’s common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, even if less than a quorum. Accordingly, broker non-votes and not voting at the Special Meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal.

Holders of record of the Company’s common stock on the record date are entitled to one vote per share on each matter to be considered at the Special Meeting.

As of the record date, the Company’s directors and executive officers, and their affiliates, had the right to vote [—] shares of the Company common stock, or [—]% of the Company’s issued and outstanding common stock at that date. These shares were previously committed to be voted in favor of adoption of the Merger Agreement and against any competing solicitation in Voting Agreements executed between such directors and executive officers and the Parent.

Voting Agreements

Contemporaneously with the execution of the Merger Agreement and as an inducement to the Parent to enter into the Merger Agreement, each member of the Board and executive officers Duncan W. James, David L. Piazza, Michael J. Simpson and Brook A. Carlon entered into voting agreements with the Parent (the “Voting Agreements”), pursuant to which each such person, in his or her capacity as a stockholder of the Company agreed to vote any shares of common stock held by such person, if any: (i) in favor of adoption of the Merger Agreement and approval of the merger, and any actions required in furtherance of the Merger Agreement and merger, and (ii) against any proposal that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate or adversely affect the consummation of the merger and other transactions contemplated by the Merger Agreement, and against any acquisition proposal (as defined in the Merger Agreement). Pursuant to the Voting Agreements, each such person also granted to the Parent a proxy to vote the common stock owned by such person, as well as any and all other shares of the Company’s common stock which such person may own of record after the date of the Voting Agreement to which such person is a party, with respect to any of the foregoing matters at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders. Pursuant to the Voting Agreements, each such person has also agreed (a) not to transfer any of his or her shares of the Company’s common stock or make any offer to transfer any of its shares of the Company’s common stock, (b) not to make any press release or public announcement with respect to the Company’s business or affairs, subsidiaries, the Parent or Merger Sub without the prior written consent of the Parent, (c) to waive any rights of appraisal pursuant to Section 262 of the DGCL and any similar rights, in each case to the extent relating to the merger or any related transaction, and (d) not to enter into any other agreement inconsistent with the terms and conditions of the Voting Agreement or related proxy, or that addresses any of the subject matters addressed in the Voting Agreement and related proxy. Each Voting Agreement expires upon the earliest to occur of (i) such date and time as the merger shall become effective in accordance with the terms of the Merger Agreement, (ii) such date and time as the Merger Agreement shall have been terminated in accordance with its terms, or (iii) such date and time as written notice has been provided by Parent to such stockholder of the termination of the Voting Agreement.

Voting of Proxies

All shares of common stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by such stockholders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the Merger Agreement and “for” approval of adjournments of the Special Meeting to a later date or time, if necessary, if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement. Pursuant to Delaware law, the Company’s bylaws and the Merger Agreement, no matter other than the proposals to adopt the Merger Agreement and to adjourn the Special Meeting, if necessary, will be brought before the Special Meeting.

Revocability of Proxies

A holder of our common stock who has granted a proxy on the enclosed form of proxy may revoke the proxy at any time prior to its exercise by:

•	filing with the Company’s Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the Special Meeting and voting in person; however, attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

If a stockholder has instructed its broker to vote its common shares, the stockholder must follow directions received from its broker to change these instructions.

Solicitation of Proxies

The Company will bear all costs related to the solicitation of proxies, including the printing and mailing of this proxy statement. The Company has retained [—] to aid in the solicitation of proxies and to verify records relating to the solicitation. The Company will pay [—] a fee for its services of $[—], fees per call to stockholders and expense reimbursement. In addition, the Company’s directors, officers and employees may, without additional compensation, solicit proxies from the Company’s common stockholders by mail, telephone, facsimile, or in person. However, the Company notes that certain members of the Board and the Company’s officers may have interests in the merger that may be different from, or in addition to, the Company’s common stockholders. Please refer to “The Merger—Interests of Certain Persons in the Merger.”

Stockholders are encouraged to submit their proxies by mail, telephone or internet without delay. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to the Company’s common stockholders and getting voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to the Company’s stockholders as soon as practicable after completion of the merger.

Questions and Additional Information

QuadraMed stockholders may contact the Company or our proxy solicitor [—] at [—] with questions about proxies.

Availability of Documents

You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—]. For ten days prior to the Special Meeting, the list of QuadraMed stockholders entitled to vote at the Special Meeting will be available for inspection at QuadraMed’s offices located at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190.

ADOPTION OF THE MERGER AGREEMENT

(Proposal 1)

THE MERGER

Description of the Merger

The Board, based on the unanimous recommendation of its Special Committee, which is comprised of all of the independent and disinterested members of the Board, has unanimously approved the Merger Agreement and merger in which QuadraMed will become a wholly owned subsidiary of the Parent. If a majority of the outstanding shares of the Company’s common stock are voted to adopt the Merger Agreement, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of the Parent, will merge with and into the Company, with the Company remaining as the surviving company in the merger and continuing to do business following the transaction. Each of the Parent and Merger Sub are newly formed affiliates of Francisco Partners, one of the world’s largest technology-focused private equity funds.

If the merger is consummated, you will be entitled to receive merger consideration in the amount of $8.50, without interest and less any applicable withholding tax, in exchange for each share of Company common stock you hold at the effective time of the merger. Holders of the Series A Preferred Stock will be entitled to receive $13.7097, without interest and less any applicable withholding tax, in exchange for each share of the Company’s Series A Preferred Stock they hold at the effective time of the merger. The per-share consideration to the Series A Preferred Stock represents the common-equivalent consideration for such Series A Preferred Stock based on its current conversion ratio and the per common share merger consideration of $8.50. Following consummation of the merger, you will have the right to the applicable merger consideration, but all of your other rights as a QuadraMed stockholder will cease and you will not own any shares of capital stock of the surviving corporation. Your receipt of the merger consideration requires that you exchange your stock certificates or book entry shares in accordance with the instructions to be contained in a letter of transmittal that will be sent to you or your broker shortly after consummation of the merger.

As a result of the merger, the Company will cease to be a public company. While the Company’s common stock is currently registered under the Exchange Act, and trades on the NASDAQ Global Market under the symbol “QDHC,” following the merger, QuadraMed common stock will be delisted from the NASDAQ Global Market, and its registration under the Exchange Act will be terminated or suspended.

This discussion of the merger and Merger Agreement in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this proxy statement. You are encouraged to read the Merger Agreement in its entirety, as its terms govern the merger.

Background of the Merger

The Company’s Board and senior management have periodically reviewed the Company’s business plans and strategic opportunities, considering QuadraMed’s competitive market, growth and revenue potential, and the possibility and viability of potential strategic alternatives, such as mergers, acquisitions and financings, each with a goal toward maximizing stockholder value.

The Company has received unsolicited oral inquiries and written indications of interest over the last several years from a number of parties, including Francisco Partners, regarding a possible acquisition of the Company. Except as specified below, none of these inquiries or letters resulted in more than preliminary discussions or involved the Company’s provision of nonpublic information.

The Company has engaged Crowell & Moring LLP (“Crowell & Moring”) as its outside corporate counsel since August 2005, and has worked with certain representatives of Crowell & Moring since October 2003, when such representatives were affiliated with a previous law firm.

Previous Discussions

In the spring of 2005, the Company engaged a financial advisor (which engagement terminated in 2007) to assist the Company in connection with a potential change of control transaction. The Company’s former financial advisor coordinated the solicitation of a number of potential bidders, both strategic and financial, and the Company engaged in discussions with several interested parties, including Francisco Partners and another private equity firm (“Bidder A”). These discussions did not result in transaction proposals that were acceptable to the Company and were terminated in the summer of 2005.

In the spring of 2006, the Company received an unsolicited offer to purchase the Company from another private equity firm (“Bidder B”). The Company engaged in discussions with Bidder B, but these discussions did not result in a transaction proposal that was acceptable to the Company and were terminated in the fall of 2006.

In the spring of 2007, Mr. Keith B. Hagen, the Company’s then Chief Executive Officer, informed the Board that a company was soliciting offers for the acquisition of one of its wholly-owned business units (“Target X”). In connection with these discussions, the Company retained Piper Jaffray & Co. (“Piper Jaffray”) to advise the Company in its review of the acquisition and explored potential ways of financing the acquisition. The Company met with potential sources of equity financing, including Francisco Partners, regarding the Company’s potential issuance of a new Series B preferred stock that would permit the Company to make a viable offer for Target X and help finance the acquisition, if necessary. From the spring to early summer of 2007, the Company negotiated the terms of a Series B Preferred Stock financing with Francisco Partners in order to finance the acquisition of Target X, with the offering contingent upon the Company’s successful bid for Target X. The Company was outbid by another participant in the second round of bidding, and the Company did not proceed with the potential Target X acquisition.

Between October 10 and 16, 2008, a representative from Francisco Partners contacted multiple members of the Board and indicated that Francisco Partners was reviewing the Company, based on publicly available information, and was preparing to submit an offer to acquire the Company. These Board members directed the representative from Francisco Partners to contact then Board Chairman, Robert L. Pevenstein.

On October 27, 2008, Francisco Partners submitted to the Board, via Mr. Pevenstein, an unsolicited non-binding indicative offer, in the form of a letter of intent, to purchase the Company for a price of $11.00 per share of the Company’s common stock. The offer specified that it was neither contingent on Francisco Partners’ ability to raise any debt or other capital from third party sources nor on any specific course of action by the holders of the Company’s Series A Preferred Stock. The offer further specified that because of its familiarity with the Company, Francisco Partners was prepared to complete its due diligence for a potential transaction quickly and on a limited basis. Mr. Pevenstein informed Francisco Partners that he was in receipt of the indicative offer and the Board would discuss it at its regularly scheduled meeting on November 6, 2008.

On November 6, 2008, the Board met in person at the Company’s headquarters for a regularly scheduled meeting, and a representative of the Company’s outside counsel, Crowell & Moring, was in attendance. Following transaction of regular Board business and discussion of the Company’s third quarter 2008 performance and fourth quarter 2008 forecast, the Board members discussed the Francisco Partners’ non-binding indication of interest that Mr. Pevenstein had circulated to the Board members in advance of the meeting. The Board discussed the Company’s strategic alternatives and the attractiveness of the offer in light of then-current Company performance, earnings and forecasts, including the adequacy of the $11.00 per common share offer price from Francisco Partners and the other material elements of the indicative offer. In light of the Company’s 2005, 2006 and 2007 negotiations, possible transactions and related due diligence, as described above, the Board discussed its concerns that previous potential transactions had diverted the attention and efforts of the Company’s management away from the conduct of the Company’s business. Accordingly, the Board indicated that it viewed Francisco Partners’ statement regarding its ability to complete its due diligence for the proposed transaction quickly and on a limited basis to be a positive factor.

After determining that the Francisco Partners nonbinding indication of interest was sufficiently compelling to merit further negotiation, the Board unanimously determined that it was in the best interests of the Company and its stockholders to establish a special committee comprised solely of independent and disinterested members of the Board (the “Committee”). All of the Company’s then-current independent and disinterested directors, Robert W. Miller, James E. Peebles, Julian A. L. Allen and Mr. Pevenstein, were appointed to this Committee, and Mr. Pevenstein was appointed to serve as chairman of the Committee. The newly formed Committee directed Mr. Pevenstein to respond to Francisco Partners that the Committee would consider an offer of $13.00 per share of common stock and that in light of the solicited and unsolicited acquisition offers received by the Company in recent years, the Committee would forego a solicitation for other bidders at that time and instead seek to discharge its fiduciary duty in an acquisition transaction by use of a customary “go-shop” period following execution of a definitive merger agreement, during which the Committee and its financial advisor would solicit and explore other potential acquisition proposals. Mr. Pevenstein contacted Francisco Partners on November 7, 2008 and, during this conversation, also requested more clarity with respect to various aspects of Francisco Partners’ proposal, and discussed with Francisco Partners the timing for the negotiation of a definitive merger agreement and completion of due diligence and the circumstances under which Francisco Partners would be permitted to communicate directly with the holders of the Series A Preferred Stock prior to consummation of a potential transaction.

On November 11, 2008, Bidder B submitted an unsolicited letter of intent to Mr. Pevenstein, offering to purchase all of the Company’s common stock at $8.00 per share and requesting exclusivity for a period of 20 business days.

On or about November 16. 2008, a representative of Francisco Partners informed Mr. Pevenstein that Francisco Partners could not increase its offer price above $11.00 per common share.

On November 17, 2008, the Committee conducted a meeting with representatives of Crowell & Moring and Lawrence P. English, a disinterested Board member not on the Committee, in attendance. At this meeting, the Committee discussed its fiduciary duties in light of the offers the Company had received, and Francisco Partners’ response that it could not increase its bid above $11.00 per common share. The Committee heard presentations and proposals by two financial advisors and, after discussion, resolved to retain Piper Jaffray as the Committee’s financial advisor in connection with the proposed transaction.

On November 19, 2008, William K. Jurika, a former and future member of the Company’s Board and holder of approximately 8% of the Company’s outstanding common stock, was retained as an unpaid consultant to the Committee and executed a non-disclosure agreement.

At the December 10, 2008 Committee meeting conducted by conference call, which was also attended by Messrs. English and Jurika, representatives of Crowell & Moring and Piper Jaffray, a representative of Piper Jaffray reported on the offers from Francisco Partners and Bidder B, each of which represented a premium over the Company’s then-current trading price, and the Company’s historical valuation and preliminary valuation summary. The Committee discussed the possible consideration payable in respect of the Series A Preferred Stock in a transaction not constituting a liquidation of the Company under the terms of the Series A Preferred Stock. The Committee discussed the offers from each of Francisco Partners and Bidder B and resolved to pursue a non-binding letter of intent with Francisco Partners reaffirming the $11.00 per share stock price, with a “go shop” solicitation provision allowing the Company a period to actively solicit other bids following the entry into a merger agreement with Francisco Partners, and setting terms and timelines for the negotiation and due diligence process to minimize the disruption to the Company and management. The letter of intent also provided for an exclusivity period having an expiration date of January 21, 2009.

Following this meeting, on December 12, 2008, the Committee presented to Francisco Partners a proposed letter of intent. The parties negotiated this letter of intent, and it was executed by Mr. Pevenstein on behalf of the Committee on December 17, 2008; the letter of intent specified an $11.00 per common share offer price, that Francisco Partners’ offer was not contingent on debt or other third-party financing or any specific course of action with respect to the Series A Preferred Stock, and that the due diligence process would be streamlined and expedited in light of Francisco Partners’ previous due diligence on the Company.

The Company and Francisco Partners entered into a non-disclosure agreement, including a one year standstill provision, on December 31, 2008.

Francisco Partners’ legal counsel, Shearman & Sterling LLP (“Shearman & Sterling”), distributed a draft merger agreement to representatives of Crowell & Moring on January 6, 2009. Representatives of Shearman & Sterling and Crowell & Moring drafted, revised and negotiated the provisions of the merger agreement and associated transaction documents and coordinated on due diligence from January 6 through March 4, 2009.

The Company’s senior executive team presented a two-day management presentation to representatives of Francisco Partners on January 7 and 8, 2009, at which presentation representatives of Piper Jaffray and Crowell & Moring and potential lenders to Francisco Partners were also in attendance. An electronic diligence dataroom was made available to Francisco Partners and its representatives shortly after these meetings.

On January 16, 2009, the Committee met by telephonic conference call, with Mr. Jurika and representatives from Crowell & Moring and Piper Jaffray in attendance. Mr. English, who had previously been determined to be disinterested, became independent under the Company’s guidelines as of January 1, 2009, with the passage of three years since his service as the Company’s chief executive officer, and was added to the Committee. The Committee reviewed the status of the negotiations and the issues of significance in the proposed merger agreement identified by the representatives of Crowell & Moring, including the treatment of the Series A Preferred Stock in light of Francisco Partners’ letter of intent.

On January 22, 2009, a Committee meeting was held by telephonic conference call with representatives of Crowell & Moring in attendance, in respect of the expiration of and Francisco Partners’ request for extension of the exclusivity period in its letter of intent. The Committee discussed the current status of negotiations and indicated that an extension would be granted until January 27, 2009, conditioned upon Francisco Partners’ reaffirming that it currently foresaw no reduction in its $11.00 per share offer and an affirmation of no financing contingency. A representative of Francisco Partners agreed to these conditions in writing on January 23, 2009, and indicated that he envisioned that due diligence and finalization of a merger agreement would be completed by February 4, 2009. Accordingly, the Committee agreed to extend Francisco Partners’ exclusivity period to January 27, 2009.

With the expiration of the January 27, 2009 exclusivity period, the Committee met on January 27, 2009, along with representatives from Piper Jaffray and Crowell & Moring to discuss the status of negotiations. After discussion about whether or not to proceed with a transaction, on January 27, 2009, at the Committee’s request, Mr. Pevenstein sent a letter to Francisco Partners on behalf of the Committee indicating that Francisco Partners’ extended exclusivity period had expired, that Francisco Partners had been provided with all necessary due diligence materials to finalize the transaction and that discussions between the parties regarding a possible transaction would terminate if the parties did not execute a definitive agreement by February 13, 2009.

On January 30, 2009, Committee member Mr. Allen met with a representative of Francisco Partners, at such representative’s request. At this meeting, the representative briefed Mr. Allen on the status of its transaction diligence and informed Mr. Allen that Francisco Partners would require that the Series A Preferred Stock be cashed out in a merger, although the exercise of appraisal rights by the holders of Series A Preferred Stock would not be a condition of closing under the merger agreement. The representative indicated that Francisco Partners’ investment committee’s final approval would be necessary to approve the transaction.

On February 4, 2009, representatives from Crowell & Moring and Shearman & Sterling discussed the open items in the draft merger agreement. The Shearman & Sterling representatives indicated that because the holders of Series A Preferred Stock have the right to convert to common stock at any time, allowing the Series A Preferred Stock to remain outstanding presented an unacceptable uncertainty to Francisco Partners regarding its cash needs at any given time prior to, upon or following the closing of an acquisition. As a result, they said, Francisco Partners was requiring that the stock be converted into the right to receive cash consideration at the as-converted rate upon the closing of the transaction in a merger, and confirmed that the exercise of appraisal rights by the holders of Series A Preferred Stock would not be a condition of closing under the merger agreement.

At a February 5, 2009 Committee meeting held by teleconference, at which representatives of Crowell & Moring were in attendance, the Committee members discussed Francisco Partners’ requirement that the Series A Preferred Stock be cashed out at closing.

On February 9, 2009, Mr. Hagen delivered a presentation to Francisco Partners’ investment committee and proposed lenders on the Company and its go-forward business plan. On February 10, 2009, a representative of Piper Jaffray communicated to the Committee that on the evening of February 9, 2009, a representative of Francisco Partners informed him that its investment committee declined to provide final approval for the proposed transaction at the $11.00 offer price, due primarily to their due diligence review, including their discomfort with the Company’s near-term challenges and the risks to the Company’s 2009 budget, Department of Veterans’ Affairs contract renewal, and the ability of the Company to achieve the cost-cutting objectives identified by Francisco Partners. At this time, the conversation terminated as the representative from Piper Jaffray cited the language of the letter of intent regarding price reductions, and Francisco Partners’ access to the electronic dataroom was terminated. The representative from Francisco Partners detailed other risks to the Company’s business in a subsequent conversation, including declines in the Company’s Quantim business and conversions to QCPR, and lack of ICD-10 and CCHIT certification compared to key competitors. In a follow-up conversation between the representative of Francisco Partners and Mr. Hagen, the Company’s then-current Chief Executive Officer, the Francisco Partners’ representative indicated his belief that the Francisco Partners investment committee would have approved a transaction in the $9.50-$10.00 range.

The Committee discussed these developments at a meeting by telephonic conference call attended by representatives of Crowell & Moring and Piper Jaffray on February 12, 2009. After discussion, the Committee members unanimously resolved to terminate discussions with Francisco Partners and instructed Mr. Pevenstein to deliver a letter to Francisco Partners formally terminating exclusivity for the proposed transaction.

On February 17, 2009, a representative of Francisco Partners contacted Committee member Mr. English seeking to reestablish negotiations on a transaction. Mr. English stated that all communications should be conducted through Piper Jaffray. On February 19, 2009, the representative from Francisco Partners submitted an amended offer letter with a revised price of $9.50 per common share to Piper Jaffray, stating that the Francisco Partners investment committee had given authorization for a transaction at this price, subject to the satisfactory completion of open due diligence items and negotiation of the proposed merger agreement, and with a requirement that the Series A Preferred Stock be cashed out at closing. On February 20, 2009, Piper Jaffray circulated an updated valuation analysis to the Committee to reflect Francisco Partners’ initial and revised proposals.

On February 22, 2009, the Committee met via teleconference, with Mr. Jurika and representatives from Crowell & Moring in attendance. The Committee discussed at length the revised Francisco Partners’ offer in light of the Company’s present situation, including the Company’s operating challenges and the Board’s recent decision to make changes in the Company’s executive management. The Committee members resolved to reject the February 19, 2009 offer letter and grant Francisco Partners an additional period of due diligence and agree to the cash-out of the Series A Preferred Stock at the time of the merger, if Francisco Partners presented a revised offer letter with a firm price of $11.00 per common share by February 23, 2009. At the Committee’s instruction, Mr. Pevenstein submitted these requirements in writing to Francisco Partners on February 22, 2009.

On February 23, 2009, Francisco Partners submitted to the Committee a revised offer letter that increased the offer price to $11.00 per share, provided for a week of additional due diligence and made the offer contingent on the completion of certain due diligence items, but lacked a commitment that Francisco Partners’ investment committee had approved the proposed offer.

The Committee met in person on February 23, 2009, along with representatives of Crowell & Moring. Representatives of Piper Jaffray participated in the meeting by teleconference. A representative from Piper Jaffray reported that Francisco Partners’ February 23, 2009 offer letter lacked investment committee approval because the investment committee had declined to consider approving the revised offer until Francisco Partners had completed all of its due diligence. The Committee discussed the elements of the February 23, 2009 offer letter. The Committee members resolved to inform Francisco Partners that its February 23, 2009 offer letter was rejected, but that the Committee would grant Francisco Partners until March 4, 2009 to submit an amended offer letter revised only to indicate that investment committee approval had been obtained for the terms of the offer letter and that no further due diligence items were open, a merger agreement in final form and a commitment to execute the merger agreement no later than March 11, 2009. Mr. Pevenstein submitted a letter to this effect to Francisco Partners on February 24, 2009, which was countersigned by a representative of Francisco Partners on that same day.

On March 4, 2009, the Committee received an offer letter from Francisco Partners for $9.50 per share of common stock. The letter indicated the offer had been approved by its investment committee and due diligence was complete and included a revised draft of the proposed merger agreement. The Committee discussed this new offer letter at a telephonic meeting on March 5, 2009, which was also attended by representatives of Crowell & Moring and Piper Jaffray. The members reviewed the open items in the draft merger agreement, but focused their attention on the lowered offer price of $9.50 per share of common stock. In light of the reduced offer price and concerns about (i) the parties’ ability to reach agreement on the final terms of the definitive merger agreement by the Committee’s March 11, 2009 deadline, (ii) the continued diversion of the time and attention of the Company’s management caused by the potential transaction, and (iii) the continuation of negotiations into a fifth month following Francisco Partners’ October 2008 offer that had proposed an expedited diligence and negotiation process for the transaction, the Committee determined to not engage in any further discussions with Francisco Partners, unless Francisco Partners committed to a price above $9.50 per share of common stock. At the Committee’s instruction, Mr. Pevenstein sent a letter to Francisco Partners terminating discussions of a proposed acquisition of the Company. From March 15 to March 20, 2009 representatives of Francisco Partners and its financial advisor contacted members of the Committee in an attempt to reopen negotiations. The Committee resolved in an executive session of a March 20, 2009 Board meeting, at which representatives of Crowell & Moring were present, to insist that all further communications be directed to Mr. Pevenstein and reiterate that any further Francisco Partners offers or negotiations needed to be in writing. On March 20, 2009, Mr. Pevenstein communicated this message to representatives of Francisco Partners’ financial advisor and stated that if any improved offer was to be made, considering contemplated executive changes and other strategic actions deemed by the Committee to be mutually exclusive with the Francisco Partners’ conversations, it needed to be submitted by March 23, 2009. On March 23, 2009, a representative of Francisco Partners contacted Mr. Pevenstein and indicated that no further offer would be forthcoming from Francisco Partners.

On June 12, 2009, a strategic party who had contacted the Company on an unsolicited and preliminary basis in the past (“Bidder C”) submitted a nonbinding proposal letter to Mr. Pevenstein, based on publicly available information regarding the Company, offering to acquire the Company for $8.00 – $8.50 per share of the Company’s common stock and an equivalent amount for the Series A Preferred Stock on an as-converted basis. This nonbinding proposal specified that Bidder C proposed an all-cash offer to be paid entirely from Bidder C’s existing cash, but that Bidder C would also be willing to consider a mix of cash and Bidder C stock for the transaction consideration. The Board discussed the offer and instructed Mr. Pevenstein to inform Bidder C that the Company appreciated the interest, but was not currently in a position to entertain the offer because of its search for a new chief executive officer and other strategic actions as noted above.

The Merger

On August 31, 2009, a private equity firm (“Bidder D”) submitted a nonbinding indication of interest to all members of the Board, offering $10.00 per share for the Company’s common stock and the $25.00 face value per share for the Series A Preferred Stock, for an estimated total enterprise value of $183.6 million. In response to this indication, the recently appointed Board Chairman Mr. Peebles called a meeting of the Board on September 2, 2009. At the September 2, 2009 Board meeting, which was attended by all members of the Board, in addition to representatives of Crowell & Moring and Piper Jaffray, Duncan W. James, the Company’s newly appointed Chief Executive Officer, informed the Board that based on his preliminary review of the Company, which was still ongoing, the Company’s near- and mid-term outlook was not strong, particularly in light of what the Company’s competitors were believed to be doing. The Board considered the proposed enterprise value reflected in Bidder D’s indication letter and determined that it was an attractive offer; however the Board also determined that more information would be necessary from Bidder D to more fully understand the offer and to assess whether the total enterprise value would be apportioned equally across all shares. Mr. Pevenstein informed the Board that he had received recent calls from other financial and strategic buyers, but no bona fide offers or offers as attractive as Bidder D’s had been communicated.

At the end of the September 2, 2009 Board meeting, the Board resolved to form a special committee comprised of all of the independent members of the Board (the “Special Committee”), consisting of Messrs. Miller, Peebles, English, Jurika (who joined the Board on April 29, 2009) and Pevenstein, all of whom were determined to be disinterested, and appointed Mr. Pevenstein chairman of the Special Committee. The Board further resolved to delegate to the Special Committee the authority to consider, negotiate, and recommend to the Board the terms of any potential transaction involving a change in control of the Company and, subject to any approval of the Board and the Company’s stockholders required by the DGCL, to approve any other actions the Special Committee deemed necessary to consider, negotiate, recommend, and effect a potential transaction. The committee members discussed the various market check mechanisms available to the Company, including “go shop” provisions and “fiduciary outs.” The Special Committee discussed the appropriate timing for entertaining any acquisition offers, as Mr. James had not yet completed his planned initial review of the Company, but concluded that Mr. James’ preliminary impressions about the Company’s near term prospects as an independent company suggested that the Special Committee should explore serious and compelling offers. At the Special Committee’s instruction, Mr. Pevenstein contacted Bidder D on November 8, 2009 to discuss follow-up issues for continued discussions regarding Bidder D’s offer for a proposed transaction, including allocation of the total offered enterprise value between the Company’s common stock and Series A Preferred Stock on an as-converted basis, financing needs, valuation assumptions, diligence and contact with the Company’s management.

On September 9, 2009, Mr. Pevenstein met in person with representatives of another private equity firm (“Bidder E”) who had previously communicated a general and preliminary interest in a transaction with the Company to Mr. Pevenstein. During this conversation, Bidder E discussed its general interest in an acquisition of the Company and its desire to gain more detailed information about the Company in order to present a formal offer; however, at this meeting, no formal offer was submitted and no offer price was proposed.

On September 10, 2009, Mr. James, assisted by other members of the Company’s executive management team, presented Mr. James’ interim report on his review of the Company at a meeting of the Board. This report included information on the Company’s lower-than-expected QCPR sales due in part to lower-than-expected conversions of the Company’s Affinity customers to QCPR, decreases in average QCPR contract values for 2009 and 2010, risks to future sales, decreases in 2009 forecasted revenue and adjusted EBITDA due to customer delays and lower-than-expected QCPR sales bookings, weakened competitive position, and customer attrition.

Immediately following the September 10, 2009 Board meeting, the Special Committee held a meeting via teleconference with Mr. James and representatives of Crowell & Moring in attendance. The Committee discussed the earlier Board presentation and concluded that, in light of the challenges discussed, the Committee should evaluate the Company’s possible alternatives to remaining independent. Mr. Pevenstein briefed the Special Committee on conversations he and a representative of Piper Jaffray had held with a representative of Bidder D, where the representative had confirmed that the offer price per common share was $10.00, and the consideration referenced for the Series A Preferred Stock was not a cash amount, but rather the face value of a new debt security for which the Series A Preferred Stock would be exchanged. Mr. Pevenstein informed the Special Committee that Bidder E had requested access to the Company’s management team in order to facilitate an offer, which Mr. Pevenstein had declined because of the frequency and distraction of such requests. Mr. Pevenstein also informed the Special Committee that a representative of a holder of Series A Preferred Stock had called and stated that both Bidders D and E had contacted him regarding a possible acquisition.

On September 16, 2009, Bidder D submitted a letter to Mr. Pevenstein clarifying its August 31, 2009 indication of interest, specifying that the offer price per common share was $10.00 and that Bidder D intended to offer the Series A Preferred Stock a new debt security, but that Bidder D would also pursue traditional debt financing if unable to negotiate an acceptable security with the holders of the Series A Preferred Stock.

On September 18, 2009, Bidder E submitted a nonbinding indication of interest, proposing to acquire the Company for $9.50 – $10.00 per share of the Company’s common stock and an equivalent amount for the Series A Preferred Stock on an as-converted basis. This indication of interest specified that Bidder E anticipated using debt to finance a portion of its offer and completing due diligence and negotiation of a definitive agreement within approximately 30 days.

On September 21, 2009, the Special Committee discussed the new offer from Bidder E and the clarified offer from Bidder D at a telephonic meeting which was also attended by representatives of Crowell & Moring and Piper Jaffray. The representative from Piper Jaffray indicated that he had received recent new telephonic inquiries regarding the Company from another private equity firm (“Bidder F”) and an advisor on behalf of an unidentified financial buyer. The Piper Jaffray representative also discussed interest of strategic buyers generally, including Bidder C, the strategic party who had contacted the Company in the past and had submitted the nonbinding proposal in June 2009 discussed above. The Special Committee discussed the Company’s prospects as a stand-alone Company and expressed concern over past disruptions caused by due diligence and transaction negotiations on the Company management’s time and attention and the Company’s resources. In light of the strong interest in the Company from a number of potential bidders, the Special Committee determined that it was advisable and in the best interests of the Company and its stockholders to approach a number of potential acquirors on a specific and limited timetable in order to determine the level of interest in an acquisition of the Company, while minimizing disruption of the Company’s senior management’s time. After discussion, the Special Committee determined that Piper Jaffray should contact the parties that had previously expressed unsolicited interest in the Company as well as a mix of strategic parties that Piper Jaffray viewed as the best fit to present acquisition proposals in advance of the Board’s October 27 and 28, 2009 regular meetings.

Following the September 21, 2009 meeting, representatives of Piper Jaffray prepared a process letter for potential bidders with input from the Special Committee and representatives of Crowell & Moring, which process letter was distributed only to potential bidders who executed a non-disclosure agreement with the Company. Mr. Pevenstein and representatives of Piper Jaffray contacted 11 potential bidders, including Francisco Partners, Bidders A, B, C, D, E, F, and four additional potential strategic buyers (“Bidders G, H, I and J”). On September 25, 2009, Francisco Partners and Mr. Pevenstein, on behalf of the Company, executed a new non-disclosure agreement, including standstill provisions. From September 28 to October 13, 2009, representatives from Crowell & Moring negotiated non-disclosure agreements, including standstill provisions, with each of the other ten identified parties. During negotiation of the non-disclosure agreements, three strategic buyers, Bidders H, I and J, indicated that, because their primary interest in the Company was to purchase only a portion of the Company’s business, they did not want to execute a non-disclosure agreement or proceed further with acquisition discussions. Non-disclosure agreements were executed with the other eight bidders, including Francisco Partners, and from October 13 through October 20, 2009, half-day management presentations were delivered to these eight bidders by Messrs. James, Piazza (the Company’s Chief Financial Officer and Chief Operating Officer) and Steven Russell (the Company’s Senior Vice President of Corporate Development). Furthermore, these eight bidders were granted access to an electronic data room with non-public Company financial, operational and legal due diligence materials. At various points in the diligence process following the completion of management presentations, five of the bidders informed representatives of Piper Jaffray that they would not be submitting offers due to concerns over the Company’s growth potential, profitability and customer risk, or desired to purchase only certain assets from the Company.

In the late evening of October 26, 2009, the due date for the submission of bids under the process letter, Piper Jaffray received acquisition proposals from three bidders: Francisco Partners, Bidder D and Bidder E. Francisco Partners’ acquisition proposal offered a price per common share of $8.50 and an equivalent price on an as-converted basis for each share of Series A Preferred Stock. Francisco Partners’ proposal also specified that its proposed transaction was not subject to contingencies related to the Series A Preferred Stock or external financing, although it anticipated using a senior secured credit facility to finance the acquisition, and an unsigned copy of a lender commitment letter was appended to the proposal. Francisco Partners’ proposal indicated its desire to resume negotiations of the legal terms of the proposed transaction based on its draft merger agreement previously provided to Crowell & Moring in March 2009.

Bidder D’s acquisition proposal offered a price of $10.00 per common share and specified that it was not subject to or contingent upon debt financing. The proposal stated that Bidder D would continue to pursue its efforts to finance its acquisition by offering the holders of the Company’s Series A Preferred Stock a new debt security in exchange for their Series A Preferred Stock. If a negotiation with the holders of the Series A Preferred Stock were not successful, Bidder D indicated it would finance the acquisition with its own equity and a senior secured credit facility. Bidder D’s proposal requested a 30-day exclusivity period during which it would evaluate the Company, conduct due diligence and negotiate a transaction.

Bidder E’s acquisition proposal included a reduced offer price of $8.00 per common share and an equivalent price on an as-converted basis for each share of Series A Preferred Stock. This represented a reduction of $1.50 – $2.00 per share of the Company’s common stock from its September 18, 2009 proposal, which Bidder E expressly attributed to a projected reduction in the Company’s profitability for 2009 and the corresponding reduction on the Company’s 2009 year end projected cash. Bidder E’s proposal specified certain customer and financial performance assumptions underlying its offer. Bidder E did not indicate that its proposed acquisition was contingent on securing financing, but it did specify that it intended to seek external debt financing. Bidder E’s proposal also stated that they anticipated completing due diligence within three to four weeks.

On October 28, 2009, the Special Committee met in person at the Company’s offices in Reston, VA, along with representatives from Crowell & Moring. Mr. Jurika, a Special Committee member, and representatives of Piper Jaffray attended the full meeting by teleconference. A representative of Piper Jaffray summarized the transaction solicitation process conducted during October 2009, including the number of potential financial and strategic buyers contacted, the number of non-disclosure agreements executed, and the number and nature of management presentations conducted. He summarized the reasons why other process participants indicated they were not submitting offers, including the perceived lack of near term growth prospects for the Company, the Company’s market position with respect to its competitors, their interest in acquiring only certain assets of the Company, or their inability to achieve a valuation attractive to the Special Committee. He summarized the terms of the three proposals that had been received from Francisco Partners, Bidder D and Bidder E. He also reported that Piper Jaffray and Mr. James had received inquiries from other interested parties late in the process, but indicated these parties had performed very little review of the Company and had not submitted a specific written or oral indication of value. After discussion, the Special Committee resolved to proceed with Bidder D because of the strength of its offer price and Francisco Partners because of the certainty of its proposal, but declined to sign a letter of intent or grant exclusivity to either party. The Special Committee considered Bidder D’s need to proceed with further negotiations with the holders of the Series A Preferred Stock in authorizing further consideration of Bidder D’s offer. The Special Committee determined to dismiss Bidder E because of the weakness of and significant drop in its offer price.

Following this meeting, at the instruction of the Special Committee, the representatives from Crowell & Moring instructed Mr. James that he and management were not to engage in conversations with any bidder regarding employment, compensation or other similar matters until permitted by the Special Committee.

On October 29 and 30, 2009, the Special Committee and representatives from Piper Jaffray finalized and communicated their responses to representatives of Bidder D, Bidder E and Francisco Partners.

Diligence discussions and negotiations of the Merger Agreement and related transaction agreements between Crowell & Moring and Shearman & Sterling commenced on October 30, 2009, based on the status of due diligence and negotiations from March 2009, and continued through the date of signing the Merger Agreement. A representative of Shearman & Sterling noted that in light of the Company’s ongoing active pre-signing solicitation process, the “go shop” provisions from the March 2009 draft Merger Agreement were no longer appropriate, but that the “fiduciary out” provisions would be retained.

From November 2 through November 5, 2009, representatives from Crowell & Moring and Bidder D’s counsel discussed the Company’s Series A Preferred Stock and related issues. On November 5, 2009, representatives for Bidder D informed Mr. Pevenstein and a representative from Crowell & Moring that Bidder D had engaged in separate preliminary conversations that day with two major holders of the Series A Preferred Stock regarding entry into nondisclosure agreements and high-level discussions about such stockholders’ amenability to an exchange of their Series A Preferred Stock for a new debt security. Based on a summary of these discussions between Bidder D and these holders of the Series A Preferred Stock as reported by each to Mr. Pevenstein and representatives of Crowell & Moring, the holders of the Series A Preferred Stock claimed that they opposed any business transaction in which they would not receive the $25 face value for each share of their Series A Preferred Stock in the form of a liquidation preference (notwithstanding the fact that, under the express terms of the instruments creating such shares, no liquidation preference would be payable to the holders of the Series A Preferred Stock upon a transaction comparable to the merger being negotiated) and would, instead, receive consideration equal to the Company’s common stock on as-converted basis. Between November 5, 2009 and November 13, 2009, Mr. Pevenstein and representatives from Richards, Layton & Finger, P.A., the Company’s special Delaware counsel, and Crowell & Moring engaged in general telephonic discussions with these holders of the Series A Preferred Stock and representatives from Bidder D to explain that the terms of the Series A Preferred Stock provided in the Company’s certificate of incorporation and applicable Delaware law permitted the Series A Preferred Stock to be treated on an as-converted basis in any merger agreement. Following this period of discussion, representatives of Bidder D informed representatives of Piper Jaffray that they believed it would be extremely difficult to secure the consent of the Company’s major holders of the Series A Preferred Stock to voluntarily exchange their stock for a new debt security and would likely need to pursue traditional debt financing for a proposed transaction.

Early on November 10, 2009, representatives from Crowell & Moring provided a draft definitive merger agreement to Bidder D’s legal representatives.

On November 10, 2009, the Special Committee met via teleconference with representatives of Crowell & Moring and Piper Jaffray to discuss the status of negotiations with Francisco Partners and Bidder D, as well as Bidder D’s discussions of a transaction with certain key holders of the Series A Preferred Stock and Mr. Pevenstein’s conversations with these stockholders regarding their concerns about the treatment of their securities in a transaction. After discussion, the Special Committee confirmed its commitment to treat the Series A Preferred Stock on an as-converted basis with the Company’s common stock in a proposed transaction, unless Bidder D could reach satisfactory agreement with holders of the Series A Preferred Stock to exchange their securities for a debt instrument voluntarily.

On November 19, 2009, the Special Committee met via teleconference with representatives of Crowell & Moring and Piper Jaffray in attendance. In addition, Mr. James was asked to join the meeting briefly at its beginning to brief the Special Committee on management’s due diligence work with Francisco Partners and Bidder D. He was excused after this briefing. At this meeting, Mr. Pevenstein and representatives from Crowell & Moring detailed discussions with certain key holders of Series A Preferred Stock and their counsel regarding the treatment of the Company’s Series A Preferred Stock under the terms of the Company’s certificate of incorporation and under Delaware law. A representative from Piper Jaffray informed the Special Committee of the status of negotiations with Francisco Partners, noting that Mr. James had made a presentation to the Francisco Partners investment committee earlier in the week. With respect to Bidder D, the Piper Jaffray representative reported that their accounting advisors had just begun their “quality of earnings” analysis of the Company within the previous few days and that Bidder D noted they did not believe that they could complete their due diligence before the November 30, 2009 deadline for submission of the second round of bids. Representatives of

Crowell & Moring reported that negotiations of the merger agreement and related transaction agreements, along with the legal due diligence, with Francisco Partners were progressing quickly, but that Bidder D had submitted only a summary list of high-level comments on the draft merger agreement that afternoon and had not appeared to have begun any legal due diligence. In addition, the representatives of Crowell & Moring informed the Special Committee, and the Special Committee discussed, that the Francisco Partners’ proposed merger agreement required the concurrent execution by certain executive officers of letters waiving certain termination rights under their existing employment agreements (the “Waiver Letters”). As Crowell & Moring explained, the proposed Waiver Letters specified that (i) a material reduction in the executive officer’s duties would not be grounds for the executive officer to claim an involuntary termination of his/her employment and (ii) Mr. James would waive his right to resign within three months of the proposed change in control and claim severance benefits.

Also at this meeting, a representative of Piper Jaffray indicated that he had spoken with four new parties who had contacted Mr. James to express an interest in discussing a potential transaction with the Company. The representative of Piper Jaffray stated that while each of these parties had been looking generally at the healthcare information technology industry, each of these conversations was very preliminary and each appeared to have only a limited knowledge of QuadraMed specifically and had completed only a limited review of publicly available information on Company. The Special Committee discussed these inquiries and determined that, in light of the process conducted to date by the Special Committee with the assistance of its financial advisors, these parties’ lack of specific knowledge about the Company or a lack of high probability of submitting a formal acquisition proposal that was superior to the existing offers, and the fact that fully diligenced final offers were being negotiated and were due from the two final bidders on or before November 30, 2009 such interest, each of these inquiries appeared too speculative and late in the process to risk or otherwise disrupt negotiations with Bidder D or Francisco Partners.

On the afternoon of November 20, 2009, representatives of Crowell & Moring and Bidder D’s legal counsel discussed Bidder D’s counsel’s preliminary issues list on the proposed merger agreement with Bidder D, and Bidder D’s counsel indicated that their comments on the merger agreement would be forthcoming shortly.

In the evening of November 20, 2009, representatives of Bidder D contacted Mr. Pevenstein to inform the Special Committee that they were withdrawing from negotiations to acquire the Company. These representatives explained that (i) Bidder D still had a significant amount of financial and legal due diligence remaining, which it would not be able to complete by the designated November 30, 2009 deadline in the bid process letter, and (ii) based on the diligence it had conducted, it could no longer reaffirm its original offer of $10.00 per common share. Bidder D concluded by stating that if the Special Committee did not reach an agreement with another bidder, it might still be interested in acquiring the Company on different terms.

Mr. Pevenstein briefed representatives of Piper Jaffray and Crowell & Moring later that evening and informed the Special Committee about Bidder D’s withdrawal on November 22, 2009. Bidder D’s access to the electronic dataroom was terminated by the Company on the morning of November 24, 2009.

On November 23, 2009, representatives of Crowell & Moring and Shearman & Sterling discussed the open items in the Francisco Partners’ proposed merger agreement and other transaction agreements, status of revised disclosure schedules and remaining legal due diligence. At the request of Mr. Pevenstein, a representative of Crowell & Moring informed the Shearman & Sterling representative that because the proposed merger agreement between the parties required concurrent signing of Waiver Letters with certain executive officers and because the negotiation of the merger agreement was almost final, the Special Committee Chairman Pevenstein was authorizing Francisco Partners to discuss the Waiver Letters directly with executive officers Messrs. James, Piazza, and Simpson and Brook Carlon. Shortly following this meeting, draft Waiver Letters were distributed by Francisco Partners to these executive officers.

On the afternoon of November 24, 2009, a representative of Francisco Partners contacted each of Mr. Pevenstein and a representative of Piper Jaffray and instructed each that Francisco Partners had completed its review of the Company and that the Francisco Partners investment committee had approved the offer price of $8.50 per share of common stock.

In the late evening of November 24, 2009, Francisco Partners submitted a letter to Piper Jaffray indicating that Francisco Partners had completed its due diligence on the Company, that its investment committee had provided its final approval of the proposed acquisition of the Company and that it was reaffirming the offer price of $8.50 per share of the Company’s common stock and lack of any contingency or closing condition related to the Series A Preferred Stock originally presented in its October 26, 2009 proposal. This November 24, 2009 letter included a revised draft of the merger agreement and stated that the only item remaining in order for Francisco Partners to execute the merger agreement was the satisfactory finalization of the disclosure schedules to the merger agreement and the satisfactory resolution of the remaining legal due diligence items. This letter was accompanied by a final acquisition financing commitment letter from Wells Fargo Foothill and Silicon Valley Bank for up to $60 million in a senior secured credit facility, although the letter reiterated that the merger agreement did not include a contingency or closing condition related to financing.

On December 1, 2009, the Special Committee met via teleconference along with representatives of Crowell & Moring and Piper Jaffray to discuss the November 24, 2009 proposal letter from Francisco Partners and the open items in negotiation, including the Waiver Letters with certain executives of the Company, setting the amount of the termination fees payable by the Company and the Parent, setting the amount of expenses payable by the Company to the Parent upon certain terminations of the Merger Agreement, and setting a date by which the transaction needed to be consummated or either party could terminate the Merger Agreement. After discussion, the Special Committee instructed Mr. Pevenstein and a representative of Piper Jaffray to negotiate the open points.

From December 1, 2009 until the signing of the Merger Agreement and the other transaction agreements on December 7, 2009, representatives of Crowell & Moring and Shearman & Sterling, on behalf of the Company and Francisco Partners, respectively, continued to negotiate and exchange revised drafts of the Merger Agreement and other transaction agreements, while Francisco Partners completed its remaining legal due diligence.

On December 3 and 4, 2009, executive officers Messrs. James, Piazza and Simpson and Ms. Carlon signed their respective Waiver Letters with Francisco Partners.

On December 7, 2009, the Special Committee met in person at the Company’s offices in Reston, VA, along with representatives from Crowell & Moring and Piper Jaffray, with Mr. Jurika attending the full meeting by teleconference. The representatives from Crowell & Moring briefed the Special Committee on the terms of the final version of the proposed Merger Agreement and the other transaction agreements and answered the members’ remaining questions about the Merger Agreement and the merger. The representatives also reviewed the resolution of open items previously remaining in the Merger Agreement, including setting the amount of the termination fees payable by the Company and the Parent, the amount of expenses reimbursable by the Company to the Parent upon certain terminations of the Merger Agreement and the date by which the transaction needed to be consummated or either party could terminate the Merger Agreement; finalization of the related disclosure schedules; final negotiation of the limited guarantee from Francisco Partners in favor of the Company for the Parent and Merger Sub’s termination fee obligations under the Merger Agreement; and reviewing the signed Waiver Letters from Messrs. James, Piazza, and Simpson and Ms. Carlon.

Also at this meeting, a representative of Piper Jaffray reviewed with the Special Committee in detail Piper Jaffray’s financial analysis of the merger consideration of $8.50 per share of the Company’s common stock and delivered an oral opinion, in addition to a written opinion dated December 7, 2009, to the effect that, as of December 7, 2009, and based on and subject to the various assumptions, considerations and limitations described in its opinion, the $8.50 merger consideration per share of the Company’s common stock was fair, from a financial point of view, to the Company’s common stockholders. The Special Committee discussed the fairness opinion and merger and unanimously resolved that the Merger Agreement and transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders. The Special Committee then approved the recommendation of the Merger Agreement and related documents to the full Board for approval and execution.

The Special Committee meeting was adjourned and a meeting of the full Board was immediately convened, and Mr. James, the only Board member not on the Special Committee, called into the meeting via teleconference. Mr. Pevenstein informed Mr. James that the Special Committee had met, discussed the Merger Agreement and other merger-related matters, Piper Jaffray had presented its analysis and fairness opinion, and the Special Committee had unanimously approved for recommendation that the Company enter into the Merger Agreement. In light of the Special Committee’s recommendation and its review, the Board unanimously resolved that the execution of the Merger Agreement and entry into the transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders, authorized Board Chairman Peebles to execute the Merger Agreement and other transaction agreements on behalf of the Company, and unanimously recommended the adoption of the Merger Agreement by the Company’s common stockholders at a special meeting of the Company’s common stockholders.

Following the December 7, 2009 Board meeting, each of the directors and executive officers Messrs. James, Piazza, and Simpson and Ms. Carlon executed their Voting Agreements with the Parent, committing to vote their shares in favor of the Merger Agreement and related merger and against any proposal or action that could hinder or impair the transaction with the Parent. Mr. Pevenstein and a representative of Piper Jaffray contacted a representative of Francisco Partners regarding the Board’s approval.

In the evening of December 7, 2009, QuadraMed, Bavaria Holdings Inc. and Bavaria Merger Sub, Inc. executed the Merger Agreement and related transaction agreements.

On December 8, 2009, the Company and Francisco Partners issued a joint press release announcing the entry into the Merger Agreement and the merger.

Reasons for the Merger; Recommendation of the Board of Directors

The Special Committee

The Special Committee was formed by the Board on September 2, 2009 to evaluate a potential transaction involving a change in control of the Company, including a review of an unsolicited offer to acquire the Company. The Board granted the Special Committee full power and authority to direct the strategic review process, to consider, negotiate, recommend to the Board and effect a potential transaction involving a change in control of the Company and, subject to any approval of the Board and the Company’s stockholders required by the DGCL, to approve any other actions the Special Committee deemed necessary to consider, negotiate, recommend, and effect a potential transaction. Each Board member other than Duncan W. James, each of whom was independent and determined to be disinterested, was appointed to the Special Committee: Robert W. Miller, James E. Peebles, Lawrence P. English, William K. Jurika and Robert L. Pevenstein, with Mr. Pevenstein serving as Chairman of the Special Committee.

At a meeting on December 7, 2009, the Special Committee unanimously resolved that the Merger Agreement and transactions contemplated in the Merger Agreement were advisable, fair to, and in the best interests of the Company’s stockholders and unanimously approved the recommendation of the Merger Agreement and related documents to the full Board for approval, execution and recommendation to the Company’s holders of common stock. For more information, please refer to “The Merger—Background of the Merger.”

In reaching its conclusion to approve the recommendation of the Merger Agreement and merger to the Board, the Special Committee consulted with the Company’s senior management team and consulted with, and was advised by, the Company’s outside legal counsel and independent financial advisors, and it considered, among other things:

•

its knowledge of the current state of the Company’s business, financial condition, operations, earnings, strategic plans, management, competitive position and prospects were the Company to remain independent and public (for more information, please refer to “The Merger—Projected Financial Data”);

•

its and the Company’s management’s views and opinions regarding the healthcare information technology industry, the Company’s competitors and changes affecting the Company’s industry and competitive landscape; and

•	based on the foregoing factors, its belief that the Company’s common stock was unlikely to trade at prices significantly above their then-current level in the near- to mid-term.

The Special Committee also considered, among other things, its knowledge of the process conducted under its oversight surrounding the evaluation of a potential transaction involving a change in control of the Company, with the assistance of its legal and financial advisors, as well as the following:

•

the Special Committee’s composition entirely of independent Board members, who are not employees of the Company and who have no material financial interest in the merger different from the Company’s holders of common stock;

•	its retention and receipt of advice from its legal and financial advisors in evaluating, negotiating and recommending the Merger Agreement;

•

the Special Committee’s grant of full authority by the Board to consider and negotiate a transaction involving a potential change in control of the Company and alternatives (subject to final approval of the Board, as required by the DGCL);

•	the submission by five potential buyers of unsolicited preliminary indications of interest to the Board in the 12 months preceding its solicitation of potential buyers;

•

the solicitation of 11 potential buyers, including six financial (including the four potential buyers who had submitted preliminary indications of interest and two others who had previously conducted significant negotiations with the Company regarding a potential change in control transaction) and five strategic parties, during the process;

•

the execution of non-disclosure agreements with the Company, receipt of access to an electronic dataroom containing non-public due diligence materials for the Company and attendance of management presentations on the Company, its business, its financial condition and its strategy by eight potential buyers;

•	the submission of offer proposals by three potential buyers to the Special Committee; and

•	the Special Committee’s entry into negotiations towards submission of a final proposal with two potential buyers.

In addition to the above general and process-related considerations, the Special Committee also considered, among other things, the following material positive factors regarding the Merger Agreement and merger:

•

general and industry-specific market conditions and our common stock’s historical prices, price volatility, trading volume, public float and other trading information at the time of the Special Committee’s determination, including the possibility that if the Company remained independent and publicly traded, the price of the Company’s common stock might decline in open trading in the future and that the consideration offered per common share in a potential future transaction might be less than the $8.50 per share merger consideration for the Company’s common stock;

•

the premium to historical trading prices of the Company’s common stock represented by the $8.50 per share merger consideration: as of December 7, 2009, the date the Special Committee recommended the Merger Agreement and merger to the Board and the Board approved the Merger Agreement and merger and the last trading day prior to the execution and announcement of the Merger Agreement, the $8.50 per share merger consideration for the Company’s common stock represented a premium of approximately 32.6% over the closing sales price of the Company’s common stock, a premium of approximately 33.3% to the 30-day trailing average closing price of the Company’s common stock, and a premium of approximately 7.1% to the 52-week intra-day high price of the Company’s common stock, each as reported on the NASDAQ Global Market;

•

Piper Jaffray’s fairness opinion, dated December 7, 2009, to the Special Committee as to the fairness, from a financial point of view, to the holders of shares of the Company’s common stock of the $8.50 per share merger consideration in cash to be paid to the holders of shares of the Company’s common stock in connection with the consummation of the merger (for more information, please refer to “The Merger—Opinion of the Company’s Financial Advisor” and Appendix B);

•

the all-cash merger consideration’s provision of a fixed amount of cash to the Company’s stockholders for their shares without the potential business risks and uncertainty of a non-cash merger consideration;

•

Francisco Partners’ investing and transaction experience, knowledge and experience in the Company’s industry, reputation, financial capabilities, and ability to consummate large transactions, and prior familiarity with the Company;

•

Francisco Partners’ receipt of an executed commitment letter from Wells Fargo Foothill, LLC and Silicon Valley Bank for up to $60 million in a senior secured credit facility although the Parent’s consummation of the merger is not conditioned on the receipt of financing (for more information, please refer to “The Merger—Financing” and “The Merger Agreement—Conditions to Closing”), which letter the Special Committee reviewed; further, the Special Committee considered the reputation of these lenders and its belief that the commitment letter signals a strong commitment of these lenders to provide the contemplated financing with few conditions permitting the termination of such commitment;

•	the terms of the Merger Agreement, including:

•	the parties’ representations, warranties, covenants and conditions of their respective obligations,

•

the availability under the DGCL of appraisal rights to the Company’s stockholders, including the holders of the Company’s Series A Preferred Stock (for more information, please refer to “The Merger Agreement—Merger Consideration—Dissenting Shares” and Appendix C), and the lack of a condition to closing of the merger relating to the amount of the Company’s stock for which holders were exercising appraisal rights;

•

the lack of any requirement of the holders of the Series A Preferred Stock to take any action in respect of the transaction, including the acceptance of a substituted security or agreement to a modification of the terms of the Series A Preferred Stock;

•

the ability of the Special Committee or Board, where the failure to take such action would be inconsistent with the Board or Special Committee’s fiduciary duties to the Company’s stockholders under applicable law, to authorize the Company to provide confidential information to and enter into discussions and negotiations with other potential buyers in response to such potential buyers’ submission of an unsolicited bona fide written acquisition proposal and, subject to the immediate payment of a termination fee in the amount of $4 million to the Parent, to enter into a transaction with respect to or change its recommendation to the Company’s stockholders in response to the receipt of, a superior unsolicited bona fide written acquisition proposal (for more information, please refer to “The Merger Agreement—Covenants of the Parties);

•

a termination date for the consummation of the merger of May 6, 2010, which the Special Committee believes provides sufficient time for the parties to satisfy all closing conditions and to complete the merger; and

•

the Parent’s obligation, which was guaranteed by Francisco Partners in the Limited Guaranty, to pay a termination fee in the amount of $4.5 million to the Company under the circumstances specified in the Merger Agreement (for more information, please refer to “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Limited Guaranty”);

•

the terms of the Merger Agreement and the transaction were the result of extensive negotiations between the Special Committee and its legal and financial advisors and Francisco Partners and its legal and financial advisors;

•

excluding payments in respect of options to purchase shares of the Company’s common stock, the absence or waiver of significant benefit by members of the Company’s management’s in connection with the merger that differ from the Company’s holders of common stock (for more information, please refer to “The Merger—Interests of Certain Persons in the Merger”);

•

the costs to the Company in being a public company, including the costs and efforts associated with SEC reporting and other compliance, national exchange regulations and fees, insurance, and regulatory matters, and the limitations on the Company’s ability to pursue its strategic plan and take necessary competitive actions while a public company, in light of the anticipated impact on the Company’s near- and mid-term revenue and earnings; and

•

in light of the foregoing considerations, the Special Committee’s belief that the merger is more favorable to the Company’s stockholders than other strategic alternatives or continuing to operate the Company on an independent basis.

The Special Committee also considered, among other things, the following potentially negative factors regarding the Merger Agreement and merger:

•

the Company’s stockholders’ lack of opportunity to participate in or benefit from the Company’s future performance, including any potential future increase in the value of the Company’s stock beyond the merger consideration;

•

the taxable nature of the all cash merger consideration to the Company’s stockholders that are “U.S. Holders” for U.S. federal income tax purposes (for more information, please refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”);

•	the significant costs and disruptions to the Company’s business, operations and management’s time and attention associated with entering into the Merger Agreement and consummating the merger;

•

the restrictions and limitations on the conduct of the Company’s business imposed by the terms of the Merger Agreement between the execution of the Merger Agreement and consummation of the merger or termination of the Merger Agreement;

•

the disruptions and potential significant harm to the Company’s relationships with its employees, vendors, customers and partners and the Company’s operations caused by the announcement of the execution of the Merger Agreement, uncertainty prior to consummation of the merger, or the failure to consummate the merger;

•

the possibility that the $4 million termination fee that the Company must pay to the Parent if the Board or Special Committee determines to pursue a superior proposal from a third party buyer or to change its recommendation for the merger with the Parent, and that a superior proposal cannot be conditioned upon the potential buyer’s receipt of financing, could discourage other potential buyers for submitting a competing offer to acquire the Company;

•

the Company’s inability to force the Parent to consummate the merger and the $4.5 million termination fee payable by the Parent, which is guaranteed by Francisco Partners in accordance with the terms of the Limited Guaranty, may be the Company’s sole remedy in the event of the breach of the Merger Agreement by the Parent or Merger Sub; and

•

the lack of assurance that all conditions to the parties’ obligations to close the Merger Agreement, including antitrust approvals, will be satisfied or that the merger will be consummated, although the Special Committee, the Board and the Company believe the merger will be consummated.

The Special Committee concluded that the $8.50 per share merger consideration for the Company’s common stock, along with the previously discussed material positive features of the merger, outweighed the foregoing potentially negative factors. Accordingly, the Special Committee unanimously resolved to recommend the Merger Agreement to the Board for approval and recommendation to the Company’s common stockholders.

In making its determination, the Special Committee relied on the business experience of its members and its oversight, along with its legal and financial advisors and the Company’s management, of the process of investigating potential transactions that led to the negotiation of the Merger Agreement with Francisco Partners.

The foregoing discussion of the factors considered by the Special Committee is not, and is not intended to be, exhaustive, but rather includes the material factors considered. In reaching its conclusion to approve the Merger Agreement and merger for recommendation to the Board, the Special Committee did not quantify or otherwise attempt to assign relative weights to the various factors it considered in reaching its decision and did not undertake to determine whether any particular factor or aspect thereof supported or did not support its decision. Further, individual members may have assigned different weights to these factors. The Special Committee based its decision on its evaluation of the totality of information presented, considered and analyzed by it.

The Board of Directors

At a meeting on December 7, 2009, the Board met to consider the Merger Agreement, merger and recommendation of the Special Committee. On the basis of the Special Committee’s unanimous recommendation to the Board, the Board unanimously resolved that the execution of the Merger Agreement and entry into the transactions contemplated thereby were advisable, fair to, and in the best interests of the Company’s stockholders, and unanimously resolved to approve the execution of the Merger Agreement, entry into the merger transaction contemplated by the Merger Agreement and the recommendation to the Company’s holders of common stock to adopt the Merger Agreement and approve the merger. For more information, please refer to “The Merger—Background of the Merger.”

In reaching its conclusion to approve the recommendation of the Merger Agreement and merger to the holders of the Company’s common stock, the Board consulted with the Special Committee, legal counsel and the Special Committee’s financial advisors and the Company’s senior management team, and it considered, among other things:

•	the Special Committee’s unanimous resolution that the Merger Agreement and merger is advisable, fair to, and in the best interests of the Company’s stockholders;

•	the Special Committee’s unanimous recommendation of the Merger Agreement and related documents to the Board for approval, execution and recommendation to the Company’s holders of common stock; and

•

the factors described above that the Special Committed considered, including the positive factors, negative factors and the fairness opinion delivered to the Special Committee by Piper Jaffray on December 7, 2009.

The foregoing discussion of the factors considered by the Board is not, and is not intended to be, exhaustive, but rather includes the material factors considered. In reaching its conclusion to approve the Merger Agreement and merger for recommendation to the holders of the Company’s common stock, the Board did not quantify or otherwise attempt to assign relative weights to the various factors it considered in reaching its decision and did not undertake to determine whether any particular factor or aspect thereof supported or did not support its decision. Further, individual directors may have assigned different weights to these factors. The Board based its decision on its evaluation of the totality of information presented, considered and analyzed by it.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the merger and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

In considering the Board’s recommendation with respect to the Merger Agreement and merger, the holders of the Company’s common stock are cautioned that the members of the Company’s management may have interests in the merger that may differ from or be in addition to those of the Company’s stockholders and that the members of the Special Committee received fees in connection with their service on such committee in connection with their consideration of the merger. The Special Committee and the Board considered these potential interests as they considered the Merger Agreement and merger. For more information, please refer to “The Merger—Interests of Certain Persons in the Merger.”

Opinion of the Company’s Financial Advisor

The Company retained Piper Jaffray to act as its financial advisor, and to render to the Special Committee an opinion as to the fairness, from a financial point of view, to the holders of shares of the Company’s common stock of the $8.50 per share in cash to be paid to the holders of shares of the Company’s common stock in connection with the consummation of the merger.

The full text of the Piper Jaffray written opinion dated December 7, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Appendix B and is incorporated in its entirety by reference into this proxy statement. Holders of shares of the Company’s common stock are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of shares of the Company’s common stock of the $8.50 per share in cash to be paid to the holders of shares of the Company’s common stock in connection with the consummation of the merger. Piper Jaffray did not express an opinion as to the fairness of the consideration to be paid in the proposed merger to holders of the Series A Preferred Stock, solely in their capacity as holders of Series A Preferred Stock. The Piper Jaffray opinion was directed to the Special Committee and was not intended to be, and does not constitute, a recommendation as to whether any of the Company’s stockholders should adopt the Merger Agreement and approve the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray:

•	reviewed and analyzed the financial terms of a draft of the Agreement dated as of December 7, 2009;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•

reviewed and analyzed certain information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to Piper Jaffray by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the matters described in the two immediately preceding bullet points, as well as the business and prospects of the Company on a stand-alone basis;

•

reviewed the current and historical reported prices and trading activity of the Company’s common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other publicly-traded companies that Piper Jaffray deemed relevant; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant.

In addition, Piper Jaffray performed a discounted cash flow analysis for the Company on a stand-alone basis. Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary and appropriate in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with the Special Committee at a meeting held on December 7, 2009 and was formally delivered to the Special Committee at a meeting held on December 7, 2009. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentations to the Special Committee on December 7, 2009.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Special Committee. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 7, 2009, and is not necessarily indicative of current market conditions.

Selected Publicly Traded Companies Analysis

Piper Jaffray reviewed selected financial data that were prepared by the Company’s management as its internal forecasts for calendar years 2009 through 2010 and compared them to corresponding Piper Jaffray and other subscription Wall Street research reports, where applicable, for publicly traded companies that are engaged primarily in the hospital information technology industry and that Piper Jaffray believed were similar to the Company’s financial profile. Piper Jaffray selected companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	U.S. listed public companies;

•	companies headquartered in the U.S.;

•	companies in the Health Care Technology Industry (per S&P / CapIQ classification);

•	companies whose primary business is clinical and financial software and technology;

•	companies whose primary customers are hospitals;

•	companies with last 12 months adjusted EBITDA (earnings before interest, tax, depreciation, amortization, equity-based compensation, and one-time or non-recurring items) greater than $0 million; and

•	companies with aspects Piper Jaffray deemed similar to aspects of the Company’s business.

Based on these criteria, Piper Jaffray identified and analyzed the following nine selected companies:

• Amicas Inc.	• Mediware Information Systems Inc.
• Cerner Corporation	• Merge Healthcare Inc.
• Computer Programs & Systems Inc.	• Omnicell Inc.
• Eclipsys Corporation	• Vital Images Inc.
• iCAD, Inc.

Piper Jaffray compared valuation multiples for the Company derived from its value based on the merger consideration to be paid to the holders of shares of the Company’s common stock in the merger and projected adjusted EBITDA and earnings data for the Company, on the one hand, to valuation multiples for the selected companies derived from their market valuation and actual and projected adjusted EBITDA and earnings data, on the other hand:

Selected Companies
	QuadraMed(1)	Low	Median	Mean	High
Enterprise value as a multiple of last 12 months adjusted EBITDA(2)(4)	6.8x	6.6x	12.0x	12.7x	18.9x
Enterprise value as a multiple of calendar year 2009 projected adjusted EBITDA(3)(5)	9.9x	10.4x	11.5x	12.8x	19.6x
Enterprise value as a multiple of calendar year 2010 projected adjusted EBITDA(3)(6)	8.9x	6.6x	11.1x	10.8x	16.0x
Stock Price as a multiple of projected calendar year 2010 EPS(3)(7)	45.0x	9.5x	24.9x	21.4x	28.1x

(1)	Based on $8.50 per share of the Company’s common stock.
(2)	Last 12 months for the Company and selected companies is as of September 30, 2009.
(3)	Projected earnings for the Company for calendar years 2009 and 2010 are based on estimates of the Company’s management.
(4)	Piper Jaffray determined that ratios were not meaningful, and were therefore omitted, if they were greater than 25x for the last 12 months. Accordingly, the results of two selected companies were omitted as a result.
(5)	Piper Jaffray determined that ratios were not meaningful, and were therefore omitted, if they were greater than 25x for the projected calendar year 2009. Accordingly, the results of three selected companies were omitted as a result. Projected adjusted EBITDA for calendar year 2009 was not available for one selected company.
(6)	Projected adjusted EBITDA for calendar year 2010 was not available for two selected companies.
(7)	Piper Jaffray determined that ratios were not meaningful, and were therefore omitted, if they were greater than 60x for the projected calendar year 2010. Accordingly, the results of two selected companies were omitted as a result. Projected net income for calendar year was not available for one selected company.

Piper Jaffray, among other things, calculated the ratio of enterprise value to adjusted EBITDA for each selected company for the last 12 months and for calendar years 2009 and 2010 to obtain a range of valuation multiples. Adjusted EBITDA is adjusted to exclude equity-based compensation and one time or non-recurring items, including severance expense and legal fees. Piper Jaffray also calculated the price-to-earnings ratio for each selected company for calendar year 2010 to obtain a range of valuation multiples. For the purpose of this analysis, when calculating enterprise value for the Company, the shares of Series A Preferred Stock were treated as equity on an as-converted to common stock basis. This analysis showed that, based on the estimates and assumptions used in the analysis, (i) when comparing the enterprise value to adjusted EBITDA ratio for the last 12 months and for calendar year 2010, the proposed $8.50 per share offer implied valuation multiples for the Company were within the range of valuation multiples of the selected companies; (ii) when comparing the enterprise value to adjusted EBITDA ratio for calendar year 2009, the proposed $8.50 per share offer implied a valuation multiple for the Company that was below the range of valuation multiples of the selected companies; and (iii) when comparing the price-to-earnings ratio for calendar year 2010, the proposed $8.50 per share offer price implied a valuation multiple for the Company that was above the range of valuation multiples of the selected companies.

Selected M&A Transaction Analysis

Piper Jaffray reviewed transactions involving target companies in healthcare information technology that it deemed comparable to the Company. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•	Transactions involving target companies with aspects Piper Jaffray deemed similar to the Company’s business;

•	Transactions involving target companies with enterprise values greater than $50 million;

•	Transactions that were announced between January 2005 and December 7, 2009;

•	Transactions that were completed or pending as of December 7, 2009;

•	Change of control transactions, excluding share repurchases and acquisitions of a minority interest; and

•	Transactions involving target companies with year-over-year growth equal to or less than 10%.

Based on these criteria, the following eight transactions were deemed similar to the proposed transaction:

Acquirer	Target
ECI Partners, LLP	Ascribe PLC
IBA Health Ltd.	iSOFT Group plc
Vista Equity Partners	Sunquest Information Systems
Francisco Partners	Dairyland Healthcare Solutions
Battery Ventures	Quovadx (ISD & Rogue Wave)
Onex Corporation	Eastman Kodak Co. (HC Business)
3M Health Information Systems	SoftMed Systems
Per-Se Technologies	NDCHealth Corp.

Piper Jaffray calculated the enterprise value to EBITDA ratio for the last 12 months preceding each transaction and to projected EBITDA for the 12 consecutive months following each transaction, or the forward period. Piper Jaffray then compared the results of these calculations with similar calculations for the merger and the transactions contemplated by the Merger Agreement. The analysis indicated the following multiples:

Selected Transactions
	QuadraMed(1)	Low	Median	Mean	High
Enterprise value to last 12 months adjusted EBITDA	6.8x	6.7x	8.5x	9.1x	13.9x
Enterprise value to forward 12 months adjusted EBITDA	9.8x	6.0x	8.5x	8.2x	10.7x

(1)	Based on $8.50 per share of the Company’s common stock. Last 12 and forward 12 months adjusted EBITDA as of September 30, 2009.

The analysis showed that, based on the estimates and assumptions used in the analysis, (i) the enterprise value implied by the proposed $8.50 per share offer price as a multiple of EBITDA for the last 12 months was within the range of multiples for the selected transactions, and (ii) the enterprise value implied by the proposed $8.50 per share offer price as a multiple of EBITDA for the forward period was within the range of multiples for the selected transactions.

A comparable M&A transaction analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the comparable transaction analysis is identical to the Company or the merger.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending merger or buyout transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Domestic transactions that were completed between January 1, 2005 and the date of the opinion;

•	Transactions involving a 100% change of control;

•	Transactions involving U.S. listed public targets, excluding financial institutions and companies operating in the real estate or energy markets;

•	Transactions with a value between $50 million and $500 million, excluding transactions involving negative premiums; and

•	Transactions involving target companies with a pre-offer share price greater than $2.00.

Piper Jaffray performed its analysis on 284 transactions that satisfied these criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to the holders of shares of the Company’s common stock based on the $8.50 per share offer price payable in connection with the closing of the merger:

		Selected Transactions
	QuadraMed(1)	Low	Median	Mean	High
One day before execution of Merger Agreement(2)	27.8%	0.0%	27.1%	32.6%	215.9%
One week before execution of Merger Agreement(3)	30.3%	0.6%	28.0%	34.2%	256.4%
Four weeks before execution of Merger Agreement(4)	38.7%	1.2%	29.7%	36.2%	201.2%

(1)	Based on $8.50 per share of the Company’s common stock.
(2)	Company’s premium based on closing price of $6.65 on December 4, 2009.
(3)	Company’s premium based on closing price of $6.53 on November 30, 2009.
(4)	Company’s premium based on closing price of $6.13 on November 9, 2009.

This analysis showed that, based on the estimates and assumptions used in the analysis, the premiums over the market prices at the selected dates for shares of the Company’s common stock implied by the $8.50 per share offer price was within the range of premiums paid in the selected merger and acquisition transactions.

Discounted Cash Flow Analysis

Piper Jaffray performed two discounted cash flow analyses: one based on exit value multiples and the other based on perpetuity growth rates. For the exit value multiple analysis, using a discounted cash flow analysis, Piper Jaffray calculated an estimated range of theoretical equity values for the Company based on the net present value of (1) the projected calendar year after-tax free cash flows (which is based on the Company’s after-tax operating income plus depreciation, amortization and equity-based compensation and less its capital expenditures, working capital investment and preferred dividends payable) from calendar years 2010 through 2013, discounted back to December 31, 2009 and (2) a terminal value based on multiples of projected adjusted EBITDA at calendar year end 2013, discounted back to December 31, 2009. For the perpetuity growth rate analysis, using a discounted cash flow analysis, Piper Jaffray calculated an estimated range of theoretical equity values for the Company based on the net present value of (i) the projected calendar year after-tax free cash flows from calendar years 2010 through 2013, discounted back to December 31, 2009 and (ii) a terminal value based on a range of free cash flow perpetuity growth rates at calendar year end 2013, discounted back to December 31, 2009.

Piper Jaffray utilized forecasts of future results furnished to it by management of the Company for all periods though December 31, 2013. Piper Jaffray calculated the range of net present values based on:

•	an assumed tax rate of 39.0%;

•	a discount rate of 7.5% to 12.5% for the present value calculation on the Company’s net operating losses (NOLs);

•	discount rates of 20.0%, 22.5% and 25.0%;

•	for the exit value multiple analysis, terminal value multiples of 7.0x, 8.0x and 9.0x applied to the projected calendar year 2013 EBITDA; and

•	for the perpetuity growth rate analysis, perpetuity growth rates of 3.0%, 4.0% and 5.0%.

Further, the discounted cash flow analyses were based upon the assumption that the Series A Preferred Stock remained outstanding throughout the projection period, and the shares of the Company common stock underlying such Series A Preferred Stock were used in calculating the per share values in the analyses.

The exit value multiple discounted cash flow analysis resulted in implied per share values of the Company’s common stock ranging from a low of $8.23 to a high of $10.97. Piper Jaffray observed that the $8.50 per share offer price was within the range of values derived from this analysis.

The perpetuity growth rate discounted cash flow analysis resulted in implied per share values of the Company’s common stock ranging from a low of $3.85 to a high of $4.69. Piper Jaffray observed that the $8.50 per share offer price was above the range of values derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the Merger Agreement.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the Special Committee. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Special Committee in making the determination to approve the Merger Agreement and recommend that the holders of shares of the

Company’s common stock adopt the Merger Agreement and approve the merger. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified in its entirety by reference to the written opinion of Piper Jaffray attached as Appendix B to this proxy statement.

Piper Jaffray has relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it. Piper Jaffray has further relied upon the assurances of the Company’s management that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice and that the Company’s management are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray further assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s expected future results of operations and financial condition. Piper Jaffray has expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. With the Company’s consent, Piper Jaffray has relied on advice of the Company’s outside counsel and the independent accountants, and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger Agreement.

Piper Jaffray assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Piper Jaffray prior to the delivery of its opinion. Piper Jaffray relied upon and assumed, without independent verification, the accuracy of the parties’ representations and warranties in the Merger Agreement and all other related documents and instruments referred to in the Merger Agreement; the full and timely performance of each party’s covenants and agreements in the Merger Agreement and related documents; the consummation of the merger pursuant to the terms of the Merger Agreement without amendment; the satisfaction of all conditions and obligations to the merger without waiver by any party; and the receipt of all necessary regulatory approvals and consents in a manner that will not adversely affect the Company or the contemplated benefits of the merger.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of the Company. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses, and Piper Jaffray has expressed no opinion regarding the liquidation value of the Company or any other entity. Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, or any of its affiliates, is a party or may be subject. At the direction of the Company, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

No company or transaction used in any analysis for purposes of comparison is identical to the Company or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the merger were compared and other factors that could affect the public trading value or transaction value of the companies.

Piper Jaffray’s opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion, and events occurring after that date could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expressed no opinion as to the prices at which shares of the Company’s common stock have traded or may trade following announcement of the transaction or at any time after the date of the opinion. Piper Jaffray did not express any opinion as to any consideration to be received by the holders of the Series A Preferred Stock, solely in their capacity as holders of Series A Preferred Stock. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was rendered.

Piper Jaffray’s opinion addresses solely the fairness, from a financial point of view, to holders of shares of the Company’s common stock (solely with respect to the merger consideration to be received for their shares of common stock, and not with respect to any consideration to be received for the Series A Preferred Stock) of the proposed merger consideration set forth in the Merger Agreement and does not address any other terms or agreement relating to the merger or any other terms of the Merger Agreement. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger, the pre- or post-signing process conducted or to be conducted by the Company, the merits of the transaction compared to any alternative business strategy or transaction that may be available to the Company, the Parent’s ability to fund the merger consideration, any other terms contemplated by the Merger Agreement or the fairness of the merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Jaffray expresses no opinion with respect to the amount or nature of the compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the compensation to be received by holders of shares of the Company’s common stock in the merger or with respect to the fairness of any such compensation.

Piper Jaffray’s opinion is provided to the Special Committee in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the merger or any other matter.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The Special Committee selected Piper Jaffray to render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions.

Piper Jaffray was engaged by the Special Committee to act as its financial advisor and Piper Jaffray will receive a fee of approximately $1.5 million from the Company, as approved by the Special Committee, for providing its services, a significant portion of which is contingent upon the consummation of the merger. Out of this amount, Piper Jaffray received $300,000 for rendering its opinion, and this opinion fee is not contingent upon the consummation of the merger or the conclusions reached in the opinion. The Company has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. Piper Jaffray has, in the past, provided financial advisory and financing services to the Company and the Parent and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. Since 2006, Piper Jaffray has performed financial advisory and investment banking services for certain companies in which Francisco Partners was a minority investor, in connection with which Piper Jaffray received customary fees. In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company for its own account or the account of its customers, subject to federal and state securities laws, and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to the Company, the Parent or entities that are affiliated with the Company or the Parent, for which Piper Jaffray would expect to receive compensation.

Projected Financial Data

The Company does not, as a matter of course, publicly disclose financial forecasts as to its future financial performance, earnings or other results and is cautious in developing financial forecasts for extended future periods, due to the unpredictability and speculative nature of the assumptions and estimates underlying such forecasts. However, in connection with the evaluation of a possible acquisition of the Company, the Company provided Francisco Partners, other bidders interested in a possible acquisition of the Company (for more information, please refer to “The Merger—Background of the Merger” for more information), the Special Committee, the Board, Piper Jaffray and their respective advisors certain financial forecasts of its operating performance for fiscal years 2009 through 2013, which were prepared by the Company’s management during the fourth quarter of 2009 (the “Projections”). Piper Jaffray utilized the Projections in connection with its analyses for its opinion.

The Projections were not prepared for public disclosure, nor toward complying with (i) United States generally accepted accounting principles (“GAAP”), (ii) published guidelines of the SEC regarding projections or non-GAAP measures, or (iii) guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company’s management prepared, and are responsible for, the Projections. Neither the Company’s independent registered public accounting firm nor any other independent auditor have compiled, examined or otherwise performed any procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on, or assumed any responsibility with respect to, the Projections and their achievability. The report of the Company’s independent registered public accounting firm incorporated by reference into this proxy statement relates only to the Company’s historical financial information.

The summary of the Projections included in this proxy statement is not provided to influence the voting decisions of the Company’s common stockholders with respect to the Merger Agreement or merger. Instead, the summary is provided solely because the Projections were made available, in whole or in part, to Piper Jaffray, Francisco Partners and the Parent, their financing sources (for more information, please refer to “The Merger— Financing”) and their other representatives, in connection with their due diligence efforts on the Company. Inclusion of the summary of the Projections in this proxy statement should not be interpreted to mean that the Special Committee, Board, Piper Jaffray, their respective advisors or any other person considered or considers the Projections or summary thereof to be material or a reliable prediction of actual future results.

The development of the Projections entailed numerous assumptions by the Company’s management regarding the Company’s industry, markets, products and services, competitive strength and ability to execute on its strategic growth plan. While the Projections and summary in this proxy statement were presented with numerical specificity, they are based on the Company’s management’s internal financial forecasts that are subjective in many respects and reflect numerous assumptions and estimates by the Company’s management as to future events that management believed were reasonable at the time the Projections were developed. The Projections do not take into account any circumstances or events occurring after the Projections were prepared, and do not give effect to the merger or any changes to the Company’s operations or strategy as a result of or in connection with the merger. The Company has no intention of, and expressly disclaims any responsibility for, updating or otherwise revising the Projections. There can be no assurance that the Projections will be realized or that actual results will differ significantly higher or lower. As is the nature of financial forecasts, each successive year of the Projections features greater uncertainty. For the foregoing reasons, the inclusion of the Projections in this proxy statement should not be relied on as necessarily predictive of actual future events or performance.

No one has made or makes any representation to any stockholder or other person or entity regarding the Projections, and the Company has not made any such representation to Francisco Partners, other bidders, the Special Committee, the Board, Piper Jaffray or their respective advisors. Readers of this proxy statement are cautioned not to rely on the Projections or summary of the Projections.

The Projections are forward-looking statements, and for more information on factors that may cause the Company’s actual future financial results to differ from the Projections, please refer to “Cautionary Note Regarding Forward-Looking Statements.”

The following is a summary of the Projections prepared by the Company’s management and provided to Francisco Partners, the Special Committee, the Board, Piper Jaffray and their respective advisors.

	Fiscal Year Ending December 31,
($ in mm)	2009	2010	2011	2012	2013
Revenue	$143.4	152.8	155.9	167.5	177.6
Gross Profit	81.4	84.7	85.8	95.5	104.8
Adjusted EBITDA	11.0	12.2	12.7	22.1	28.1

Financing

In connection with the merger, Francisco Partners has entered into a debt commitment letter dated November 24, 2009, with Wells Fargo Foothill, LLC and Silicon Valley Bank for up to $60 million in a senior secured credit facility. Consummation of the merger is not subject to a financing condition, but is subject to customary conditions to closing, as further discussed in “The Agreement and Plan of Merger—Conditions to Closing.”

Limited Guarantee

Pursuant to a limited guarantee delivered by Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., which we refer to collectively as “Francisco Partners,” in favor of the Company, dated December 7, 2009, Francisco Partners has agreed to guarantee, severally but not jointly, the punctual performance and discharge of the Parent’s payment obligations under the Merger Agreement if the Merger Agreement is terminated or breached under circumstances in which the Parent’s obligation to pay a termination fee of $4.5 million to the Company is triggered.

The limited guarantee will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent is not obligated to pay a termination fee to the Company, and (iii) 30 days after the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent would be obligated to pay a termination fee to the Company, if the Company has not presented a claim for payment to the Parent and Merger Sub, or to Francisco Partners, by the end of such 30 day period. However, in the event that the Company or any of its affiliates (A) asserts in any litigation or other proceeding that the provisions of the limited guarantee pursuant to which the Company waives and releases Francisco Partners, the Parent, Merger Sub and certain of their affiliates from specified types of claims or that limit Francisco Partners’ liability, the term of the limited guarantee or the recourse under the limited guarantee, or the provisions of the Merger Agreement that limit the liability of the Parent and Merger Sub, are illegal, invalid or unenforceable, in whole or in part, or (B) asserts any theory of liability against Francisco Partners, the Parent, Merger Sub or certain of their affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of Francisco Partners under the limited guarantee, then (i) Francisco Partners’ obligations under the limited guarantee shall terminate and be null and void, (ii) Francisco Partners shall be entitled to recover any prior payments made under the limited guaranty, and (iii) neither Francisco Partners, the Parent, Merger Sub nor any of their affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under the limited guarantee.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board that you vote to adopt the Merger Agreement and approve the merger, you should be aware that our directors and executive offers may have financial interests in the merger that may be different from, or in addition to, those of our stockholders generally. The Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Equity Compensation Awards

At the effective time of the merger, each outstanding option to purchase shares of the Company’s common stock, whether vested or unvested and including all stock options owned by the Company’s executive officers and Board members, will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock subject to such option multiplied by the amount (if any) by which $8.50 exceeds the exercise price per share of such option, less any applicable withholding taxes. The Company has no other form of equity compensation awards (including, but not limited to, stock appreciation rights, restricted shares, or restricted stock units) outstanding under any of its equity compensation plans.

Based on the Company’s equity compensation holdings as of December 31, 2009, and assuming that the merger is completed on March 15, 2010, upon completion of the merger, the number of unvested stock options of the Company (at exercise prices ranging from $5.90 to $44.35) held by each of our named executive officers (i.e., Messrs. James, Piazza, Russell, and Simpson) and one other executive officer, Ms. Carlon, and our five non-employee directors (as a group) that would vest are 300,000; 17,462; 24,895; 90,000; 15,416; and 12,000, respectively (with such unvested stock options having a total “in the money” value of approximately $594,000; $0; $0; $186,300; $0; and $19,584, respectively, based upon a $8.50 stock price.

Employment Agreements

We previously entered into employment agreements with each of our named executive officers. These arrangements were negotiated with such executives in a manner that provides sufficient benefits to the executives in the event of involuntary termination (other than for cause), including certain enhanced benefits in connection with a change in control, to encourage them to accept positions and remain in employment with the Company.

Definition of Change in Control

Under the terms of the named executive officers’ current employment and inducement stock option agreements, the 2009 Stock Compensation Plan (the “2009 Plan”), and the Amended and Restated 2004 Stock Compensation Plan (the “2004 Plan”), a “change in control” means:

•	a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company’s state of incorporation;

•	a sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than 50%;

•

any reverse merger in which the Company is the surviving entity but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

•

a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the securities of the combined voting power of the Company’s outstanding securities; or

•

a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

Under the terms of the 2008 Employee Stock Purchase Program, in which Ms. Carlon participates, a “corporate transaction” means either of the following stockholder-approved transactions to which the Company is a party:

•

a merger, consolidation or other transaction in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company.

Executive Termination Provisions

For all of the Company’s named executive officers and other executive officers, employment agreements provide for the payment of certain severance benefits if the executive’s employment is involuntarily terminated by the Company without cause or if the executive terminates his or her employment voluntarily, if the Company, without the executive’s consent,

•	changes the executive’s position with the Company or any successor which materially reduces his or her level of responsibility;

•

materially reduces the executive’s base compensation (including base salary, fringe benefits, the level of the annual incentive compensation plan bonus, and any non-discretionary bonuses or other incentive payments); or

•	relocates the executive’s principal place of employment by more than 45 miles from Reston, Virginia,

and the Company fails to remedy the matter within 30 days after the executive’s provision of notice about the existence of the condition. Enhanced severance benefits are payable if an involuntary termination occurs in connection with or within six months following a change in control of the Company.

Under the terms of Mr. James’ employment agreement, in the event of an involuntary termination (other than a termination for cause) of Mr. James’ employment, within six months of a change in control or Mr. James’ voluntary termination in connection with or within three months of a change in control, Mr. James is entitled to receive severance benefits of 24 months of his then-current annual base salary, 12 months of his then-current incentive compensation bonus, and 12 months of health benefits. However, if the change in control occurs prior to Mr. James’ completion of 18 months of service, the severance benefit will equal:

•	(36 – X) months of his then-current annual rate of base salary; and

•	(36 – X) months of his then-current incentive compensation bonus for the year in which the change in control occurred,

where X equals the number of months of service Mr. James has completed from July 27, 2009, the date on which his service commenced. In addition, all Company stock options then held by Mr. James automatically vest upon a change in control.

Under the terms of the Company’s employment agreements (as amended as applicable) with Messrs. Piazza, Russell, and Simpson and Ms. Carlon, if the executive’s employment is involuntarily terminated in connection with a change in control of the Company or within six months of such change in control, the executive will receive a lump sum payment, payable within thirty days of departure, equal to the sum of (i) 12 months of the executive’s then-current annual base salary and (ii) the executive’s bonus payable under the Company’s Incentive Compensation Plan (“ICP”) for the year in which such termination occurred (calculated as if the executive and the Company each fully achieved any goals necessary for such target ICP bonus payment), though the executive may elect to have such benefit paid in approximately equal monthly installments over a 12-month period following the executive’s termination date, provided that no payments shall be made after March 15th of the year following the year of the executive’s involuntary termination. The executive (and his or her dependents, if otherwise entitled) would also receive 12 months of the same health benefits to which the executive had been entitled as an employee. The executives’ employment agreements do not provide for any “gross-up” with respect to the excise tax imposed on excess golden parachute payments under Section 280G of the Code, but the Company is obligated to pay the executives’ legal expenses in connection with any dispute as to the character of any payment to the executives for purposes of Code Section 280G.

In addition, under the terms of the 2004 Plan, 2009 Plan, the executives’ employment agreements (as amended as applicable), the executives’ inducement stock option agreements (as applicable) and the approval by the Board on June 7, 2007 to amend the terms of certain executives’ outstanding stock options, upon an involuntary termination (not for cause) or immediately prior to the effective date of a change in control (without regard to whether the executive’s employment is terminated in connection with such change in control), all of the executives’ unvested options will automatically vest and become exercisable. Under the ESPP, immediately prior to the effective time of the merger, which constitutes a “corporate transaction” under the ESPP, the then-current “Purchase Interval” (as such term is defined in the ESPP), if any, will terminate and Ms. Carlon’s payroll deductions for such Purchase Interval will be applied to the purchase of shares of the Company’s common stock at the applicable purchase price and in accordance with the terms of the ESPP. Ms. Carlon is the only executive officer who participates in the ESPP.

Based on the executives’ compensation levels as of December 31, 2009, and assuming that the merger is completed on March 15, 2010, and the executive experiences a qualifying termination immediately thereafter, the amount of the cash severance payment that would be payable to Mr. James is $2,175,000, to Mr. Piazza is $495,000, to Mr. Russell is $433,125, to Mr. Simpson is $495,000, and to Ms. Carlon is $277,500 and the estimated value of the health and disability insurance benefits they would receive is $17,976, $17,976, $6,428, $17,976 and $17,976, respectively. In all cases, receipt of the cash severance payment and other benefits upon such a qualifying termination is subject to the executive’s execution of a general release of claims in favor of the Company.

Arrangements with the Surviving Corporation

The Parent has indicated its belief that the continued involvement of the Company’s executive officers is integral to the Company’s future success. Concurrently with the execution of the Merger Agreement, the Parent required Messrs. James, Piazza, and Simpson and Ms. Carlon, under their existing employment agreements with the Company, to execute letters with the Parent (the “Waiver Letters”) under which such executives waived their ability to voluntarily terminate their employment with the Company and claim an involuntary termination as a result of the execution of the Merger Agreement or other transaction agreement, consummation of the merger, abandonment or failure of the merger to be consummated, or any change in the executive’s position with the Company that materially reduces his or her level of responsibility and that results from the delisting of the Company’s shares from the NASDAQ Global Market, the termination of the Company’s obligations to file periodic and current reports with the SEC or the Company becoming a wholly owned subsidiary of the Parent. In addition, pursuant to his Waiver Letter, Mr. James waived the right to voluntarily terminate his employment in connection with or within three months following a change in control and claim severance benefits. The Waiver Letters provide that the Parent will cause the executives’ employment agreements to remain in continued effect without any other waiver of rights following the consummation of the merger.

Except as provided in the Waiver Letters, as of the date of this proxy statement, no specific discussions have occurred between the Company’s executive officers and representatives of the Parent, or any of its affiliates or subsidiaries with respect to employment, compensation, Board service or other matters relating to the executive’s role in the surviving corporation, except that the Parent has stated that it plans, in general, to continue the employment terms and conditions of Messrs. James and Piazza under their existing employment agreements (as modified by their Waiver Letters), as noted in the preceding paragraph, it may grant options to purchase equity in the surviving corporation to Mr. James in an amount equal to 4% of the surviving corporation’s common stock and Mr. Piazza in an amount of approximately 1-1.5% of such stock. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that these members of our current management team will enter into arrangements with the Parent or its affiliates or subsidiaries regarding the right to participate in the equity of the Parent or an affiliate or subsidiary of the Parent, as of the date of this proxy statement, no discussions have occurred between members of the Company’s current management and representatives of the Parent or its affiliates or subsidiaries, and there can be no assurance that any parties will reach an agreement. Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between the Parent,

Merger Sub, Francisco Partners or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Special Committee Fees

In accordance with the Board resolutions establishing the Special Committee, Mr. Robert L. Pevenstein, the chairman of the Special Committee was entitled to receive $15,000 per month for the three months between September 21, 2009 and December 21, 2009 for his services as chairman of the Special Committee, and the other members of the Special Committee, who are the Board’s other independent and disinterested members, were entitled to receive $3,000 per month each for their services on the Special Committee for this three month period.

Indemnification of Directors and Officers

The Merger Agreement provides that from and after the closing date of the merger, the surviving corporation is obligated to indemnify, hold harmless and advance expenses, to the fullest extent required under the Company’s indemnification agreements, the DGCL, and the surviving corporation’s certificate of incorporation and by-laws, the present and former directors and officers of the Company and its subsidiaries for costs, claims and other liabilities arising out of or pertaining to matters existing or occurring at or prior to the closing date, including the merger and the other transactions contemplated by the Merger Agreement. The surviving corporation is also obligated to maintain the Company’s existing officers and directors’ liability insurance coverage or to purchase “tail” insurance policies with a claims period of at least six years from the closing date of the merger, so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to December 7, 2009, which was $276,000 in the aggregate. Also for a period of six years following the closing, the certificate of incorporation and by-laws of the surviving corporation must include provisions for exculpation of director liability, advancement of expenses and indemnification no less favorable than as set forth in the Company’s certificate of incorporation and by-laws in effect on the date of the Merger Agreement for six years after the closing date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following is a summary of the material U.S. federal income tax consequences of the merger, if any, that are generally applicable to the beneficial owners of the Company’s common stock or Series A Preferred Stock upon the exchange of such shares of common stock or Series A Preferred Stock for cash pursuant to the merger. The following description is just a summary and does not address or consider all elements of U.S. federal income taxation that could be relevant to you as a Company stockholder. This summary is based on current law, including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the most recent date. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a stockholder that are materially different from those described below. This summary does not address tax considerations under state, local, foreign, U.S. federal tax law other than income tax law, and other laws.

This summary assumes that you are a beneficial owner of the Company’s common stock or Series A Preferred Stock who holds such shares as capital assets. The summary does not address all of the U.S. federal tax considerations that may affect certain stockholders, such as:

•	persons who acquired shares of the Company’s common stock in compensatory transactions (such as from the exercise of employee stock options or as other compensation) or benefit plans;

•

persons who engage in transactions before, after or at the same time as the merger, whether or not the transactions are in connection with the merger, including without limitation the exercise or cancellation of stock options;

•	persons who hold an equity interest in the Parent or the surviving corporation following the consummation of the merger;

•	tax-exempt entities;

•	certain financial institutions, mutual funds, regulated investment companies, insurance companies, S-corporations, partnerships or other pass-through entities;

•	persons who exercise their appraisal rights under the DGCL;

•	broker-dealers;

•	persons who are beneficial owners of the Company’s common stock or Series A Preferred Stock who are not “U.S. Holders” (as defined below);

•	persons subject to the alternative minimum tax under the Code;

•	traders in securities that elect to use a mark-to-market method of accounting:

•	individual retirement accounts or tax-deferred accounts;

•	dealers or traders in securities or foreign currencies;

•	persons holding shares in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction; and

•	stockholders whose “functional currency” is not the U.S. dollar;

For purposes of this proxy statement, a “U.S. Holder” means a beneficial owner of the Company’s common stock or Series A Preferred Stock who is for U.S. federal income tax purposes:

•	a U.S. citizen or resident;

•

an alien who (1) has been present in the United States for at least 183 days in the current year, (2) has been present in the United States for at least 31 days in the current year and a sufficient number of days in the prior two years to meet the “substantial presence” test as set forth in applicable U.S. Treasury Regulations, or (3) has made a valid election under applicable U.S. Treasury Regulations to be treated as a resident alien;

•	a corporation, partnership or other entity created or organized under the laws of the United States or any U.S. state or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; and

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in place under applicable U.S. Treasury Regulations to be treated as a domestic trust.

Exchange of Shares for Cash Pursuant to the Merger Agreement.

The receipt of cash in exchange for shares of the Company’s common stock or Series A Preferred Stock will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the shares of the Company’s common stock or Series A Preferred Stock, as the case may be, exchanged in the merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such shares. Gain or loss will be determined separately for each block of shares of the Company’s common stock or Series A Preferred Stock (i.e., shares of stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. Holder’s holding period for such shares of common stock or Series A Preferred Stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax at the rate of 28% may apply to cash payments to U.S. Holders or other payees pursuant to the merger, unless the U.S. Holder or other payee is a corporation or is otherwise in an exempt category (such as a financial institution or tax- exempt organization) or the U.S. Holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each beneficial owner of the Company’s common stock or Series A Preferred Stock should complete and sign, under penalty of perjury, the substitute Form W-9 or W-8 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

An amount withheld by the Company under the backup withholding tax rules is not an additional tax. Any amounts so withheld from cash payments pursuant to the merger will be allowable as a refund or a credit against such the taxpayer’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Cash payments made pursuant to the merger may also be subject to information reporting unless an exemption applies.

The above discussion is merely a summary of U.S. federal income tax consequences and is not intended to constitute a complete description of all tax consequences relating to the merger. Your individual circumstances may differ, and we strongly encourage you to consult with your tax advisor regarding the applicability of the rules discussed above and other particular tax effects of the merger to you in light of your individual circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of the Company’s common stock. Our view regarding the tax consequences of the merger is not binding on the Internal Revenue Service or the courts.

Appraisal Rights

Holders of shares of the Company’s stock who do not vote in favor of the adoption of the Merger Agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262 that is attached to this proxy statement as Appendix C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of the Company’s capital stock who do not vote in favor of the adoption of the Merger Agreement and approval of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Appendix C. Any holder of the Company’s capital stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of capital stock, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any holder of capital stock of the Company wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement and approval of the merger at the Special Meeting at which the proposal to adopt the Merger Agreement and approve the merger will be submitted to the Company’s holders of common stock, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the Merger Agreement and approval of the merger. A holder of shares of capital stock of the Company wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the adoption of the Merger Agreement and approval of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement and approval of the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement and approval of the merger or abstain from voting on the adoption of the Merger Agreement and approval of the merger. Neither voting against the adoption of the Merger Agreement and approval of the merger, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and approval of the merger, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and approval of the merger. The demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement and approval of the merger at the Special Meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of the Company’s capital stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of the Company’s capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of the Company’s capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at QuadraMed Corporation, Attn: Corporate Secretary, 12110 Sunset Hills Road, Reston, VA 20190.

At any time within 60 days after the effective time of the merger, any stockholder who has properly exercised appraisal rights but has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation. Within ten days after the effective time of the merger, the surviving corporation must notify each holder of the Company’s capital stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement and approval of the merger, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of the Company’s capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of the Company’s capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of the Company’s capital stock within the time prescribed in Section 262. Within 120 days after the effective time of the merger, any holder of the Company’s capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of the Company’s capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of the Company’s capital stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of the Company’s capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Parent nor the Company anticipate offering more than the applicable merger consideration to any stockholder of the Company exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of the Company’s capital stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys fees or the fees and expenses of experts) may be determined by the Delaware

Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of the Company’s capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of the Company’s capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Litigation Related to the Transaction

On December 17, 2009, a purported stockholder class action complaint was filed in the Delaware Chancery Court against members of the Board, the Company, the Parent and Merger Sub seeking to enjoin the proposed transaction, entitled Vincent Pirrello, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Duncan James, James Peebles, Robert Pevenstein, Lawrence English, Robert Miller, William Jurika, QuadraMed Corporation, Bavaria Holdings Inc., and Bavaria Merger Sub, Inc., Defendants, C.A. No. 5149-VCS. The complaint seeks certification of a class of all common stockholders of QuadraMed who have been allegedly harmed by the defendants’ actions challenged in the complaint. In particular, the complaint alleges that the defendant directors have breached their fiduciary and other duties and that the Company and Francisco Partners have aided and abetted such breaches of those fiduciary and other duties owed by the corporate defendants. The complaint seeks entry of an order temporarily and permanently enjoining the proposed transaction, compensatory damages, costs and disbursements, including plaintiff’s counsel’s fees and experts’ fees, and other relief.

The Company, Board, the Parent, and Merger Sub believe this lawsuit is without merit and intend to defend themselves vigorously.

THE AGREEMENT AND PLAN OF MERGER

The following sections describe the material provisions of the Agreement and Plan of Merger by and among QuadraMed Corporation, Bavaria Holdings, Inc., and Bavaria Merger Sub, Inc., dated December 7, 2009, as it may be amended from time to time (the “Merger Agreement”). The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to that agreement, a copy of which is attached to this proxy statement as Appendix A, and which is incorporated by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety.

The Merger Agreement contains representations and warranties that QuadraMed, the Parent, and Merger Sub made to each other. This description of the representations and warranties is included solely to provide QuadraMed’s stockholders with information regarding the terms of the merger agreement. These representations and warranties were made for the benefit of the other party to the merger agreement and were made as of specific dates and are subject to qualifications, limitations and exceptions agreed to by QuadraMed, the Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. Moreover, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to stockholders and in some cases may have been made solely for the purpose of allocating risk among QuadraMed, the Parent, and Merger Sub, and to provide contractual rights and remedies to the parties if those statements are or prove to be incorrect rather than to establish matters as facts. Stockholders and others not specifically designated in the Merger Agreement as third-party beneficiaries are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of QuadraMed, the Parent or Merger Sub or any of their respective subsidiaries or affiliates. Please refer to the sections entitled “Representations and Warranties” and “Conditions to the Merger” below for a further discussion of the conditions to closing the merger.

The Merger

Structure. Upon the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.

Governing Documents. At the effective time of the merger, the Company’s certificate of incorporation, as in effect immediately prior to the effective time of the merger, will become the certificate of incorporation of the surviving corporation. At the effective time of the merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation.

Effective Time. The closing of the merger will take place on a date to be specified by the Company, the Parent and Merger Sub, which shall be no later than the fifth business day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). Immediately after the closing, the parties will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the merger. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parent and the Company may specify in the certificate of merger.

Directors and Officers. The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.

Merger Consideration

Company Common Stock. Each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger, other than treasury shares or dissenting shares (as discussed below), will be converted into the right to receive $8.50 in cash, without interest, from the surviving corporation and all such shares will automatically be cancelled and the holder will not have any other rights other than to receive such consideration.

Company Preferred Stock. Each share of the Company’s Series A Preferred Stock issued and outstanding immediately prior to the effective time of the merger, other than treasury shares or dissenting shares (as discussed below), to the extent not converted by the holder thereof into shares of the Company’s common stock prior to the effective time of the merger, will be converted into the right to receive $13.7097 in cash, without interest, from the surviving corporation and all such shares will automatically be cancelled and the holder will not have any other rights other than to receive such consideration.

Treasury Stock and Parent-Owned Stock. Each share of the Company’s common stock or Series A Preferred Stock that is owned directly or indirectly by the Company as treasury stock or by the Parent, Merger Sub or any subsidiary of the Parent or the Company immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist, and no cash or other consideration will be paid or delivered in exchange therefor.

Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

Payment of Merger Consideration and Surrender of Stock Certificates. Prior to the effective time of the merger, the Parent will designate a bank or trust company to act as the paying agent for the payment of merger consideration to applicable holders of Company securities. Promptly after the effective time of the merger, such paying agent will mail to each holder of record of an outstanding share of the Company’s common stock or Series A Preferred Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of stock certificates or book entry shares in exchange for the payment of the consideration described above to be made to the holder of such certificates or book entry shares. Upon surrender of a certificate or book entry share for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, and such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate or book entry share shall be entitled to receive the applicable consideration for each share of the Company’s common stock or Series A Preferred Stock formerly represented by such certificate or book entry share, and such certificate or book entry share so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of the shares of the Company’s common stock or Series A Preferred Stock.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the paying agent without a letter of transmittal.

Stockholders will not be entitled to receive the per share merger consideration until they deliver a duly completed and validly executed letter of transmittal to the paying agent. If a stockholder’s shares are certificated, the stockholder must also surrender the stock certificate(s) to the paying agent. If a stockholder’s ownership of shares is not registered in the transfer records of the Company, the certificate or book entry shares formerly representing the shares, all documents reasonably satisfactory to the surviving corporation required to evidence and effect such transfer, and payment of any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Parent and the Company that such tax has been paid or is not applicable must be presented to the paying agent before the paying agent provide the merger consideration.

Dissenting Shares. A holder of the Company’s common stock or Series A Preferred Stock may exercise stockholders’ appraisal rights available under Section 262 of the DGCL, which is included with this proxy statement as Appendix C. The shares of the Company’s common stock or Series A Preferred Stock held by holders who have properly exercised stockholders’ appraisal rights will not be converted into the right to receive the consideration discussed above.

Company Stock Options. As of the effective time of the merger, all outstanding options to purchase shares of the Company’s common stock will be cancelled and each holder of any such stock option will receive an amount of cash (without interest) equal to the product of (x) the total number of shares of Company common stock subject to such stock option multiplied by (y) the amount, if any, by which $8.50 exceeds the exercise price per share of Company common stock under such stock option, less applicable taxes. Immediately following the effective time of the merger, the Parent will assume the Company stock plans and any rights, obligations and liabilities of the Company thereunder.

ESPP. In accordance with the terms of Company’s 2008 Employee Stock Purchase Plan (the “ESPP”), immediately prior to the effective time of the merger, the then-current “Purchase Interval” (as such term is defined in the ESPP), if any, will terminate and each participant’s payroll deductions for such Purchase Interval will be applied to the purchase of shares of the Company’s common stock at the applicable purchase price and in accordance with the terms of the ESPP.

Representations and Warranties

The Company made certain representations and warranties to the Parent and Merger Sub relating to, among other things:

•	the Company’s and its subsidiaries’ organization, valid existence, good standing and proper qualification;

•	requisite corporate power and authority to execute and deliver the Merger Agreement and enter into the transactions contemplated by the Merger Agreement;

•	the binding effect of the Merger Agreement;

•	the capitalization and capital structure of the Company;

•	the subsidiaries of the Company;

•	required reports and filings to be made with, and consents and approvals to be obtained from, governmental authorities in connection with or as a result of the merger;

•

the absence of any violation of, or conflict with, the organizational documents of the Company or its subsidiaries, applicable law or certain agreements as a result of entering the transactions contemplated by the Merger Agreement;

•	documents the Company has filed with the SEC since January 1, 2006;

•

the preparation of the consolidated financial statements of the Company and its subsidiaries in accordance with United States generally accepted accounting principles (“GAAP”) on a consistent basis and in compliance with applicable SEC rules and regulations;

•	the amount of cash, marketable securities and working capital held by the Company and its subsidiaries on a consolidated basis;

•	the Company’s maintenance of a standard system of accounting established and administered in accordance with GAAP;

•	the Company’s compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

•	the accuracy of information supplied by the Company in this proxy statement and all other documents to be filed with the SEC or any other governmental entity in connection with the merger;

•	the absence of undisclosed liabilities;

•	the conduct of the Company and its subsidiaries in the ordinary course of business and consistent with past practice since December 31, 2008;

•

the Company’s and each of its subsidiaries’ possession of all requisite corporate power and authority to own and operate all of its property and assets and to carry on its business as currently conducted, including the possession of good and valid title, free and clear of all material liens, to its assets and real property;

•	the Company’s ownership of and leases to real property;

•	all litigation pending or threatened against the Company or any of its subsidiaries;

•	possession of material permits required for the Company’s and its subsidiaries’ businesses;

•	the Company’s and its subsidiaries’ compliance with applicable laws and governmental orders, and the absence of any pending or threatened material governmental investigations or reviews;

•	insurance coverage and policies;

•	environmental matters;

•	tax matters;

•	matters with respect to certain material contracts;

•	the Company’s and its subsidiaries’ intellectual property;

•	the Company’s employment compensation plans, policies, agreements and arrangements;

•	the absence of any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, or collective bargaining or similar agreement involving Company or any of its Subsidiaries;

•

the absence of any proceeding asserting that Company or any of its subsidiaries has committed a violation of law relating to employee matters, including those related to wages, hours, immigration and naturalization, collective bargaining, occupational safety or health standards, employment discrimination, and the payment and withholding of taxes;

•

the absence of any undisclosed agreement, arrangement or transaction pursuant to which any director or officer (or any of his or her affiliates) of the Company or any of its subsidiaries sold, transferred, pledged, assigned or otherwise disposed of, or entered into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Company common stock during the period commencing six months prior to the date of the Merger Agreement through the date of the Merger Agreement;

•	the Company’s customers and vendors;

•	the payment of brokerage fees, commissions and finders’ fees in connection with the transactions contemplated by the Merger Agreement;

•	receipt of a fairness opinion from the Company’s financial advisor;

•

receipt of approval to adopt of the Merger Agreement and approve the transactions contemplated thereby by the holders of the Company’s common stock, and that such approval is the only approval of holders of any class or series of the capital stock of Company required to adopt the Merger Agreement and approve the transactions contemplated thereby;

•	the exemption of the transactions contemplated by the Merger Agreement from applicable State of Delaware anti-takeover regulations; and

•

the compliance by the Company, its subsidiaries, and their respective directors, officers, agents and employees with laws regarding contributions, gifts, and expenses related to political activity; payments to foreign or domestic government officials, employees, political parties or campaigns; and criminal bribery.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified by a “materiality” or “material adverse effect” standard (i.e., they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect to the Company). For purposes of the Merger Agreement, a “material adverse effect to the Company” means any event, circumstance, occurrence, state of facts, change or effect that, individually or in the aggregate with any other events, circumstances, occurrences, states of facts, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (ii) the ability of the Company to consummate the merger and the other transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, the definition of “material adverse effect to the Company” excludes any adverse effect resulting from or arising out of:

•	changes in general economic or business conditions, including changes in the U.S. securities markets;

•	conditions generally affecting the industry in which the Company operates;

•	acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof;

•

any cancellation of or delays in customer orders or work for clients, any reductions in sales, or any disruption in licensor, vendor, partner or similar relationships or any loss of employees, which the Company can demonstrate in each case is primarily and directly attributable to the execution of the Merger Agreement, the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement;

•	changes in U.S. GAAP or changes in the interpretation of U.S. GAAP, or changes in the accounting rules and regulations of the SEC;

•	any other action taken at the written request of the Parent or Merger Sub;

•

any demand for appraisal under Section 262 of the DGCL made by holders of the Company’s common stock or Series A Preferred Stock and any litigation brought or threatened by holders of the Company’s common stock or Series A Preferred Stock to the extent asserting allegations of breach of fiduciary duty relating to the adoption of the Merger Agreement by the Board or the Special Committee or violations of securities laws in connection with this proxy statement;

•

any changes of any U.S. or non-U.S. federal, state or local law, statute, ordinance, code, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, authorization or permit of any governmental entity; or

•

a decline in the trading price or trading volume of the Company’s common stock and any failure in and of itself by the Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (provided that, the underlying causes of any such decline or failure may be considered in determining whether there has been a material adverse effect to the Company).

Except that, with respect to the first, second, third, fifth or eighth bullet points immediately above, in the event any such event, circumstance, occurrence, state of facts, change or effect has had a disproportionate effect on the

Company and its subsidiaries, taken as a whole, compared to other persons engaged in the industry in which the Company operates, such event, circumstance, occurrence, state of facts, change or effect shall be considered in determining whether a material adverse effect to the Company has occurred.

The Parent and Merger Sub made certain representations and warranties to the Company relating to, among other things:

•	the Parent’s and Merger Sub’s organization, valid existence, good standing and proper qualification;

•	requisite corporate power and authority to execute and deliver the Merger Agreement and enter into the transactions contemplated by the Merger Agreement;

•	the binding effect of the Merger Agreement;

•

the absence of any violation of, or conflict with, the organizational documents of the Parent and Merger Sub, applicable law or certain agreements as a result of entering the transactions contemplated by the Merger Agreement;

•	required reports and filings to be made with, and consents and approvals to be obtained from, governmental authorities in connection with or as a result of the merger;

•	the Parent’s and Merger Sub’s compliance with applicable laws and governmental orders, and the absence of any pending or threatened material governmental investigations or reviews;

•	the accuracy of information supplied by the Parent in this proxy statement and all other documents to be filed with the SEC or any other governmental entity in connection with the merger;

•	the availability of sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	the absence of prior activities of Merger Sub other than in connection with the transactions contemplated by the Merger Agreement;

•	the absence of a requirement that the stockholders of the Parent further approve the transactions contemplated by the Merger Agreement;

•	the absence of ownership of Company securities by the Parent and Merger Sub;

•

the acknowledgement by the Parent and Merger Sub that certain materials provided by the Company contain projections and other forecasts, that there are uncertainties inherent in attempting to make such projections and other forecasts, that each of the Parent and Merger Sub is familiar with such uncertainties, and that neither the Company nor any person acting on behalf of Company has made any representation or warranty with respect to such projections and other forecasts; and

•	the binding effect of the limited guarantee issued by affiliates of the Parent in connection with the execution of the Merger Agreement.

Covenants of the Parties

The Company has agreed in the Merger Agreement that from the date of the Merger Agreement until the closing date of the merger, unless it receives the Parent’s written consent or has otherwise disclosed in its disclosure schedules to the Merger Agreement or is otherwise expressly permitted by the Merger Agreement:

•	the Company and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practice;

•

the Company and its subsidiaries will use commercially reasonable efforts to preserve their business organizations, keep available the services of the current officers and employees and consultants of the Company and its subsidiaries, maintain its existing relations and goodwill with customers, suppliers and other persons with which Company or any of its subsidiaries has significant business relations, maintain and keep material properties and assets in good repair and condition, and maintain in effect all governmental permits pursuant to which the Company or any of its subsidiaries currently operates; and

•

the Company will declare, set aside and pay all dividends to be declared, set aside or paid on the Company’s Series A Preferred Stock pursuant to the Company’s certificate of incorporation in respect of each dividend payment record date after the date of the Merger Agreement and prior to the effective time of the merger.

In addition, the Company has agreed that, unless it receives written consent of the Parent or has otherwise disclosed in its disclosure schedules to the Merger Agreement or is otherwise expressly permitted by the Merger Agreement, the Company will not and will cause its subsidiaries not to:

•	split, combine or reclassify its outstanding shares of capital stock;

•

other than payments of dividends to holders of Series A Preferred Stock in respect of each dividend payment record date after the date of the Merger Agreement and prior to the Effective Time or to wholly owned subsidiaries in the ordinary course of business and in a manner consistent with past practice, declare, set aside or pay dividends or distributions to holders of the Company’s securities;

•

redeem, repurchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (except as required under the Company’s stock plans);

•

issue, sell, pledge, dispose of, grant or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock of any class or any debt instruments that convey voting rights to their holders (other than the issuance of shares pursuant to the exercise of an option to purchase Company common stock outstanding on the date of the Merger Agreement under the Company stock plans or pursuant to the conversion of shares of Series A Preferred Stock);

•

issue, sell, pledge, dispose of, grant or encumber any assets (including cash, cash equivalents or marketable securities) of the Company or any of its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

•

transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of any of the Company’s subsidiaries) other than in the ordinary course of business and in a manner consistent with past practice and other than transactions not in excess of $100,000 in the aggregate in any calendar year;

•

acquire or invest in assets or stock in any transaction or any series of transactions for an aggregate purchase price, including the assumption of any debt, in excess of $100,000 in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date of the Merger Agreement;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person or entity, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and in a manner consistent with past practice;

•

enter into any contract or agreement that contemplates an exchange of value in excess of $100,000 over the life of such contract or agreement, other than in the ordinary course of business and in a manner consistent with past practice;

•

authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and its subsidiaries taken as a whole; provided, that the Company will consult with the Parent on all capital expenditures in excess of $100,000 and will give good-faith consideration to the Parent’s comment on such expenditures;

•	enter into or, except in the ordinary course of business and in a manner consistent with past practice, terminate, modify or amend, any material contract;

•

waive, release, relinquish or assign any material contract (or any of the material rights of Company or any of its subsidiaries thereunder), right or claim, that is material to the Company and its subsidiaries taken as a whole,

•	grant any power of attorney;

•	cancel or forgive any material indebtedness owed to the Company or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company or any subsidiary of the Company;

•	engage in reductions in force, or grant any severance or termination pay to any individual;

•

hire additional employees except to fill open positions identified on the disclosure schedules to the Merger Agreement or to replace non-executive employees who terminate their employment with the Company or a subsidiary after the date of the Merger Agreement at a salary and other compensation not greater than that paid to the employee being replaced;

•

enter into, amend or modify (other than any amendment or modification otherwise required by the Merger Agreement or as necessary to comply with an effective judgment, decree, injunction or other order issued by an administrative agency, administrative tribunal, or court of competent jurisdiction) any employment agreement or offer letter with any person except for entering into offer letters in accordance with the immediately preceding paragraph;

•

terminate, establish, adopt, enter into, make any new grants (other than any grant or award of benefits necessary to comply with an effective judgment, decree, injunction or other order issued by an administrative agency, administrative tribunal, or court of competent jurisdiction) under, amend or otherwise modify any material Company benefit plan or any other employee benefit plan;

•	increase the salary, wage, bonus or other compensation of any employees;

•

provide for any transaction or incentive bonus, “stay-put” or other similar compensatory payments to any Company or subsidiary employee as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby;

•	enter into any collective bargaining agreement;

•

fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company and its subsidiaries in the ordinary course of business and in a manner consistent with past practice;

•	amend or change any organizational documents of the Company or any of its subsidiaries;

•

change any accounting principle, practice or method in a manner that is inconsistent with past practice, except in the ordinary course of business or as may be required by applicable law and except to the extent required by GAAP as advised in writing by its current registered independent accountants;

•

take any action that could reasonably be expected to result in (i) any of the conditions to the merger not being satisfied or (ii) otherwise prevent or materially impair or delay the ability of the Company to consummate the merger or the other transactions contemplated by the Merger Agreement;

•

outside the ordinary course of business consistent with past practice, propose or consent to any material change to the pricing of any products sold by the Company, or offer any material discounts to any customers of the Company;

•

fail to (i) timely file all income and other required material tax returns, (ii) timely pay all material taxes due and payable, or (iii) promptly notify the Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any subsidiary of the Company in respect of any material amount of tax of which the Company has been notified in writing;

•	settle or compromise any material income tax liability;

•

except as required by applicable law or GAAP, (i) request a tax ruling, (ii) amend any tax return, (iii) file any tax return in a manner that is materially inconsistent with past custom and practice, (iv) make or rescind any material election relating to taxes, (v) settle or compromise any material claim, action, suit, litigation, arbitration, investigation, audit or controversy relating to taxes, or (vi) make any material change to any of its methods of accounting or methods of reporting income or deductions for tax or accounting practice or policy from those employed in the preparation of its most recent tax return;

•

grant any license or other right under, fail to assert, or sell, allow to lapse, encumber or otherwise dispose of, any intellectual property right of the Company, except license agreements entered into in the ordinary course of business and in a manner consistent with past practice that provide customers with the non-exclusive, non-transferable, non-sublicenseable right to use the Company software internally solely in object code form for such customer’s (or its affiliates’) benefit, but provides no: (i) exclusivity to such customers or restrictions on the ability of the Company to conduct any business; (ii) rights to distribute Company software or make any modifications thereto, or (iii) most favored nation commitments to such customers;

•

enter into, amend or modify any agreement, contract or instrument currently in effect that obligates the Company not to compete with any business or activity, whether within a certain geographic area or otherwise, or which restricts the right of the Company to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the ordinary course of business and in a manner consistent with past practice and acceptable confidentiality agreements entered in compliance with certain provisions of the Merger Agreement);

•

enter into, amend or modify any indemnification, consulting, collective bargaining or other agreement between the Company and any of its officers or directors, or other employees or consultants of the Company who are entitled to compensation thereunder in excess of $100,000 per year;

•

outside of the ordinary course of business, make any materially adverse change in pricing or royalties charged by the Company or any of its subsidiaries to its customers or licensees or in pricing or royalties set or charged under existing license or royalty agreements by persons or entities who are licensing intellectual property to the Company or any of its subsidiaries;

•

take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203);

•	commence or settle any litigation, suit, claim or proceeding, other than in an amount less than $100,000;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder;

•

accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, or revalue, discount or write off any notes or accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;

•	delay the payment of any accounts payable or other liabilities; or

•	authorize or enter into an agreement to do anything prohibited by any of the foregoing.

The Merger Agreement also contains a covenant of no solicitation which provides the following:

The Company has agreed that from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing date of the merger, the Company will not, and will cause its subsidiaries and its and their respective representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal (as defined below); or

•

engage in any discussions or negotiations with respect to any acquisition proposal, or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations; or

•

approve or recommend, or publicly propose to approve or recommend, an acquisition proposal, or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal; or

•

enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated the Merger Agreement or requiring the Company to materially breach its obligations under the Merger Agreement; or

•	resolve, propose or agree to do any of the foregoing.

The Company has also agreed:

•

to immediately cease and (A) cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or entity previously conducted by the Company, its subsidiaries or any of its representatives with respect to any acquisition proposal, (B) cause to be terminated any access such person or entity may have to any physical or virtual data room maintained by or on behalf of the Company and (C) enforce the right to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such person or entity on behalf of the Company or any of its subsidiaries;

•

to promptly (within 48 hours) notify the Parent in the event that the Company or any of its subsidiaries or its or their respective representatives receives any acquisition proposal, any request for information relating to the Company or any of its subsidiaries other than requests for information in the ordinary course of business and unrelated to an acquisition proposal, or any inquiry or request for discussions or negotiations regarding any acquisition proposal;

•

to promptly (within 48 hours) notify the Parent of the identity of any person or entity making any acquisition proposal, inquiry or request referenced in the immediately preceding paragraph and provide a copy of such acquisition proposal, inquiry or request (or, where no such copy is available, a written description of such acquisition proposal, inquiry or request), including any material modifications thereto;

•

to promptly (within 24 hours) notify the Parent in the event that the Company or any of its subsidiaries or its or their respective representatives enters into an confidentiality agreement permitted under the non-solicitation provisions of the Merger Agreement with the person or entity making any acquisition proposal, inquiry or request, and provide an executed copy of such confidentiality agreement;

•

to keep the Parent reasonably informed on a reasonably prompt basis (and in any event no later than 24 hours) after the occurrence of any changes or developments of the status of any acquisition proposal, inquiry or request, including by furnishing the Parent with copies of any written inquiries, correspondence and draft documentation;

•	to promptly (within 24 hours) notify the Parent if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an acquisition proposal;

•

not to, and to cause its subsidiaries not to, enter into any confidentiality agreement with any person or entity (other than confidentiality agreements permitted under the non-solicitation provisions of the Merger Agreement);

•

not to, and to cause its subsidiaries not to, enter into any agreement that prohibits the Company from providing or making available to the Parent or Merger Sub any information provided or made available to any other person or entity pursuant to a confidentiality agreement; and

•

not to, and to cause its subsidiaries not to, terminate, waive, amend, modify or fail to enforce any provision of, or grant permission or request under, any standstill agreement or confidentiality agreement (other than any confidentiality agreement that is not related to an acquisition proposal) to which the Company or any of its subsidiaries is a party.

However, notwithstanding the Company’s non-solicitation obligations, if at any time following the date of the Merger Agreement and prior to the adoption of the Merger Agreement by the holders of the Company common stock, (i) the Company has received a written acquisition proposal from a third party that the Board (or the Special Committee) believes in good faith to be bona fide, (ii) the Company has not knowingly, intentionally or materially breached its non-solicitation obligations under the Merger Agreement, (iii) the Board (or the Special Committee) determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal (as defined below) and (iv) after consultation with its outside counsel, the Board (or the Special Committee) determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the third party making such acquisition proposal and (B) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided, that the Company (x) will not, and will not allow its subsidiaries and their respective representatives to, disclose any non-public information to such third party without first entering into an confidentiality agreement with such third party on terms that are in the aggregate no less favorable to the Company than those contained in the confidentiality agreement between the Company and the Parent and (y) will promptly provide or make available to the Parent any non-public information concerning the Company or its subsidiaries provided or made available to such third party which was not previously provided or made available to the Parent.

Also, notwithstanding the Company’s non-solicitation obligations, the Board (or the Special Committee) may at any time prior to the adoption of the Merger Agreement by the holders of the Company common stock, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, the recommendation of the Board (or the Special Committee) that the holders of the Company common stock adopt the Merger Agreement and approve the transactions contemplated thereby; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any acquisition proposal; or make other statements that are reasonably calculated or expected to have the same effect; and/or (y) if the Company receives an acquisition proposal which the Board (or the Special Committee) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior proposal, after considering all of the adjustments to the terms of the Merger Agreement which may be offered by the Parent, terminate the Merger Agreement and enter into a definitive agreement with respect to such superior proposal (provided that the Company concurrently enters into such definitive agreement); provided, however, that the Company may not terminate the Merger Agreement pursuant to the foregoing clause, unless in advance of or concurrently with such termination the Company pays the applicable termination fee and otherwise complies with the termination provisions of the Merger Agreement; and provided further that neither the Board nor the Special Committee may withdraw, modify or amend its recommendation in a manner adverse to the Parent or terminate the Merger Agreement unless (A) the Company shall not have knowingly, intentionally or materially breached its non-solicitation obligations and (B):

•

the Company shall have provided prior written notice to the Parent at least five days in advance of its intention to take such action with respect to such superior proposal, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents; and

•	prior to effecting any change in the recommendation of the Board (or the Special Committee) or terminating the Merger Agreement to enter into a definitive agreement with respect to such superior proposal, the Company shall negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior proposal.

As used in the Merger Agreement, “acquisition proposal” means any inquiry, proposal or offer from any person or entity or group of persons or entities other than the Parent, Merger Sub or their respective affiliates relating to any acquisition or purchase of a business that constitutes 15% or more of the consolidated net revenues of the Company and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues of the Company and its subsidiaries, taken as a whole.

As used in the Merger Agreement, “superior proposal” means any bona fide acquisition proposal (except that references to “15% or more” will be deemed to be references to “more than 85%”) that (x) is on terms that the Board (or the Special Committee) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement; and (y) which the Board (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financability of such proposal); provided, however, that any such acquisition proposal shall not be deemed to be a “superior proposal” if such acquisition proposal is subject to a financing contingency.

The Company has agreed in the Merger Agreement that from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing date of the merger, the Company will perform the following actions, and in certain cases, cause its subsidiaries to perform the following actions:

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afford the Parent’s representatives reasonable access to the Company’s executive officers, properties, offices, books, contracts and records, provided such representatives are bound by certain confidentiality obligations and except as may otherwise be required or restricted by applicable law;

•	furnish promptly to the Parent all information concerning the Company’s business, properties and personnel as may reasonably be requested;

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use commercially reasonable efforts to provide to the Parent all cooperation reasonably requested by the Parent that is reasonably necessary or customary in connection with any financing of the transactions contemplated by the Merger Agreement;

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furnish the preliminary proxy statement to the Parent and its legal counsel, give the Parent a reasonable opportunity to review such preliminary proxy statement prior to filing with the SEC, and accept all reasonable additions, deletions or changes suggested by the Parent;

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file with the SEC the preliminary proxy statement as promptly as practicable after the execution of the Merger Agreement (and in any event within 25 calendar days of its execution), and thereafter use reasonable best efforts to have the preliminary proxy statement cleared by the SEC as promptly as practicable;

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notify the Parent of the receipt of any comments from the SEC staff with respect to the preliminary proxy statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and provide to the Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company and the SEC with respect to the proxy statement;

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provide the Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive proxy statement prior to filing with the SEC and accept all reasonable additions, deletions or changes suggested by the Parent;

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file the definitive proxy statement with the SEC after all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the proxy statement is included therein, and cause the proxy statement to be disseminated as promptly as reasonably practicable, to its stockholders of record;

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take all action necessary to duly call, give notice of, convene and hold a meeting of the holders of the shares of Company common stock as promptly as reasonably practicable following the date of the Merger Agreement (and in any event, no later than forty (40) days after the filing of the definitive proxy statement with the SEC) for the purpose of adopting the Merger Agreement and approving the merger and, unless the Board (or the Special Committee) has withdrawn its recommendation, use reasonable best efforts to obtain from the holders of the shares of Company common stock votes in favor of the adoption of the Merger Agreement and approval of the merger;

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maintain its existing officers and directors’ liability insurance coverage for the Company’s directors and officers for a period of six (6) years after the closing date of the merger or cause to be obtained on the closing date of the merger “tail” insurance policies with a claims period of at least six (6) years from the closing date of the merger, so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date of the Merger Agreement;

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take, or cause to be taken, all corporate action necessary to suspend the commencement of any additional purchase intervals under the Company’s ESPP after the expiration of the purchase interval in effect as of the date of the Merger Agreement; and

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take, or cause to be taken, all corporate action necessary to terminate, effective as of the closing date of the merger, the Company stock plans as to future grants and to cause each outstanding option to purchase shares of Company common stock to be canceled and to thereafter represent the right to receive the amount of merger consideration applicable to such option as set forth above.

The Parent has agreed in the Merger Agreement that from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing date of the merger, the Parent, and in certain cases, Merger Sub, will perform the following actions:

•	promptly provide the Company with such information as may be required to be included in the proxy statement or as may be reasonably required to respond to any comment of the SEC staff;

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use, or cause the surviving corporation to use, reasonable best efforts to cause the shares of Company common stock to be removed from listing on the NASDAQ Global Market and de-registered under the Exchange Act as soon as practicable following the closing date of the merger;

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ensure that, as of the closing date of the merger, each employee of the Company and each of its subsidiaries who continues employment with the Parent, the surviving corporation or any subsidiary of the surviving corporation after the closing date of the merger receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company or the Company subsidiaries under the comparable employee benefit plans, programs and policies of the Parent or the surviving corporation, as applicable, in which such employees become participants;

•	cause the surviving corporation to assume and honor all previously disclosed Company compensation and benefit plans applicable to employees of the Company and each of its subsidiaries;

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cause the surviving corporation to indemnify, hold harmless and advance expenses to each present and former officer and director of the Company and its subsidiaries against any liabilities arising out of matters existing or occurring at or prior to the closing date of the merger (including the merger and the other transactions contemplated by the Merger Agreement);

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cause the certificate of incorporation and by-laws of the surviving corporation to include provisions for exculpation of director liability, advancement of expenses and indemnification no less favorable than as set forth in the Company’s certificate of incorporation and by-laws in effect on the date of the Merger Agreement for six (6) years after the closing date of the merger; and

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take, or cause to be taken, all corporate action necessary for the Parent to assume, immediately upon the closing of the merger, the Company stock plans and any rights, obligations and liabilities (contingent or otherwise) of the Company thereunder.

Finally, both the Company and the Parent have agreed in the Merger Agreement that from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing date of the merger, they, and in certain cases, Merger Sub, will perform the following actions:

•	perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of the Merger Agreement;

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provide the other party prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which could reasonably be expected to cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement;

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file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act with respect to the merger and the other transactions contemplated by the Merger Agreement;

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cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and using reasonable best efforts to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the merger and the other transactions contemplated by the Merger Agreement;

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subject to applicable law, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the filing, notice or application made by or on behalf of the Parent, Company or any of their respective subsidiaries to any third party in connection with the merger and the other transactions contemplated by the Merger Agreement;

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subject to any confidentiality obligations, keep the other apprised of the status of matters relating to completion of the transactions contemplated the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received from any third party with respect to the merger and the other transactions contemplated by the Merger Agreement;

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cooperate in all respects with each other and use respective reasonable best efforts to contest and resist any administrative or judicial action or proceeding that is instituted (or threatened to be instituted) by a governmental entity or private party challenging any transaction contemplated by the Merger Agreement;

•	cooperate with each other in the preparation of the proxy statement and any amendment or supplement hereto;

•	correct promptly, any information provided by it to be used specifically in the proxy statement, if required, that shall have become false or misleading in any material respect, and take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the proxy statement so as to correct the same and to cause the proxy statement as so corrected to be disseminated to the stockholders of Company;

•	cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated in the Merger Agreement;

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cooperate in the preparation of the initial press release regarding the merger, and thereafter consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the merger or any transaction contemplated in the Merger Agreement and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by applicable rules or laws;

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if any takeover statute is or may become applicable to the merger or the other transactions contemplated by the Merger Agreement, grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of such statute on such transactions; and

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use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Company common stock (including derivative securities) or shares of Company Series A Preferred Stock resulting from the transactions contemplated by the Merger Agreement by each individual who is or will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to equity securities of the Company.

Conditions to Closing

Mutual Conditions to Closing. The respective obligations of each party to complete the merger are subject to the following conditions, which may be waived in writing prior to the consummation of the merger to the extent permitted by applicable law:

•	adoption of the Merger Agreement and approval of the merger by the Company’s stockholders;

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the absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order enjoining, restraining or otherwise prohibiting the consummation of the merger, provided that prior to invoking this condition, each party has used the reasonable best efforts required of it under the Merger Agreement to cause the consummation of the merger;

•	the receipt of all regulatory clearances, other than those waived by Merger Sub; and

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act.

Additional Conditions of the Parent. The obligations of the Parent to complete the merger are subject to the following additional conditions, which may be waived in writing by the Parent prior to the consummation of the merger to the extent permitted by applicable law:

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the representations and warranties of the Company set forth in the Merger Agreement regarding capital structure, Company stock plans, obligations with respect to capital stock, corporate authority, compliance with charter, liquidation, the absence of a Company material adverse effect, anti-takeover statutes, required votes, and the opinion of the Company’s financial advisor shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger;

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the representations and warranties of the Company set forth in the Merger Agreement regarding capital stock and option information shall be true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations and warranties), as of the date of the

Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not increase or would not reasonably be expected to increase the merger consideration by more than $85,000;

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all other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a material adverse effect on the Company;

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the Company shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the closing of the merger;

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as of the closing of the merger, the Company and its subsidiaries shall have on a consolidated basis in bank or brokerage located accounts in the United States cash and marketable securities totaling at least $15,000,000, of which not less than $7,500,000 shall be in cash (treating all fees and expenses incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby, whether or not paid, as if they were paid in cash prior to the closing of the merger, and none of which marketable securities shall be an auction rate or similar security or involved or potentially involved in a Securities Investors Protection Act action or claim);

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the Company shall have delivered to the Parent a certificate, dated the closing of the merger and signed by a senior officer of the Company, certifying to the effect that the above conditions have been satisfied; and

•	the Company shall have taken certain specified actions with respect to a specified agreement with a specified business partner, which actions shall be maintained in full force and effect.

The Parent’s ability to secure the financing that it may need to consummate the merger is not a condition of the Parent or Merger Sub to consummate the merger. In no event shall the Parent’s or Merger Sub’s failure to obtain any such financing in and of itself affect the obligations of the Parent and Merger Sub under the terms of the Merger Agreement (provided that the underlying causes of any such failure may be considered in determining whether the conditions of the Parent’s obligation to consummate the merger have been satisfied, if such underlying causes would independently result in such conditions not having been met).

Additional Conditions of the Company. The obligations of the Company to complete the merger are subject to the following additional conditions, which may be waived in writing by the Company prior to the consummation of the merger to the extent permitted by applicable law:

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the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement shall be true and correct (without regard to any materiality or material adverse effect qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the closing of the merger (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a material adverse effect on the Parent;

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the Parent shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the closing of the merger; and

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the Parent shall have delivered to the Company a certificate, dated as of the closing of the merger and signed by a senior officer, certifying to the effect that the above conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the closing of the merger, whether before or after the adoption of the Merger Agreement by the stockholders of the Company, by mutual written consent of the Company, the Parent and Merger Sub by duly authorized action of their respective boards of directors (or, in the case of the Company, the Special Committee).

In addition, either the Company or the Parent may terminate the Merger Agreement under the following circumstances:

•	The stockholders of the Company have failed to adopt the Merger Agreement;

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The merger has not been consummated by May 6, 2010, and the party seeking to terminate the Merger Agreement has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been a proximate cause of the failure to consummate the merger on or before such date; and

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Any governmental order permanently restraining, enjoining or prohibiting the consummation of the merger becomes final and non-appealable after the parties have used their reasonable best efforts to have such order removed, repealed or overturned; provided, that the right to terminate the Merger Agreement for this reason shall not be available to any party that has breached its covenants or obligations under the Merger Agreement in any manner.

The Company may also terminate the Merger Agreement under the following circumstances:

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prior to the stockholders of the Company adopting the Merger Agreement, the Board (or the Special Committee) approves or enters into an alternative acquisition agreement relating to a superior proposal; provided, however, that (i) the Company may not effect such termination unless the Company is not then in material breach of its non-solicitation obligations as set forth in the Merger Agreement and (ii) such termination shall not be effective unless the Company pays the Parent the applicable termination fee; and

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prior to the closing of the merger, the Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010, provided, that the Company gives the Parent written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010) stating the Company’s intention to terminate the Merger Agreement and the basis for such termination.

The Parent may also terminate the Merger Agreement at any time prior to the closing of the merger under the following circumstances:

•	the Company, the Board or the Special Committee accepts, approves, endorses or recommends an alternative acquisition agreement relating to a superior proposal;

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the Board or the Special Committee, prior to the adoption of the Merger Agreement by the stockholders of the Company, withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, the recommendation of the Board or the Special

Committee that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby; approves, recommends or endorses, or proposes publicly to approve, recommend or endorse, any acquisition proposal; or makes other statements that are reasonably calculated or expected to have the same effect;

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any person or “group” (other than the Parent, its affiliates and certain other excluded owners) becomes a “beneficial owner” (as such terms are defined under Regulation 13D under the Securities Exchange Act of 1934, as amended) of 10% or more of the outstanding shares of QuadraMed’s common stock, or any excluded owner individually acquires an additional 5% or more of the outstanding shares of QuadraMed’s common stock; and

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the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that the Parent gives the Company written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010) stating the Parent’s intention to terminate the Merger Agreement and the basis for such termination.

If the Merger Agreement is terminated, it shall become void and of no effect with no liability on the part of the Company, the Parent or Merger Sub, except that (i) certain provisions of the Merger Agreement will survive the termination, including those relating to fees and expenses (including termination fees), (ii) the confidentiality agreement previously entered into by the Company and the Parent shall remain unaltered, and (iii) subject to certain conditions set forth in the Merger Agreement, the parties shall continue to be liable for damages resulting from any willful or knowing breach of a covenant contained in the Merger Agreement prior to the termination date.

The Company shall pay the Parent a termination fee of $4.0 million in the event that:

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the Company terminates the Merger Agreement prior to the stockholders of the Company adopting the Merger Agreement because the Board or the Special Committee approves or enters into an alternative acquisition agreement relating to a superior proposal; or

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the Parent terminates the Merger Agreement because the Company, the Board or the Special Committee accepts, approves, endorses or recommends an alternative acquisition agreement relating to a superior proposal; or

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the Parent terminates the Merger Agreement because the Board or the Special Committee, prior to the adoption of the Merger Agreement by the stockholders of the Company, withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, the recommendation of the Board or the Special Committee that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby; approves, recommends or endorses, or proposes publicly to approve, recommend or endorse, any acquisition proposal; or makes other statements that are reasonably calculated or expected to have the same effect.

In circumstances where a termination fee is payable by the Company as a result of a termination described in one of the immediately preceding bullet points, the Parent’s and Merger Sub’s sole and exclusive remedy, including on account of punitive damages, is their receipt of such termination fee.

The Company shall also pay the Parent a termination fee of $4.0 million in the event that:

•	either the Parent or the Company terminates the Merger Agreement because the stockholders of the Company have failed to approve the merger; or

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either the Parent or the Company terminates the Merger Agreement because the merger has not been consummated by May 6, 2010; provided that the terminating party has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been the proximate cause of the failure of the merger to be consummated by such date; or

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the Parent terminates the Merger Agreement because of a person or “group” (other than the Parent, its affiliates and certain other excluded owners) becomes a “beneficial owner” (as such terms are defined under Regulation 13D under the Securities Exchange Act of 1934, as amended) of 10% or more of the outstanding shares of QuadraMed’s common stock, or excluded owner individually acquires an additional 5% or more of the outstanding shares of QuadraMed’s common stock; or

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the Parent terminates the Merger Agreement because the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that the Parent gives the Company written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating the Parent’s intention to terminate the Merger Agreement and the basis for such termination;

and, in any such case, an acquisition proposal (which, for the purposes of this provision, reflects a transaction for 50%, not 15% of the Company or its assets) has been publicly announced and not withdrawn, or otherwise becomes publicly known after the date of the Merger Agreement, and, within 12 months after such termination, the Company either enters into a definitive agreement relating to an acquisition proposal or an acquisition proposal is consummated.

The Company shall also reimburse each of the Parent and Merger Sub, up to $800,000 in the aggregate, for all out-of-pocket expenses and fees actually incurred by the Parent, Merger Sub and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby and all prior negotiations between the Company and the Parent, Merger Sub and their affiliates (including in each case the actual fees of legal, accounting and financial advisors, consultants and travel and lodging expenses of employees of the Parent, Merger Sub and their affiliates engaged in such transactions) in the event of a termination of the Merger Agreement pursuant to the first, second or fourth bullet point immediately set forth above if neither the Parent nor Merger Sub is in material breach of its material covenants and agreements contained in the Merger Agreement, regardless of whether or not an acquisition proposal is publicly announced or known, or consummated by the Company within 12 month of termination. The amount of such expenses and fees paid by the Company would serve to reduce the amount of the termination fee otherwise payable by the Company.

The Parent shall pay the Company a termination fee of $4.5 million in the event that:

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the Company terminates the Merger Agreement prior to the closing of the merger, because the Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in the failure of an applicable closing condition and (2) cannot be cured by May 6, 2010; provided, that the Company gives the Parent written notice, delivered at least 30 days prior to such termination (or such shorter number of days as may exist between the date of such notice and May 6, 2010), stating the Company’s intention to terminate the Merger Agreement and the basis for such termination; or

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either the Parent or the Company terminates the Merger Agreement because the merger has not been consummated by May 6, 2010; provided that the terminating party has not breached in any material respect its covenants or obligations under the Merger Agreement in any manner that has been the proximate cause of the failure of the merger to be consummated by such date;

if, in either such case, all of the conditions to the Parent’s and Merger Sub’s obligation to consummate the merger set forth in the Merger Agreement are satisfied as if the date of such satisfaction was the closing date of the merger and the merger shall not have occurred due to a breach of the Merger Agreement by the Parent or Merger Sub (which shall be deemed to have occurred if the Parent has not closed as of May 6, 2010 and all of the conditions to the Parent’s and Merger Sub’s obligation to consummate the merger are satisfied as of the business day prior to May 6, 2010).

In circumstances where a termination fee is payable by the Parent, the Company’s sole and exclusive remedy, including on account of punitive damages and for willful and knowing breach of the Merger Agreement, is the Company’s receipt of such termination fee.

In the event that the Parent is required to pay a termination fee under the Merger Agreement, the Parent would have no right to receive any termination fee otherwise payable by the Company under the Merger Agreement.

If a party fails to promptly pay any amount due from such party in connection with a termination of the Merger Agreement, and in order to obtain such payment the other party commences a suit which results in a judgment against the such party for payment of all or a portion of any such amount, the non-prevailing party shall pay to the prevailing party its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest.

Except as otherwise provided in the Merger Agreement, the payment of an applicable termination fee shall be the sole and exclusive remedy, including on account of punitive damages, of a party with respect to the facts and circumstances giving rise to such payment obligation except to the extent such facts or circumstances constitute or arise from willful or knowing breach of the other party’s obligations.

In no event, whether or not the Merger Agreement has been terminated, shall the Parent, the Merger Sub or any of their affiliates, individually or in the aggregate, be subject to any liability in excess of $4,500,000 for any or all losses or damages relating to or arising out of the Merger Agreement or the transactions contemplated thereby, including breaches by the Parent or the Merger Sub of any representations, warranties, covenants or agreements contained in the Merger Agreement, and in no event shall the Company seek equitable relief or seek to recover any money damages in excess of such amount from the Parent, the Merger Sub or any of their respective affiliates. In no event, whether or not the Merger Agreement has been terminated, shall the Company or any of its affiliates, either individually or in the aggregate, be subject to any liability in excess of $4,000,000 for any or all losses or damages relating to or arising out of the Merger Agreement or the transactions contemplated thereby, including breaches by the Company of any representations, warranties, covenants or agreements contained in the Merger Agreement, except in connection with any willful or knowing breach of the Merger Agreement or any breach of the Company’s non-solicitation obligations contained in the Merger Agreement. The Parent is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof.

Amendment and Waiver

The parties may not modify or amend the Merger Agreement except by written agreement executed and delivered by duly authorized officers of the respective parties.

At any time prior to the closing of the merger, each of the parties to the Merger Agreement may (i) extend the time for performance of any obligation or act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained therein, in each case, to the extent permitted by applicable law.

Assignment

The Merger Agreement shall not be assignable by operation of law or otherwise; provided, however, that (i) the Parent may designate, by written notice to the Company, another affiliate of the Parent to be a constituent corporation in lieu of Merger Sub and (ii) subject to certain conditions, the Parent or Merger Sub may assign on a collateral basis any and all of its rights and interests under the Merger Agreement to any provider of debt financing of the transactions contemplated thereby, provided that no such assignment shall alleviate or release the Parent from its obligations under the Merger Agreement.

Expenses

Subject to the Company’s obligation to reimburse the Parent for certain fees and expenses in connection with the termination of the Merger Agreement under certain circumstances, whether or not the merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that each of the Company and the Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the proxy statement, if any (including any SEC filing fees), and with the filing of any notifications required to be made with the Federal Trade Commission or the Department of Justice under the HSR Act.

Limited Guarantee

Pursuant to a limited guarantee delivered by Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., which we refer to collectively as “Francisco Partners,” in favor of the Company, dated as of December 7, 2009, Francisco Partners has agreed to guarantee, severally but not jointly, the punctual performance and discharge of the Parent’s payment obligations under the Merger Agreement, in the event of a termination or breach of the Merger Agreement under circumstances in which the Parent’s obligation to pay a termination fee of $4.5 million to the Company is triggered.

The limited guarantee will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent is not obligated to pay a termination fee to the Company, and (iii) 30 days after the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent would be obligated to pay a termination fee to the Company, if the Company has not presented a claim for payment to the Parent and Merger Sub, or to Francisco Partners, by the end of such 30 day period. However, in the event that the Company or any of its affiliates (A) asserts in any litigation or other proceeding that the provisions of the limited guarantee pursuant to which the Company waives and releases Francisco Partners, the Parent, Merger Sub and certain of their affiliates from specified types of claims or that limit Francisco Partners’ liability, the term of the limited guarantee or the recourse under the limited guarantee, or the provisions of the Merger Agreement that limit the liability of the Parent and Merger Sub, are illegal, invalid or unenforceable, in whole or in part, or (B) asserts any theory of liability against Francisco Partners, the Parent, Merger Sub or certain of their affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of Francisco Partners under the limited guarantee, then (i) Francisco Partners’ obligations under the limited guarantee shall terminate and be null and void, (ii) Francisco Partners shall be entitled to recover any prior payments made under the limited guaranty, and (iii) neither Francisco Partners, the Parent, Merger Sub or any of their affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under the limited guarantee.

Delisting and Deregistration of QuadraMed Common Stock

If the transaction is completed, the Company will no longer be a public company. The Company’s common stock will no longer be traded on the NASDAQ Global Market and will be deregistered or suspended under the Exchange Act. Accordingly, the Company would cease making reports pursuant to Section 13 or Section 15(d) under the Exchange Act.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

The Company is submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve any adjournments of the Special Meeting to a later date or time if there are not sufficient votes to adopt the Merger Agreement and approve the merger at the time of the Special Meeting or any adjournment or postponement of that Special Meeting. Even though a quorum may be present at the Special Meeting or any such adjournment or postponement, it is possible that the Company may not have received sufficient votes to adopt the Merger Agreement and approve the merger by the time of the Special Meeting or such adjournment or postponement. In that event, the Company would need to adjourn the Special Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the required stockholder approval to adopt the Merger Agreement and approve the merger. Any other adjournment of the Special Meeting, if voted upon by stockholders, would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the Special Meeting to a later date or time requires the affirmative vote of holders of a majority of the shares of our common stock present or represented at the Special Meeting and entitled to vote on the proposal.

To allow the proxies that have been received by the Company at the time of the Special Meeting to be voted for an adjournment to provide additional time to solicit proxies if there are not sufficient votes to adopt the Merger Agreement and approve the merger at the time of the Special Meeting, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. The Board unanimously recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the Special Meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting (other than the announcement thereof at the initial special meeting) unless our Board fixes a new record date for the Special Meeting.

The adjournment proposal relates only to an adjournment of the Special Meeting occurring for purposes of soliciting additional proxies for the approval of the proposal to adopt the Merger Agreement and approve the merger in the event that there are insufficient votes to approve that proposal. The Board retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the consent of any of the Company’s stockholders.

MARKET PRICE AND DIVIDEND DATA

The Company’s common stock is currently quoted on the NASDAQ Global Market under the symbol “QDHC.” Prior to July 9, 2008, our common stock was traded on the American Stock Exchange. The table below shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the NASDAQ Global Market or the American Stock Exchange, as applicable for the periods presented. Information for 2007 and for the quarter ended March 31, 2008 has been restated to reflect the one-for-five reverse split that was effective on June 13, 2008.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, the Company will cease to be a public company and there will be no further market for our common stock, and the Company’s current stockholders will not own shares in the surviving corporation.

Fiscal Year Ended December 31, 2010	High	Low
Quarter ending March 31 (through [—], 2010)	$ [—]	$ [—]

Fiscal Year Ended December 31, 2009	High	Low
Quarter ended March 31	$6.30	$4.42
Quarter ended June 30	$7.24	$5.51
Quarter ended September 30	$7.45	$6.00
Quarter ended December 31	$8.48	$6.00

Fiscal Year Ended December 31, 2008	High	Low
Quarter ended March 31	$10.60	$9.25
Quarter ended June 30	$10.35	$9.30
Quarter ended September 30	$10.09	$7.95
Quarter ended December 31	$8.39	$4.16

Fiscal Year Ended December 31, 2007	High	Low
Quarter ended March 31	$16.45	$14.75
Quarter ended June 30	$16.30	$15.25
Quarter ended September 30	$14.70	$13.50
Quarter ended December 31	$10.85	$9.15

On December 7, 2009, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $6.41, and the high and low prices for our common stock were $6.75 and $6.27, respectively. On [—], the last practicable trading day prior to the date of this proxy statement, our common stock closed at [—], and the high and low prices for our common stock were [—] and [—], respectively.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the accompanying notes set forth certain information, as of December 21, 2009, concerning the beneficial ownership of our common stock by: (1) each person who is known by us to beneficially own more than 5% of our common stock, (2) each member of the Board, (3) each named executive officer, and (4) all Board members and named executive officers as a group. The beneficial ownership percentages have been calculated based on 8,307,277 shares of common stock outstanding, excluding 1,163,854 shares held by the Company as treasury shares on December 21, 2009.

Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of QuadraMed’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

Name of Beneficial Owner	Number of Shares Owned		Right to Acquire		Total	Percentage
BlueLine Partners, LLC(1)	1,337,405		—		1,337,405	16.1%
J. Carlo Cannell(2)	843,765		—		843,765	10.2%
MacKay Shields, LLC(3)	592,199		2,995,800	(4)	3,587,999	31.7%
Royce & Associates, LLC(5)	489,136		—		489,136	5.9%
Zazove Associates, LLC(6)	49,261		2,791,123	(7)	2,840,384	25.6%
Lawrence P. English(8)	—		395,800		395,800	4.5%
Duncan W. James(8)(10)	—		—			*
William K. Jurika(8)	660,444	(9)	—		660,444	8.0%
Robert W. Miller(8)	600		18,000		18,600	*
James E. Peebles(8)	—		15,200		15,200	*
Robert L. Pevenstein(8)	2,000		18,000		20,000	*
David L. Piazza(10)	—		91,263		91,263	*
Steven V. Russell(10)	—		73,750		73,750	*
Michael J. Simpson(10)	—		—			*
All current Board members and executive officers as a group (9 people)	663,044		612,013		1,275,057	14.3%

*	Less than 1% of our outstanding shares of common stock.
(1)	Address: 402 Railroad Avenue, Suite 201, Danville, CA 94526. This information was obtained from the Form 4 filed with the SEC by BlueLine Partners, LLC on August 3, 2009.
(2)	Address: P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001. This information was obtained from the Form 13F for the quarter ended September 30, 2009 as filed with the SEC by J. Carlo Cannell on November 13, 2009.
(3)	Address: 9 West 57th Street, New York, NY 10019. MacKay Shields, LLC, a registered investment advisor, is an indirect wholly owned subsidiary of New York Life Insurance Company. This information was obtained from the Schedule 13G/A filed with the SEC by MacKay Shields, LLC on January 13, 2009 with respect to the Series A Preferred Stock, and the Form 13F for the quarter ended September 30, 2009 as filed with the SEC on October 20, 2009 with respect to the common stock.
(4)	Represents the number of shares issuable upon the conversion of 1,857,400 shares of Series A Preferred Stock with a conversion rate of 1.6129 shares of common stock per share of Series A Preferred Stock.

(5)	Address: 1414 Avenue of the Americas, New York, NY 10019. This information was obtained from the Form 13F for the quarter ended September 30, 2009 filed with the SEC by Royce & Associates, LLC on November 10, 2009.
(6)	Address: 940 Southwood, Incline Village, NV 89451. This information was obtained from the Schedule 13G filed with the SEC by Zazove Associates, LLC on February 5, 2009 with respect to the Series A Preferred Stock, and the Form 13F for the quarter ended September 30, 2009 as filed with the SEC on October 20, 2009 with respect to the common stock.
(7)	Represents the number of shares issuable upon the conversion of 1,730,496 shares of Series A Preferred with a conversion rate of 1.6129 shares of common stock per share of Series A Preferred Stock.
(8)	Director.
(9)	As reported in Form 3/As filed by Mr. Jurika with the SEC on December 18, 2009.
(10)	Named Executive Officer.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement and including any matter, other than adoption of the Merger Agreement and the transactions contemplated thereby, would require the prior written consent of the Parent. However, if any other matter is properly presented at the Special Meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

STOCKHOLDER PROPOSALS

The Company will not hold an annual meeting of stockholders in 2010 if the transaction is completed because we will no longer be a publicly held company. However, if the merger is not completed or if we are otherwise required to do so under applicable law, the Company would hold a 2010 annual meeting of stockholders. If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Under the rules of the SEC, to be included in the proxy statement for the 2010 annual meeting of stockholders, the Company must receive proposals no later than January 5, 2010. Pursuant to the Company’s Amended and Restated Bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. Our bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company no later than the close of business on the 60th day prior to, nor earlier than the close of business on the 90th day prior to, the anniversary date of the previous year’s annual meeting. To be eligible for consideration at the 2010 annual meeting of stockholders, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between March 6, 2010 and April 5, 2010. In the event the date of the 2010 annual meeting of stockholders would be changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 90th day prior to the 2010 annual meeting of stockholders nor later than the close of business on the 60th day prior to the 2010 annual meeting of stockholders. However, in the event a public announcement of the date of the 2010 annual meeting of stockholders is first made fewer than 70 days prior to such annual meeting, stockholder proposals must be made by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our corporate headquarters are located at 12110 Sunset Hills Road, Reston, Virginia in the Washington, D.C. metropolitan area. Our telephone number is 703-709-2300. We file quarterly and annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website, http://www.quadramed.com, which features all of our current SEC filings free of charge as soon as reasonably practicable after they are filed with the SEC. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the SEC on March 11, 2009);

•

Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed with the SEC on May 7, 2009); for the fiscal quarter ended June 30, 2009 (filed with the SEC on August 6, 2009); and for the fiscal quarter ended September 30, 2009 (filed with the SEC on November 5, 2009);

•

Current Reports filed on Form 8-K filed with the SEC on February 10, 2009, March 12, 2009, March 30, 2009, April 20, 2009, April 30, 2009, May 5, 2009, May 12, 2009, June 4, 2009, June 5, 2009, June 10, 2009, June 12, 2009, July 29, 2009, August 12, 2009, August 14, 2009, October 27, 2009, November 10, 2009, December 3, 2009, December 8, 2009, December 11, 2009 and December 30, 2009; and

•	Definitive Proxy Statement for our 2009 Annual Meeting filed with the SEC on April 30, 2009.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to QuadraMed Corporation, Attn: Investor Relations, 12110 Sunset Hills Road, Reston, VA 20190, Telephone (703) 709-2300, on the Investors page of our corporate website at www.quadramed.com; or from our proxy solicitor, [—] (toll-free at [—]; banks and brokers at [—]); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     ,                     . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

DIRECTIONS TO QUADRAMED SPECIAL MEETING

Directions to Hyatt Regency Reston

1800 Presidents Street, Reston, VA 20190

(703) 709-1234

Washington Dulles International Airport (6.59 miles)

From airport, take Dulles Access Road East toward Washington, DC.

At Reston, use Exit 12, Reston Parkway / VA 602 and make a Left on to Reston Parkway.

Third traffic light turn left onto Bluemont Way.

Turn right onto Presidents Street to hotel.

Ronald Reagan Washington National Airport / Washington, DC (22 miles)

Head North on the George Washington Memorial Parkway (crossing over into Virginia).

Take the VA-123 exit toward Chain Bridge / McLean.

Keep right at the fork to go on VA-123 S.

Merge onto VA-267 W toward I-495 N / Dulles Airport (Portions toll).

Take Reston Parkway / VA-602 exit- Exit 12.

Keep Right at the fork to go on Reston Parkway / VA-602 N.

At the second traffic light turn left onto Bluemont Way.

Turn right onto Presidents Street to hotel.

Baltimore and Point North (55.11 miles or more)

Follow I-95 South to Washington, DC Beltway then exit right (west) onto I-495.

Follow I-495 across the Potomac River into Virginia and exit right onto Rt. 267-Exit 45A toward Dulles Airport / Dulles Toll Road.

Take Reston Parkway / VA-602 exit-Exit 12.

Keep Right at the fork to go on Reston Parkway / VA-602 N.

At the second traffic light turn left onto Bluemont Way.

Turn right onto Presidents Street to hotel.

Richmond and Points South (115.20 miles or more)

Follow I-95 North to Washington, DC Beltway (at Springfield), then exit onto I-495 (north).

Follow I-495 to Rt. 267-Exit 45A, toward Dulles Airport / Dulles Toll Road.

Take Reston Parkway / VA-602 exit-Exit 12.

Keep Right at the fork to go on Reston Parkway / VA-602 N.

At the second traffic light turn left onto Bluemont Way.

Turn right onto Presidents Street to hotel.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

QUADRAMED CORPORATION,

BAVARIA HOLDINGS INC.

and

BAVARIA MERGER SUB, INC.

Dated as of December 7, 2009

INDEX OF DEFINED TERMS

Defined Terms	Section

Acceptable Confidentiality Agreement	5.2(h)
Acquisition Proposal	5.2(h)
Affiliate	3.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(d)(ii)
Audit Date	3.1(h)
Bankruptcy and Equity Exception	3.1(c)
Book Entry Shares	2.1(c)(i)
Cancelled Shares	2.1(b)
Cash	3.1(e)(ii)
Certificate	2.1(c)(i)
Certificate of Merger	1.3
Change of Board Recommendation	5.2(d)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Common Share	2.1(c)(i)
Common Shares	2.1(c)(i)
Company	Preamble
Company Balance Sheet	3.1(g)
Company Balance Sheet Date	3.1(g)
Company Board Recommendation	5.2(d)
Company Compensation and Benefit Plan	3.1(j)
Company Disclosure Schedules	3.1
Company Equity Transaction	3.1(w)
Company Indemnity Agreements	5.9(a)
Company Intellectual Property Rights	3.1(p)(i)
Company IT Assets	3.1(p)(v)
Company Material Adverse Effect	3.1(a)
Company Meeting	5.5(c)
Company Option	2.1(d)
Company Preferred Stock	3.1(b)(i)
Company Reports	3.1(e)(i)
Company Required Statutory Approvals	3.1(d)(i)
Company Requisite Vote	3.1(t)
Company Software	3.1(p)(ix)
Company Stock Plans	3.1(b)(ii)
Confidentiality Agreement	8.6
Contaminant	3.1(p)(xiv)
Continuing Employees	5.8(a)
Contracts	3.1(d)(ii)
Costs	5.9(a)
Current Purchase Interval	5.13
D&O Insurance	5.9(b)
DGCL	Recitals
Disabling Code	3.1(p)(xiv)
Dissenting Common Shares	2.3(a)
Dissenting Preferred Shares	2.3(a)

Defined Terms	Section
Dissenting Shares	2.3(a)
Dividend Payment Record Date	3.1(b)(ii)
DOL	3.1(j)(iii)
Effective Time	1.3
Employees	3.1(j)
Environmental Law	3.1(m)(ii)
ERISA	3.1(j)
ERISA Affiliate	3.1(j)(iii)
ESPP	2.1(d)
Exchange Act	3.1(d)(i)
Exchange Fund	2.2(a)
Excluded Owners	7.4(c)
Executive Employment Agreement	5.8(b)
Executive Waivers	Recitals
FCPA	3.1(v)
Financing	5.1(b)
FINRA	3.1(d)(i)
Governmental Entity	3.1(d)(i)
Hazardous Substance	3.1(m)(iii)
HSR Act	3.1(d)(i)
Indemnified Parties	5.9(a)
Intellectual Property	3.1(p)(xviii)
IRS	3.1(j)(ii)
knowledge	3.1(a)
Law	3.1(k)
Laws	3.1(k)
Lease Documents	3.1(q)
Liens	3.1(q)
Limited Guarantee	Recitals
Marketable Securities	3.1(e)(ii)
Material Contracts	3.1(r)(i)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Multiemployer Plan	3.1(j)(i)
Multiple Employer Plan	3.1(j)(i)
NASDAQ	3.1(d)(i)
Non-U.S. Benefit Plan	3.1(j)(vi)
Notice Period	5.2(d)(ii)
Order	6.1(b)
Other Filings	3.1(f)
Parent	Preamble
Parent Company Disclosure Schedules	3.2
Parent Expenses	7.6(b)(i)
Parent Fee	7.6(c)(ii)
Parent Material Adverse Effect	3.2(a)
Parent Required Statutory Approvals	3.2(c)(i)
Paying Agent	2.2(a)
Pension Plan	3.1(j)(ii)
Permitted Investments	2.2(a)
Person	2.2(b)(iii)

Defined Terms	Section
Preferred Certificate	2.1(c)(ii)
Preferred Merger Consideration	2.1(c)(ii)
Preferred Share	2.1(c)(ii)
Preferred Shares	2.1(c)(ii)
Proxy Statement	3.1(f)
Public Software	3.1(p)(x)
Representatives	5.1(a)
Sarbanes-Oxley Act	3.1(e)(v)
SEC	3.1(a)
Securities Act	3.1(d)(i)
Share	2.1(c)(i)
Shares	2.1(c)(i)
Special Committee	Recitals
Special Reps	6.3(a)
Sponsor	Recitals
Standards Body	3.1(p)(xv)
Subsidiary	3.1(a)
Superior Proposal	5.2(h)
Supporting Stockholders	Recitals
Surviving Corporation	1.1
Systems	3.1(p)(xiv)
Takeover Statute	5.11
Tax	3.1(n)(x)
Tax Return	3.1(n)(x)
Taxable	3.1(n)(x)
Taxes	3.1(n)(x)
Termination Date	7.2(b)
Termination Fee	7.6(a)(ii)
Third Party Licenses	3.1(p)(xii)
Top Customers	3.1(r)(i)(B)
Top Vendors	3.1(r)(i)(B)
U.S. GAAP	3.1(a)
Voting Agreements	Recitals
Voting Debt	3.1(b)(ii)
Working Capital	3.1(e)(ii)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2009 (this “Agreement”), by and among QUADRAMED CORPORATION, a Delaware corporation (“Company”), BAVARIA HOLDINGS INC., a Delaware corporation (“Parent”), and BAVARIA MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Company, acting upon the unanimous recommendation of its Special Committee consisting solely of five (5) disinterested directors (the “Special Committee”), has unanimously determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Company as set forth below (the “Merger”), are advisable and fair to, and in the best interests of, the stockholders of Company;

WHEREAS, the Board of Directors of Company, acting upon the unanimous recommendation of the Special Committee, has unanimously adopted resolutions approving the acquisition of Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the holders of Common Shares adopt this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and Parent, as sole shareholder of Merger Sub, has approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of Company (the “Supporting Stockholders”) have entered into a voting agreement (the “Voting Agreements”) with Parent;

WHEREAS, concurrently with the execution of this Agreement, as a further condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the key executives of Company has executed a waiver under his respective Executive Employment Agreement (the “Executive Waivers”);

WHEREAS, concurrently with the execution of this Agreement, as a further condition and inducement to the willingness of Company to enter into this Agreement, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (each, a “Sponsor”) have executed a limited guarantee (the “Limited Guarantee”) in favor of Company with respect to certain of Parent’s obligations under this Agreement;

WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company, whereupon the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 525 Market Street, 15th Floor, San Francisco, California 94105 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Company and Parent may agree in writing.

1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger; Further Action. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or Company, as the case may be, to take, and shall take, any and all such lawful action.

1.5 Certificate of Incorporation of the Surviving Corporation. Subject to Section 5.9 of this Agreement, at the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable Law.

1.6 By-laws of the Surviving Corporation. Subject to Section 5.9 of this Agreement, at the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation or in accordance with applicable Law.

1.7 Directors. The Directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws.

1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of Company, Parent, Merger Sub or any holder of any shares of capital stock of Company, Parent or Merger Sub:

(a) Merger Sub. Each share of common stock, par value of $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share or Preferred Share that is owned directly or indirectly by Company as treasury stock or by Parent, Merger Sub or any other Subsidiary (as defined in Section 3.1(a)) of Parent or Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Capital Stock.

(i) Subject to Section 2.1(b) and Section 2.3(a), each share of common stock, par value $0.01 per share, of Company issued and outstanding immediately prior to the Effective Time (such shares collectively, “Common Shares” or “Shares” and each, a “Common Share” or “Share”), including any Common Shares issued upon the conversion of any Preferred Shares (as defined in Section 2.1(c)(ii)) into Common Shares by the holder thereof prior to the Effective Time, in each case other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Common Shares (as defined, and to the extent provided in Section 2.3(a)), shall be cancelled and shall be converted automatically into the right to receive from the Surviving Corporation $8.50 per Common Share in cash, without interest (the “Merger Consideration”) payable to the holder thereof upon surrender in the manner provided in Section 2.2(b) of the certificate or certificates (a “Certificate”), or of Common Shares not represented by certificates (“Book Entry Shares”), which in each case immediately prior to the Effective Time evidenced such Shares.

(ii) Subject to Section 2.1(b) and 2.3(a), each share of Series A Cumulative Mandatory Convertible Preferred Stock (liquidation preference $25.00 per share), par value $0.01 per share, of Company issued and outstanding immediately prior to the Effective Time (such shares collectively, “Preferred Shares” and each, a “Preferred Share”), to the extent not converted by the holder thereof into Shares prior to the Effective Time, other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Preferred Shares (as defined, and to the extent provided in Section 2.3(a)), shall be cancelled and shall be converted automatically into the right to receive from the Surviving Corporation $13.7097 per Preferred Share in cash, without interest (the “Preferred Merger Consideration”) payable to the holder thereof upon surrender in the manner provided in Section 2.2(b) of the certificate or certificates (a “Preferred Certificate”) which immediately prior to the Effective Time evidenced such Preferred Shares.

(d) Stock Options; ESPP. Prior to the Effective Time, Company shall take, or shall cause to be taken, all actions necessary, including, without limitation, the amendment of the Company Stock Plans (as defined in Section 3.1(b)) effective as of the Effective Time described in Section 2.1(d) of the Company Disclosure Schedules (as defined in Section 3.1), to terminate (to the extent applicable), effective as of the Effective Time, the Company Stock Plans as to future grants and to cause each option to purchase Common Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time, whether vested or unvested, to be canceled at the Effective Time and to thereafter represent the right to receive, at the Effective Time or as soon as practicable thereafter, but in no event later than March 15, 2011, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to (i) the product of (A) the number of Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of Company Shares previously subject to such Company Option, less (ii) such amounts as may be required to be withheld or deducted under the Code or any provision of any other applicable Tax Law with respect to the making of such payment. Immediately following the Effective Time, Parent shall assume the Company Stock Plans and any rights, obligations and liabilities (contingent or otherwise) of Company thereunder, with such assumption being effective as of the Effective Time, and the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to the Company Stock Plans. In accordance with the terms of Company’s 2008 Employee Stock Purchase Plan (the “ESPP”), immediately prior to the Effective Time, the then-current “Purchase Interval” (as such term is defined in the ESPP), if any, shall terminate and each participant’s payroll deductions for such Purchase Interval shall be applied to the purchase of Common Shares at the applicable purchase price and in accordance with the terms of the ESPP.

2.2 Exchange of Share Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and Preferred Merger Consideration. At or as soon as reasonably practicable following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates and Book Entry Shares, an amount equal to the aggregate Merger Consideration, and for the benefit of the holders of Preferred Certificates, an amount equal to the aggregate Preferred Merger Consideration. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.” Such funds shall be invested in Permitted Investments by the Paying Agent as directed by the Surviving Corporation. Any interest or other income resulting from such investment shall be paid to and be income of Parent. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. “Permitted Investments” shall mean (a) direct obligations of the United States, (b) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest and (c) certificates of deposit or demand deposits of a commercial bank having at least $1 billion in assets and rated in one of two highest rating categories (without regard to refinements within such rating categories) by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book Entry Share (i) a letter of transmittal specifying that delivery of the Certificates or Book Entry Shares shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss reasonably satisfactory to the Surviving Corporation in lieu thereof) or Book Entry Shares to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares, as applicable, in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered on the transfer books of Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Certificate (or evidence reasonably satisfactory to the Surviving Corporation of loss in lieu thereof) or Book Entry Shares, as applicable, for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article II, and the Certificate or Book Entry Share so surrendered shall forthwith be cancelled; provided, that in no event will a holder of a

Certificate or Book Entry Share be entitled to receive the Merger Consideration if Merger Consideration was already paid with respect to the Shares underlying such Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of Company, payment may be issued to such a transferee if the Certificate or Book Entry Share formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents reasonably satisfactory to the Surviving Corporation required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establishes to the satisfaction of Parent and Company that such tax has been paid or is not applicable. All cash paid upon the surrender of a Certificate or Book Entry Share in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book Entry Share.

(ii) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Preferred Certificate (i) a letter of transmittal specifying that delivery of the Preferred Certificates shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon proper delivery of the Preferred Certificates (or affidavits of loss reasonably satisfactory to the Surviving Corporation in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Preferred Certificates in exchange for the Preferred Merger Consideration (such instructions shall include instructions for the payment of the Preferred Merger Consideration to a Person other than the Person in whose name the surrendered Preferred Certificate is registered on the transfer books of Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Preferred Certificate (or evidence reasonably satisfactory to the Surviving Corporation of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Preferred Certificate shall be entitled to receive in exchange therefor the Preferred Merger Consideration that such holder is entitled to receive pursuant to this Article II, and the Preferred Certificate so surrendered shall forthwith be cancelled; provided, that in no event will a holder of a Preferred Certificate be entitled to receive the Preferred Merger Consideration if Preferred Merger Consideration was already paid with respect to the Preferred Shares underlying such Preferred Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Preferred Certificates. In the event of a transfer of ownership of Preferred Shares that is not registered in the transfer records of Company, payment may be issued to such a transferee if the Preferred Certificate formerly representing such Preferred Shares is presented to the Paying Agent, accompanied by all documents reasonably satisfactory to the Surviving Corporation required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Preferred Certificate or establishes to the satisfaction of Parent and Company that such tax has been paid or is not applicable. All cash paid upon the surrender of a Preferred Certificate in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Preferred Shares formerly represented by such Preferred Certificate.

(iii) For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 3.1(d)(i)) or other entity of any kind or nature.

(c) Transfers. At the close of business on the day of the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of Company of Common Shares or Preferred Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Common Shares or Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares or Preferred Shares except as otherwise provided herein or by applicable Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration or Preferred Merger Consideration that remains unclaimed by the stockholders of Company one hundred and eighty (180) days after the Effective Time shall be returned to Parent or the Surviving Corporation. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or Preferred Merger Consideration, as applicable, upon due surrender of their Certificates, Book Entry Shares or Preferred Certificates (or affidavits of loss reasonably satisfactory to the Surviving Corporation in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares or Preferred Shares or for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate, Book Entry Share or Preferred Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate or Book Entry Share, or Preferred Merger Consideration in respect of such Preferred Certificate, as applicable, would otherwise escheat to or become the property of any Governmental Entity) any such Shares or Preferred Shares, cash, dividends or distributions in respect of such Certificate, Book Entry Share or Preferred Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Preferred Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably satisfactory to the Surviving Corporation as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the Common Shares represented by such Certificate pursuant to this Agreement, and the Paying Agent will issue in exchange for such lost, stolen or destroyed Preferred Certificate the Preferred Merger Consideration upon due surrender of the Preferred Shares represented by such Preferred Certificate pursuant to this Agreement.

(f) Withholding Rights. Notwithstanding anything to the contrary herein, each of Parent, Merger Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign Tax Law or under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; provided, however, that any holder of Common Shares or Preferred Shares with respect to which such deduction or withholding will be done shall be permitted to provide, in accordance with the customary practices and procedures of the Paying Agent, any properly completed forms or certificates which may reduce the amount of Tax that is required to be so deducted or withheld. If Parent, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares or Preferred Shares in respect of which Parent, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.3 Dissenters’ Rights.

(a) Notwithstanding anything in any other Section of this Agreement to the contrary, (a) Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Common Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal, and (b) Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Preferred Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Preferred Shares” and, together with the Dissenting Common Shares, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Preferred Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL shall cease and such Dissenting Shares, (x) if Dissenting Common Shares, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Certificate(s) or Book Entry Share(s) that formerly evidenced such Dissenting Common Shares, and (y) if Dissenting Preferred Shares, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Preferred Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Preferred Certificate(s) that formerly evidenced such Dissenting Preferred Shares.

(b) Company shall give Parent prompt notice of any demands for appraisal received by Company, withdrawals of such demands and any other instruments served on or otherwise received by Company pursuant to the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under DGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.4 Adjustments to Prevent Dilution. In the event that Company changes the number of Common Shares or Preferred Shares or securities convertible or exchangeable into or exercisable for Common Shares or Preferred Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and Preferred Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Company. Except as specifically set forth in the disclosure schedules delivered to Parent by Company on or prior to the date of this Agreement (the “Company Disclosure Schedules”), Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). Company has heretofore made available to Parent complete and correct copies of Company’s and each of its Subsidiaries’ certificate of incorporation and by-laws (or comparable governing instruments), as amended. The certificate of incorporation and by-laws (or comparable governing instruments) of each of Company and its Subsidiaries so made available are in full force and effect. Section 3.1(a) of the Company Disclosure Schedules sets forth a list of all of the Subsidiaries of Company, the jurisdictions under which such Subsidiaries are incorporated, and the percent of the equity interest therein owned by Company and each other Subsidiary of Company, as applicable. Except as disclosed in Section 3.1(a) of the Company Disclosure Schedules, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

As used in this Agreement, the term “Subsidiary” means, with respect to Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

As used in this Agreement, the term “Company Material Adverse Effect” means, any event, circumstance, occurrence, state of facts, change or effect that, individually or in the aggregate with any other events, circumstances, occurrences, states of facts, changes and effects, is or is reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities) or results of operations of Company and its Subsidiaries taken as a whole or (b) the ability of Company to consummate the Merger and the other transactions contemplated hereby; provided, however, that any such event, circumstance, occurrence, state of facts, change or effect resulting from or arising out of (i) changes in general economic or business conditions, including changes in the U.S. securities markets, (ii) conditions generally affecting the industry in which Company operates, (iii) acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof, (iv) any cancellation of or delays in customer orders or work for clients, any reductions in sales, or any disruption in licensor, vendor, partner or similar relationships or any loss of employees, which Company can demonstrate in each case is primarily and directly attributable to the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (v) changes in United States generally accepted accounting principles (“U.S. GAAP”) or changes in the interpretation of U.S. GAAP, or changes in the accounting rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), (vi) any other action taken at the written request of Parent or Merger Sub, (vii) any demand for appraisal under Section 262 of the DGCL made by holders of Preferred Shares or Common Shares and any litigation brought or threatened by holders of Preferred Shares or Common Shares to the extent asserting allegations of breach of fiduciary duty relating to the approval of this Agreement by the Board of Directors of Company or the Special Committee or violations of securities Laws in connection with the Proxy Statement (as defined herein), (viii) any changes in Law, or (ix) a decline in the trading price or trading volume of Common Shares and any failure in and of itself by Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that, the underlying causes of any such decline or failure may be considered in determining whether there has been a Company Material Effect), shall not be considered when determining if a Company Material Adverse Effect has occurred; except that, with respect to clauses (i), (ii), (iii), (v) or (viii), in the event any such event, circumstance, occurrence, state of facts, change or effect has had a disproportionate effect on Company and its Subsidiaries, taken as a whole, compared to other Persons engaged in the industry in which Company operates, such event, circumstance, occurrence, state of facts, change or effect shall be considered in determining whether a Company Material Adverse Effect has occurred.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge after reasonable investigation of, with respect to Company, those individuals set forth in Section 3.1(a) of the Company Disclosure Schedules and, with respect to Parent, those individuals set forth in Section 3.2(a) of the Parent Company Disclosure Schedules (as defined in Section 3.2).

(b) Capital Structure.

(i) Capital Stock and Option Information. The authorized capital stock of Company consists of 35,000,000 shares of which (x) 30,000,000 shares are designated as Common Shares, of which 8,307,277 shares are issued and outstanding as of the date of this Agreement, and (y) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 4,000,000 shares are designated Preferred Shares, of which 4,000,000 Preferred Shares and no other shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. 1,164,854 Common Shares are held in the treasury of Company and no Common Shares are held by Subsidiaries of Company. 1,906,907 Common Shares are issuable upon exercise of Company Options pursuant to the Company Stock Plans. There are no restricted stock units with respect to Common Shares outstanding. Section 3.1(b)(i) of the Company Disclosure Schedules sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the Company Option recipient; (ii) the particular plan or agreement pursuant to which such Company Option was granted; (iii) the number of Common Shares subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; (viii) the type of such grant or award; and (ix) whether the exercisability of or right to repurchase of such Company Option will be accelerated in any way by the Merger or the other transactions contemplated hereby.

(ii) Obligations with Respect to Capital Stock. All of the issued and outstanding Common Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Company or a direct or indirect wholly-owned Subsidiary of Company, free and clear of any Lien (as defined in Section 3.1(q)), other than those placed thereon by or at the direction of Parent or Merger Sub. Other than Company Options issued pursuant to Company’s Amended and Restated 1996 Stock Incentive Plan, Amended and Restated 1999 Supplemental Stock Option Plan, Amended and Restated 2004 Stock Compensation Plan, Inducement Stock Option Agreements with the individuals set forth in Section 3.1(b)(ii) of the Company Disclosure Schedules, the 2008 Employee Stock Purchase Plan and the 2009 Stock Compensation Plan (collectively, the “Company Stock Plans”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter (“Voting Debt”). The “Conversion Price” of the Preferred Shares is $15.50, and the number of Common Shares into which a Preferred Share is convertible is 1.6129. As of the date hereof and as of the Closing Date, all dividends accumulated or accrued with respect to the Preferred Shares as of the most recent Dividend Payment Record Date (as defined in Company’s Fourth Amended and Restated Certificate of Incorporation) (“Dividend Payment Record Date”) prior to the date hereof and prior to the Closing Date have been paid in full. Except (x) as set forth on Section 3.1(b)(ii) of the Company Disclosure Schedules, or (y) where any such discrepancies, either individually or in the aggregate, and whether or not set forth on Section 3.1(b)(ii) of the Company Disclosure Schedules, will not result, or have not resulted in, a restatement of any of Company’s consolidated financial statements or any auditor of Company revoking, or notifying Company of such auditor’s intention to revoke, such auditor’s report or consent to include such report in any Company Report or an adjustment in excess of $50,000 (Fifty Thousand Dollars) on any of Company’s consolidated financial statements, (A) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; (B) each such grant was made in accordance with the terms of the relevant Company Option Plan and applicable Laws; (C) since Company’s initial public offering, the per share exercise price of each Company Option was not less than the fair market value of a Common Share on the applicable date of grant; and (D) each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the consolidated financial statements contained in the Company Reports and with applicable Laws.

(iii) Company Stock Plans. Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which Company has granted the Company Options that are currently outstanding and the form of all stock award agreements evidencing such Company Options. Company has the requisite authority under the terms of the Company Stock Plans to take the actions contemplated by Section 2.1(d) hereof and Section 2.1(d) of the Company Disclosure Schedules, and the amendment of the Company Stock Plans referred to in Section 2.1(d) hereof and Section 2.1(d) of the Company Disclosure Schedules will, as of the Effective Time, be binding on all holders of Company Options purported to be covered thereby. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person. Except as set forth in Section 3.1(b) of the Company Disclosure Schedules, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding Common Shares, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Corporate Authority. Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the Merger and the other transactions contemplated hereby, subject only to receipt of the Company Requisite Vote (as defined in Section 3.1(t)). This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder, the “Securities Act”), the Securities

Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder, the “Exchange Act”) and state securities, takeover and “blue sky” Laws, (B) with or from the Governmental Entities listed on Section 3.1(d) of the Company Disclosure Schedules and (C) to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) and The NASDAQ Stock Market, LLC (“NASDAQ”) (items (A) through (C) (inclusive), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Company from, any United States or non-United States federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain are not reasonably likely to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Company and the consummation by Company of the Merger and the other transactions contemplated hereby will not (A) conflict with, contravene or violate any Law applicable to Company, any Subsidiary of Company, or any of their respective properties or assets, or (B) constitute or result in (1) a breach or violation of, or a default under, either the certificate of incorporation or by-laws (or comparable governing instruments) of Company or of any Subsidiary of Company, (2) an actual or deemed liquidation, dissolution or winding up, voluntary or involuntary, of Company under the certificate of incorporation of Company or the designation, powers, preferences and rights of the Preferred Shares, (3) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a Lien, other than those placed thereon by or at the direction of Parent or Merger Sub, on the assets of Company or any Subsidiary of Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, franchise, indenture, arrangement or other instrument or obligation (“Contracts”) to which Company or any Subsidiary of Company is a party or any Law or governmental or non governmental permit or license to which Company or any Subsidiary of Company is subject, or (4) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (A), (B)(3) or (B)(4) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, prevent, or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby.

(e) Company Reports; Financial Statements.

(i) The filings required to be made by Company since January 1, 2006 under the Securities Act and the Exchange Act have been filed with the SEC including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates or as of the date of final amendment, as applicable, and in the case of such filings made after the date hereof will comply, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. Company has made available (except to the extent available through EDGAR or IDEA) to Parent each registration statement, report, proxy statement and information statement filed by it with the SEC pursuant to the Securities Act or the Exchange Act (all such filings, including all amendments and supplements thereto, the “Company Reports”) since January 1, 2006, including (i) Company’s Annual Reports on Form 10-K, (ii) Company’s Quarterly Reports on Form 10-Q, and (iii) Company’s Current Reports on Form 8-K, each in the form (including exhibits, annexes and any amendments thereto) required by the SEC under the Securities Act or the Exchange Act, as the case may be. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained, nor in the case of such Company

Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company and its Subsidiaries included in or incorporated by reference into the Company Reports comply, and in the case of consolidated financial statements included in or incorporated by reference into the Company Reports filed after the date hereof will comply, in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents, and in the case of consolidated balance sheets included in or incorporated by reference into Company Reports filed after the date hereof will present fairly in all material respects, the financial position of Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents, and in the case of consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports filed after the date hereof will present, fairly the results of operations, retained earnings and changes in financial position, as the case may be, of Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(ii) As of October 31, 2009, Company and its Subsidiaries have on a consolidated, unaudited basis (x) cash (excluding restricted cash and net of issued but uncleared checks and drafts) and cash equivalents (as such terms are defined under U.S. GAAP) (collectively, “Cash”) totaling $26.4 million, (y) marketable securities (as such term is defined under U.S. GAAP, and excluding auction rate or similar securities and securities involved or potentially involved in a Securities Investors Protection Act action or claim) (collectively, “Marketable Securities”) totaling $10.3 million, and (z) Working Capital totaling $(27.4) million. “Working Capital” means (x) Company’s current assets (as such term is defined under U.S. GAAP), excluding Cash and Marketable Securities, minus (y) Company’s current liabilities (as such term is defined under U.S. GAAP), excluding current liabilities with respect to all fees and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby. Current assets and current liabilities shall be calculated consistently with the presentation of these items in the most recent Company Reports.

(iii) Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by Company with the SEC to all agreements, documents and other instruments that previously had been filed by Company with the SEC and are currently in effect.

(iv) Company maintains and shall continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP. Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.1(e)(iv) of the Company Disclosure Schedules lists, and Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(v) Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (the “Sarbanes-Oxley Act”) with respect to any Company Reports. Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Company to comply with, and the appropriate officers of Company to make all certifications required under, the Sarbanes-Oxley Act and the regulations promulgated thereunder.

Section 3.1(e)(v) of the Company Disclosure Schedules lists, and Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.1(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) Disclosure Documents. None of the information provided or to be provided by Company or its Subsidiaries to be included or incorporated by reference in (i) the Proxy Statement (as defined below) or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

(g) No Undisclosed Liabilities. There are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company balance sheet as of September 30, 2009 (the “Company Balance Sheet Date”) included in the Company Reports filed prior to the date hereof (the “Company Balance Sheet”) or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and prior to the date hereof , none of which individually (in the case of this clause (ii)) is material to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or (iii) incurred after the date hereof and permitted under Section 4.1 hereof.

(h) Absence of Certain Changes. Since December 31, 2008 (the “Audit Date”), (i) except as expressly contemplated by this Agreement, Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practice, (ii) there has been no Company Material Adverse Effect, and (iii) except as expressly contemplated by this Agreement, none of Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1. Since the Audit Date, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans (as defined in Section 3.1(j)) other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, except for those that (i) do not involve, in any individual case, a claim for monetary damages in excess of $100,000 (one hundred thousand dollars), (ii) would not be reasonably likely to materially prohibit or restrict Company and its Subsidiaries from operating the business as they have historically, or (iii) would not be reasonably likely, either individually or in the aggregate, to have a Company Material Adverse Effect. There is no (A) suit, action or proceeding pending, or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries or (B) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries, in either case that would be reasonably likely to have, individually or in the aggregate, a material and adverse effect on the ability of Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby. To the knowledge of Company, no officer or director of Company or any Subsidiary of Company is a defendant in any material suit, claim, action, proceeding, arbitration or mediation in connection with his or her status as an officer or director of Company or any Subsidiary of Company. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Employee Benefits. The term “Company Compensation and Benefit Plan” shall mean any agreement, plan, policy or arrangement (including any employment agreement) providing for bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, termination, severance, compensation, commission, medical, health or other compensation or benefit including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees (“Employees”), individual consultants or directors or former directors of Company or any of its Subsidiaries; and any trust agreement or insurance contract forming a part of such Company Compensation and Benefit Plan. Section 3.1(j) of the Company Disclosure Schedules lists all material Company Compensation and Benefit Plans of Company and its Subsidiaries, and any Company Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 3.1(j) of the Company Disclosure Schedules. Company has made available to Parent a copy of all material Company Compensation and Benefit Plans, and all summaries and descriptions of such plan or the terms thereof previously provided to Company’s Employees.

(i) None of the Company Compensation and Benefit Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or (iii) subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. No liability under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries.

(ii) All Company Compensation and Benefit Plans are and have been operated in all material respects in accordance with their terms and the requirements of all applicable Laws and, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the U.S. Department of the Treasury, Internal Revenue Service (the “IRS”), and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of Company, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in material costs to Company or any of its Subsidiaries under the Internal Revenue Service’s Employee Plans Compliance Resolution System. Each Company Compensation and Benefit Plan and each other arrangement of Company or any of its Subsidiaries that is, or was, subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all Company Compensation and Benefit Plans subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended (if applicable) to comply with the requirements of the final regulations under Section 409A of the Code. Neither Company nor any of its Subsidiaries has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code. There is no pending or, to the knowledge of Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that would subject Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) or Section 406 of ERISA.

(iii) All contributions, premiums or payments required to be made under the terms of any Company Compensation and Benefit Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Company Reports. Company and each of its Subsidiaries have performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, any Company Compensation and Benefit Plan, and Company has no knowledge of any material default or material violation by any other Person under any Company Compensation and Benefit Plan. No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of the Company, threatened against or with respect to any Company Compensation and Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). Company has no knowledge of any audits, inquiries or proceedings pending or threatened by the IRS, the U.S. Department of Labor (“DOL”), or any other Governmental Entity with respect to any Compensation and Benefit Plan, including, without limitation, any investigations or proceedings regarding any material default or material violation by any other Person under any Company Compensation and Benefit Plan. Neither any Pension Plan nor any Multiple Employer Plan for which Company or any Subsidiary has any liability has an “accumulated funding deficiency” within the meaning of Section 431 and 432 of the Code or Section 305 of ERISA and no entity under “common control” with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”) has an outstanding funding waiver. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any Multiple Employer Plan pursuant to Section 401(a)(29) of the Code.

(iv) Neither Company nor its Subsidiaries have any obligations for, or liabilities with respect to, (x) retiree health, disability or life benefits under any Company Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code or any other applicable Law requiring continuation of health coverage, and (y) the Executive Long Term Bonus Plan, which was terminated in accordance with its terms as of April 29, 2009.

(v) Except as may otherwise be disclosed in Section 3.1(j), of the Company Disclosure Schedules, neither the negotiation and execution of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Compensation and Benefit Plan or otherwise that will or may result in any payment (whether of severance pay, compensation or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Company or any of its Subsidiaries. There is no contract, agreement, plan or arrangement with an employee or former employee of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the Merger and the other transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. No Company Compensation and Benefits Plan provides for a “gross-up” or similar payments in respect of any Taxes that may become payable under Section 409A, 457A or Section 4999(a) of the Code.

(vi) In addition to the foregoing, with respect to each Company Compensation and Benefit Plan that is not subject to United States Law (a “Non-U.S. Benefit Plan”):

(A) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(B) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan; and

(C) each Non-U.S. Benefit Plan (x) required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (y) is now and always has been operated in all material respects in compliance with all applicable non-United States Laws.

(k) Compliance with Laws. The business of Company and its Subsidiaries is not being conducted in violation of any United States or non-United States federal, state or local law, statute, ordinance, code, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, authorization or permit of any Governmental Entity (individually, “Law” and collectively, “Laws”), except for violations that would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to consummate the Merger and the transactions contemplated hereby. Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to own, lease and operate its properties or to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect.

(l) Anti-takeover Statutes. Company and the Board of Directors of Company or the Special Committee has taken all action necessary to exempt this Agreement, the Merger, the Voting Agreements and the other transactions contemplated hereby from the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL. No other state anti-takeover statute or regulation is applicable to this Agreement, the Merger, the Voting Agreements or the other transactions contemplated hereby.

(m) Environmental Matters.

(i) Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (A) the operations of Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (B) each of Company and each of its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of Company and its Subsidiaries as presently conducted; (C) neither Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information during the past three (3) years concerning any violation or alleged violation of any applicable Environmental Law; and (D) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Company or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or known liability of Company or any of its Subsidiaries under any applicable Environmental Law.

(ii) As used herein, the term “Environmental Law” means any United States federal, state or local Laws, and any binding administrative or judicial interpretations thereof relating to: (A) pollution; (B) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety from exposure to Hazardous Substances; and (C) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

(iii) As used herein, the term “Hazardous Substance” means (A) any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are defined by or regulated as or having the characteristics of “hazardous,” “toxic,” “pollutant,” “contaminant;” “flammable,” “corrosive,”

“reactive,” “explosive” or “radioactive;” or (B) any petroleum, petroleum products or by-products, friable asbestos or any material or equipment containing regulated concentrations of polychlorinated biphenyls.

(n) Tax Matters.

(i) Company and each of its Subsidiaries: (A) have duly and timely filed (taking into account any extension of time within which to file) all United States federal income and other material Tax Returns required to be filed by each of them and all such filed Tax Returns are true, correct and complete in all material respects; (B) (1) have timely paid all United States federal income and other material Taxes required to be paid by or with respect to each of them, except with respect to matters contested in good faith and by appropriate proceedings and as to which adequate reserves have been made on the applicable financial statements and (2) no penalties or charges have been asserted in writing, or within the knowledge of Company are due, with respect to the incorrect or late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; and (C) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) Neither Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction in which Company or any of its Subsidiaries does not file Tax Returns, that Company or any of its Subsidiaries is required to file material Tax Returns or to pay material Taxes to that jurisdiction, except for notices that have been withdrawn or are no longer pending and notices containing allegations or claims that are no longer being actively pursued.

(iii) Neither Company nor any of its Subsidiaries has received written notice that any federal, state, local or foreign audit, examination or other administrative proceeding is pending with regard to any material Tax Returns with respect to Taxes of Company or any of its Subsidiaries, except for notices that have been withdrawn or are no longer pending.

(iv) The Company Balance Sheet reflects an adequate accrual for all material Taxes payable by Company for taxable periods and portions thereof through the Company Balance Sheet Date.

(v) None of Company or the Company Subsidiaries has any obligation to contribute to the payment of any Tax of any Person other than Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or any other material Tax of any Person other than the Company or any of its Subsidiaries, as transferee, as successor, by contract or otherwise.

(vi) None of Company or the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(vii) Neither Company nor any of its Subsidiaries has entered into any closing agreement or similar written or otherwise binding arrangement with any Taxing Authority with regard to the Tax liability of Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(viii) None of the shares of outstanding capital stock of Company or any of its Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(ix) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, state, local and non-U.S. income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto or amendment therefor.

(o) Labor Matters. Neither Company nor any of its Subsidiaries is or has been the subject of any material proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of Law relating to employee matters, including those related to wages, hours, immigration and naturalization, collective bargaining, occupational safety or health standards, employment discrimination, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement, collective agreement or other labor union contract or works council agreement applicable to Persons employed by Company or any of its Subsidiaries, nor, to the knowledge of Company, are there any activities or proceedings of any Person to organize any such employees and no consent of, consultation of, or the rendering of formal advice by the unions, works councils, and other similar organizations is required to consummate the Merger or any of the other transactions contemplated hereby. Any individuals engaged by Company or any of its Subsidiaries as consultants or independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, were and have been engaged in accordance in all material respects with all applicable Laws, and have been treated accordingly and appropriately in all material respects for all Tax purposes. Copies of all consulting or independent contractor agreements with such individuals have been made available to Parent or Parent’s legal advisor and are set forth on Section 3.1(o) of the Company Disclosure Schedules.

(p) Intellectual Property.

(i) Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient, and to the knowledge of the Company, legally enforceable rights to use, all Intellectual Property that is currently used in its business, including the businesses of its Subsidiaries (such Intellectual Property, together with all other Intellectual Property owned by Company or one of its Subsidiaries, is collectively referred to as “Company Intellectual Property Rights”). The Company Intellectual Property Rights includes all of the Intellectual Property currently used in the business of Company and its Subsidiaries and no other Intellectual Property is necessary to operate such business as it is currently conducted. Section 3.1(p)(i) of the Company Disclosure Schedules sets forth a schedule of all Company Intellectual Property Rights registered or filed with any Governmental Entity.

(ii) (A) The operation of Company’s (and its Subsidiaries’) business and the use of Company Intellectual Property Rights by Company or its Subsidiaries therein does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any Intellectual Property of any other Person and there have been no claims made in the last five years alleging the foregoing. To the knowledge of Company, the Company Intellectual Property Rights owned by Company or its Subsidiaries are valid and enforceable.

(iii) Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of Company’s business, except in cases where the Company made a strategic business decision to disclose the confidential information.

(iv) To the knowledge of Company, no employee, independent contractor or agent of Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, or agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property Rights. To the knowledge of Company, no employee or independent contractor of Company is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would or may interfere with such employee or contractor carrying out his or her duties for Company or that would conflict with the conduct of Company’s business. Company is not utilizing any inventions of any employees of Company made, or any confidential information (including trade secrets) of any third party to which such employees were exposed, prior to their employment by Company. To the extent that any Intellectual Property has been conceived, developed or created for Company or any of its Subsidiaries by any Person, Company and/or such Subsidiary, as applicable, have executed written agreements with such Person with respect thereto transferring to Company and/or such Subsidiary sufficient rights to use such Intellectual Property.

(v) All software, servers, systems, computers, networks, data communication lines, routers, hubs, switches and all other information technology equipment actually used by Company and any of its Subsidiaries as of the date of this Agreement (and all associated documentation (“Company IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and are adequate for the operation of the businesses of Company and its Subsidiaries as currently conducted.

(vi) The operation of Company IT Assets by or on behalf of Company and/or its Subsidiaries, the content thereof, and the use, collection, storage and dissemination of personal data in connection therewith or otherwise in connection with Company’s business, have not violated, and are not in violation of any applicable Laws, in any material respect. There is no action or claim pending, asserted in writing or, to the knowledge of Company, threatened by or against Company or any of its Subsidiaries alleging a violation of any Person’s privacy, personal or confidentiality rights under any applicable Laws. With respect to all personal and user data gathered or accessed in the course of the operation of Company’s business, Company and its Subsidiaries have at all times taken reasonable measures to protect such personal data against loss and unauthorized access, use, modification, disclosure or other misuse, and to the knowledge of Company there has been no unauthorized access to or other misuse or unauthorized disclosure of such personal data.

(vii) There is outstanding no written claim against Company or any of its Subsidiaries by any third party contesting the validity, enforceability or ownership of any of the Company Intellectual Property Rights owned or purported to be owned by Company or any of its Subsidiaries nor, to the knowledge of Company, is any such claim overtly threatened. To the knowledge of Company, no third party is infringing or misappropriating any Company Intellectual Property Rights. Company and/or one of its Subsidiaries exclusively owns all Company Intellectual Property Rights free and clear of all Liens (other than as set forth on Section 3.1(p)(vii) of the Company Disclosure Schedules). Neither Company nor any of its Subsidiaries (1) has granted to any third party a right or license under any Company Intellectual Property Rights other than non-exclusive licenses in the ordinary course of business consistent with past practices, or (2) is subject to any material restriction on the development, use, marketing, distribution, sale, transfer or other exploitation of any Company Intellectual Property Rights.

(viii) Each of Company and its Subsidiaries has taken steps consistent with generally accepted industry standards to safeguard and maintain the secrecy of the Trade Secrets included in the Company Intellectual Property Rights. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Company Intellectual Property Rights. Each of Company and its Subsidiaries generally requires its employees, officers, consultants and contractors to execute appropriate confidentiality, non-disclosure and invention assignment agreement(s) in a form substantially similar to the forms of such agreements made available to Parent or Parent’s legal advisor, and all current and former employees, officers, consultants and contractors have executed such an agreement.

(ix) Except as disclosed on Section 3.1(p)(ix) of the Company Disclosure Schedules, (i) no source code for any software owned by or distributed by Company or any of its Subsidiaries (“Company Software”) has been delivered or made available by Company or any of its Subsidiaries to any third party other than third party escrow agent providers in the ordinary course of business consistent with Company’s past practices and subject to industry standard escrow agreements that contain confidentiality or non-disclosure provisions, and a list of such escrow agent providers is set forth on Section 3.1(p)(ix) of the Company Disclosure Schedules, and (ii) neither Company nor any of its Subsidiaries has, as of the date of this Agreement, any duty or obligation to deliver or make available the source code for any Company Software to any third party other than third party escrow agents in the ordinary course of business and subject to industry standard escrow agreements that contain confidentiality or non-disclosure provisions. No event has occurred and no circumstance or other condition exists that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the release, delivery, license or disclosure (whether by a third party escrow agent or otherwise) of any source code for any Company Software to any Person who is not an employee, consultant, or independent contractor of Company or any of its Subsidiaries.

(x) Section 3.1(p)(x) of the Company Disclosure Schedules (i) identifies all Public Software (as defined below) that is or has been used in, bundled with, incorporated into or distributed by Company or any of its Subsidiaries with the currently distributed or supported Company Software as of the date of this Agreement, and (ii) for each item of such Public Software identified, specifies the license that the Public Software is licensed under. Company has been and is in compliance with all material terms and conditions of all such licenses for Public Software. None of the Company Software has been distributed or is being used by Company or any of its Subsidiaries in conjunction with any Public Software in a manner that would require that such Company Software be disclosed or distributed by the Company in source code form or made available at no charge. “Public Software” means (x) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models that require or purports to require, as a condition of further distribution of such software, that any proprietary software incorporated into or derived from or distributed with such software be disclosed or distributed in source code form, and (y) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g., PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Sun Community Source License (SCSL), (6) the Sun Industry Standards License (SISL), (7) the BSD License, and (8) the Apache License.

(xi) The transactions contemplated by this Agreement will not materially alter, impair or otherwise affect any rights of Company or any of its Subsidiaries in any Company Intellectual Property Rights. Neither this Agreement nor the transactions contemplated by this Agreement, will result in Company or any of its Subsidiaries being obligated to license any Company Intellectual Property Rights to a third party, pay any royalties or other material amounts, or accelerate the payment of any royalties or any other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Merger.

(xii) Section 3.1(p)(xii) of the Company Disclosure Schedules contains a complete and accurate list of all material third-party software or other materials (1) sold with, incorporated into, distributed in connection with, or used in the development of any Company Software by Company or any of its Subsidiaries (including any Company Software currently under development) or (2) used by Company or any of its Subsidiaries in its business as currently conducted (excluding for the purposes of clauses (1) and (2), any Public Software and any generally available, off-the-shelf software programs licensed to Company on standard terms), setting forth for each such item all licenses and similar agreements pursuant to which Company or any of its Subsidiaries holds rights thereto (collectively, the “Third Party Licenses” ). Neither Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any Third Party License in which a material breach of such license or other agreement has been found by such third party.

(xiii) All Company Software conforms in all material respects with the specifications and applicable warranties for such Company Software. Neither Company nor any of its Subsidiaries has any material liability or obligation (and to the knowledge of Company, there is no basis for any action, claim or demand against Company or any of its Subsidiaries giving rise to any liability or obligation) other than liabilities, obligations or claims for replacement or repair incurred or made in the ordinary course of business consistent with past practice.

(xiv) To the knowledge of Company, none of the Company Software or the software licensed by Company from third parties contains any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any third party systems or that may result in material damage thereto. Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems used in connection with Company’s business (consisting of hardware, software, databases or embedded control systems, collectively, “Systems”) are free from Disabling Codes and Contaminants. To the knowledge of Company, the Company Software does not include or install any spyware, adware, or other similar software that monitors the use of the Company Software or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Software or remote computer, as applicable. Company has taken commercially reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

(xv) Company has not contributed or licensed, or agreed to contribute or license, any software to or through any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a “Standards Body”). Except as set forth in Section 3.1(p)(xv) of the Company Disclosure Schedules, Company is not a member of any Standards Body and has not participated in the development or approval of any standards or specifications proposed or established by any Standards Body. Company has not agreed to dedicate any Company Software or Company Intellectual Property to the public, to make generally available any licenses to any software or Company Intellectual Property, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.

(xvi) No funding or facilities of any Governmental Entity, or funding or facilities of a university, college, other educational or academic institution or research center, except revenues from the sale of Company Software to Governmental Entity customers of Company or any of its Subsidiaries in the ordinary course of business, was used in the development of the Company Software or Company Intellectual Property Rights. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Software or Company Intellectual Property Rights, has to the knowledge of Company performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(xvii) Except for (x) the warranties and indemnities contained in the Material Contracts (as defined in Section 3.1(r)(i)) set forth in Section 3.1(p)(xvii) of the Company Disclosure Schedules, (y) warranties and indemnities contained in customer contracts entered into by Company in the ordinary course of business on terms not materially different than the terms set forth in the standard form of customer contract that Company has made available to Parent, or (z) warranties implied by Law, Company is not currently obligated under any warranties or indemnities (whether written or oral) relating to products or technology sold or services rendered by Company, including the Company Software.

(xviii) “Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries, patents, invention disclosures, industrial designs and mask works, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including computer programs, models and methodologies, program interfaces, Internet and intranet websites, databases and compilations, including data and collections of data), and copyrights, moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) registrations, applications, renewals and extensions for any of the foregoing in (i) - (iv), and (vi) any and all other proprietary rights.

(q) Title to Properties. Section 3.1(q)(i) of the Company Disclosure Schedules lists each parcel of real property currently or formerly owned by Company or any of its Subsidiaries. Company and each of its Subsidiaries has good and valid title to all of its owned real properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for Taxes not yet due and payable and such Liens or other imperfections of title, if any, that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.1(q)(ii) of the Company Disclosure Schedules lists each parcel of real property currently leased or subleased by Company or any of its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. All leases pursuant to which Company and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Company or any of its Subsidiaries or, to the knowledge of Company, any other party (or any event which with notice or lapse of time, or both, would constitute a default), except for defaults or events of default that, either individually or in the aggregate, are not reasonably likely to result in material liability to Company or materially disrupt or impair the conduct of Company’s business.

(r) Material Contracts.

(i) Subsections (A) through (N) of Section 3.1(r)(i) of the Company Disclosure Schedules lists the following types of contracts and agreements to which Company or any of its Subsidiaries is a party (or, in the case of Subsection (H) of Section 3.1(r)(i), to which Company or any of its Subsidiaries is a party or beneficiary or by which Company or any of its Subsidiaries, or any of their properties or assets, may be bound) excluding such contracts and agreements that have expired or terminated and are no longer in force, in whole or in part, as of the date of this Agreement (such contracts and agreements as are required to be set forth in Section 3.1(r) of the Company Disclosure Schedules being the “Material Contracts”):

(A) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company and its Subsidiaries;

(B) all contracts and agreements with Company’s top twenty (20) customers (based on the revenue from such customer during the twelve (12) month period ended on the Company Balance Sheet Date) and with Company’s top twenty (20) customers (based on the revenue from such customer during the three (3) month period ended on the Company Balance Sheet Date (collectively, the (the “Top Customers”) and all contracts and agreements with Company’s top ten (10) vendors (based on amounts paid to such vendors during the twelve (12) month period ended on the Company Balance Sheet Date) (the “Top Vendors”);

(C) each contract and agreement (x) that contemplates the receipt by Company of consideration with a value of more than $200,000 (two hundred thousand dollars), in the aggregate, over the remaining term of such contract or agreement, other than contracts and agreements with end-user customers entered into in the ordinary course of business, and (y) whether or not made in the ordinary course of business, that requires the payment by Company of consideration with a value of more than $100,000 (one hundred thousand dollars), in the aggregate, over the remaining term of such contract or agreement;

(D) all credit agreements, indentures and other agreements evidencing indebtedness for borrowed money of Company or any of its Subsidiaries;

(E) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(F) all contracts and agreements relating to issuances of securities of Company or any Subsidiary (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(G) all leases of real property;

(H) all agreements concerning material Company Intellectual Property Rights or Company IT Assets;

(I) all Third Party Licenses;

(J) each contract or agreement with any Governmental Entity to which Company or any of its Subsidiaries is a party, excluding contracts and agreements with end-user customers entered into in the ordinary course of business;

(K) all contracts and agreements that limit, or purport to limit, the ability of Company or any Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, or which contain a most favored nation or similar clause or purport to grant exclusive rights to any Person and all contracts that contain a right of first refusal, right of first offer, right to negotiate or similar right with respect to a merger, consolidation, sale of all or substantially all of Company’s assets or other extraordinary corporate transaction any agreement, contract or instrument currently in effect that obligates Company not to compete with any business or activity, whether within a certain geographic area or otherwise, or which restricts the right of Company to use or disclose any information in its possession;

(L) all powers of attorney with respect to Company or any of its Subsidiaries;

(M) all material Company Compensation and Benefit Plans; any indemnification, consulting, collective bargaining or other agreement, contract or instrument between Company and any of its officers or directors, or other employees or consultants of Company who are entitled to compensation thereunder in excess of $150,000 per year; agreements, contracts or instruments pertaining to any transaction or incentive bonus, “stay-put” or other similar compensatory payments to be made to employees of Company on or after the date of this Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(N) each other contract or agreement, whether or not made in the ordinary course of business, which is material to Company, any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

(ii) Each Material Contract is a legal, valid and binding agreement, (a) neither Company nor any of its Subsidiaries has breached, or received in writing any claim of default under or cancellation of any Material Contract to which it is a party or by which it is bound, (b) to the knowledge of Company, no other party is in breach or violation of, or default under, any Material Contract, and (c) neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Company or any of its Subsidiaries under any Material Contract. Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(s) Insurance. Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in accordance with normal industry practice and as are reasonable for the business and assets of Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.

(t) Vote Required. The affirmative vote of the holders of outstanding Common Shares, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereon by holders of Common Shares, is the only vote of holders of any class or series of the capital stock of Company which is required to approve and adopt this Agreement and the consummation of the Merger or the other transactions contemplated hereby (the “Company Requisite Vote”). The holders of the Preferred Shares are not entitled to vote on and are not required to approve or otherwise consent to, this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(u) Customers. Section 3.1(u) of the Company Disclosure Schedules sets forth a true and complete list of the Top Customers. The Top Customers accounted for, in the aggregate, not less than 50% (fifty percent) of Company’s revenues during the twelve (12) month period ended on the Company Balance Sheet Date and not less than 50% (fifty percent) of Company’s revenues during the three (3) month period ended on the Company

Balance Sheet Date. None of the Top Customers (i) have cancelled or otherwise terminated any contract with Company or any of its Subsidiaries prior to the expiration of the contract term, (ii) have returned, or to the knowledge of Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from Company or any of its Subsidiaries, or (iii) to the knowledge of Company, have threatened, or indicated its intention, to cancel or otherwise terminate its relationship with Company or its Subsidiaries or to reduce substantially its purchase from or sale to Company or any Subsidiary of any products, equipment, goods or services.

(v) Certain Business Practices. None of Company, any Subsidiary of Company or, to the knowledge of Company, any directors or officers, agents or employees of Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (iii) made any payment in the nature of criminal bribery. Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

(w) Company Equity Transactions. To the knowledge of Company, during the period commencing six (6) months prior to the date of this Agreement through the date of this Agreement, except as set forth on Section 3.1(w) of the Company Disclosure Schedules or in filings with the SEC made prior to the date of this Agreement, no current director or officer (and none of his or her Affiliates) of Company or any of its Subsidiaries, except as contemplated by the terms of this Agreement and any Voting Agreement, has sold, transferred, pledged, assigned or otherwise disposed of, or entered into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, Common Shares (including any options or warrants to purchase Common Shares) (any such action, a “Company Equity Transaction”). Without limiting the generality of the foregoing, the term “Company Equity Transaction” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act.

(x) Brokers and Finders. Except for Piper Jaffray & Co., neither Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(y) Opinion of Financial Advisor. Company has received, and delivered to Parent a copy of, an opinion of Piper Jaffray & Co., dated as of the date hereof and subject to customary conditions and assumptions, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of Common Shares. Section 3.1(y) of the Company Disclosure Schedules sets forth all amounts payable by Company to Piper Jaffray & Co. pursuant to any arrangements under which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

3.2 Representations and Warranties of Parent and Merger Sub. Except as specifically set forth in the disclosure schedules delivered to Company by Parent on or prior to the date of this Agreement (the “Parent Company Disclosure Schedules”), Parent and Merger Sub each represents and warrants to Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely, either individually or in the aggregate, to have a Parent Material Adverse Effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated hereby.

(b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, and no additional corporate actions on the part of Parent or Merger Sub are necessary in connection therewith. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices required to be made under the HSR Act, the Securities Act, the Exchange Act, state securities, takeover and “blue sky” Laws (collectively, the “Parent Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (A) conflict with, contravene or violate any Law applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) constitute or result in (1) a breach or violation of, or a default under, either the certificate of incorporation or by-laws of Parent or Merger Sub, (2) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a Lien on the assets of Parent or Merger Sub (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or Merger Sub or any Law or governmental or non governmental permit or license to which Parent or Merger Sub is subject or (3) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (A), (B)(2) or (B)(3) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

(d) Compliance with Laws. The business of Parent and Merger Sub is not being conducted in violation of any Law, except for violations that would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect.

(e) Disclosure Documents. None of the information provided or to be provided by Parent in writing specifically for inclusion or incorporation by reference in (A) the Proxy Statement or (B) any other document to be filed with the SEC or any Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f) No Business Activities. Merger Sub is not a party to any material Contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Merger or the other transactions contemplated hereby. Merger Sub has no Subsidiaries.

(g) No Vote Required. No approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby, other than those obtained prior to the date hereof.

(h) Ownership of Company Common Shares. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub beneficially (i) owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Common Shares, in each case, except in accordance with this Agreement, including the Merger and any Voting Agreements.

(i) Sufficient Funds. As of the Closing Parent will have sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and Preferred Merger Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

(j) Company Forecasts and Projections. Each of Parent and Merger Sub has received from Company and its representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow projections and other forward-looking data of Company and its Subsidiaries and certain business plan information of Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that each of Parent and Merger Sub is familiar with such uncertainties. Accordingly, each of Parent and Merger Sub acknowledges that neither Company nor any Person acting on behalf of Company has made any representation or warranty with respect to such projections and other forecasts and plans.

(k) Limited Guarantee. As of the date hereof, the Limited Guarantee is in full force and effect and is a valid and legally binging agreement of each Sponsor, enforceable against each Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Sponsor under such Limited Guarantee.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business of Company. Company covenants and agrees that from the date hereof and continuing until the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement, or as Parent shall otherwise consent to in writing, the business of Company and its Subsidiaries (including their working capital and cash management practices, the collection of accounts receivable, and the payment of accounts payable (including the writing and mailing of checks and initiating wire transfers and other electronic payments with respect thereto)) shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; to the extent consistent therewith, Company and its Subsidiaries shall use their commercially reasonable efforts to preserve its business organization intact, to keep available the services of the current officers and employees and consultants of Company and its Subsidiaries, maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees, business associates and other Persons with which Company or any of its Subsidiaries has significant business relations, maintain and keep its material properties and assets in good repair and condition, subject to ordinary wear and tear, and maintain in effect all governmental permits pursuant to which it or any of its Subsidiaries currently operates, and

Company shall declare, set aside and pay all dividends to be declared, set aside or paid on the Preferred Shares pursuant to Company’s Fourth Amended and Restated Certificate of Incorporation in respect of each Dividend Payment Record Date after the date hereof. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 4.1 of the Company Disclosure Schedules, Company shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) (i) amend or otherwise change its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, cash equivalents, marketable securities, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries to it or a wholly owned Subsidiary in the ordinary course of business and in a manner consistent with past practice or dividends to be declared, set aside or paid on the Preferred Shares pursuant to Company’s Fourth Amended and Restated Certificate of Incorporation in respect of each Dividend Payment Record Date after the date hereof); or (iv) repurchase, redeem or otherwise acquire directly or indirectly any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than as required under the Company Stock Plans);

(b) issue, sell, pledge, dispose of, grant or encumber (i) any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than the issuance of Shares pursuant to the exercise of a Company Option outstanding on the date hereof under the Company Stock Plans or pursuant to the conversion of Preferred Shares) or (ii) any assets (including cash, cash equivalents or marketable securities) of Company or any of its Subsidiaries, except in the case of this clause (ii) in the ordinary course of business and in a manner consistent with past practice;

(c) other than in the ordinary course of business and in a manner consistent with past practice and other than transactions not in excess of $100,000 (one hundred thousand dollars) in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of its Subsidiaries);

(d) by any means, (i) make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $100,000 (one hundred thousand dollars) in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and in a manner consistent with past practice; (iii) enter into any contract or agreement that contemplates an exchange of value in excess of $100,000 (one hundred thousand dollars) over the life of such contract or agreement, other than in the ordinary course of business and in a manner consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 (one hundred thousand dollars) or capital expenditures which are, in the aggregate, in excess of $1,000,000 (one million dollars) for Company and the Subsidiaries taken as a whole; provided, that Company shall consult with Parent on all capital expenditures in excess of $100,000 (one hundred thousand dollars) and shall give good-faith consideration to Parent’s comment on such expenditures or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(d);

(e) (i) enter into or terminate or, except to the extent that such modification or amendment is in the ordinary course of business and in a manner consistent with past practice, modify or amend, any Material Contract, and

Company shall use its commercially reasonable efforts to cause any such Material Contract that is in effect on the date hereof to remain in full force and effect, except to the extent any termination of such Material Contract is in the ordinary course of business consistent with past practices of Company, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of Company or any of its Subsidiaries thereunder), right or claim, that is material to Company and its Subsidiaries taken as a whole, (iii) grant any power of attorney or (iv) cancel or forgive any material indebtedness owed to Company or any of its Subsidiaries;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Company or any Subsidiary of Company;

(g) except in each case for actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans existing as of the date hereof and disclosed on Section 4.1(g) of the Company Disclosure Schedules or as otherwise set forth on Section 4.1(g) of the Company Disclosure Schedules, (i) engage in reductions in force, or grant any severance or termination pay to any individual, (ii) hire additional employees except to fill open positions identified on Section 4.1(g)(ii) of the Company Disclosure Schedules or to replace non-executive employees who terminate their employment with Company or a Subsidiary after the date hereof at a salary and other compensation not greater than that paid to the employee being replaced, (iii) enter into or amend or modify (other than any amendment or modification otherwise required by this Agreement or as necessary to comply with an effective judgment, decree, injunction or other order issued by an administrative agency, administrative tribunal, or court of competent jurisdiction) any employment agreement or offer letter with any Person except for entering into offer letters in accordance with clause (ii) of this paragraph, (iv) terminate, establish, adopt, enter into, make any new grants (other than any grant or award of benefits necessary to comply with an effective judgment, decree, injunction or other order issued by an administrative agency, administrative tribunal, or court of competent jurisdiction) under, amend or otherwise modify any material Company Compensation and Benefit Plans or any other employee benefit plan, (v) increase the salary, wage, bonus or other compensation of any employees, (vi) provide for any transaction or incentive bonus, “stay-put” or other similar compensatory payments to any Company or Subsidiary employee as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (vii) enter into any collective bargaining agreement;

(h) fail to maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice;

(i) except in the ordinary course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised in writing by its current registered independent accountants, change any accounting principle, practice or method in a manner that is inconsistent with past practice;

(j) take any action that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) otherwise prevent or materially impair or materially delay the ability of Company to consummate the Merger or the other transactions contemplated hereby;

(k) outside the ordinary course of business consistent with past practice, propose or consent to any material change to the pricing of any products sold by Company, or offer any material discounts to any customers of Company;

(l) with respect to Taxes:

(i) fail to (i) timely file all income and other material Tax Returns required to be filed with any taxing authority in accordance with all applicable Laws; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to Company or any Subsidiary of Company in respect of any material amount of Tax of which the Company has been notified in writing;

(ii) settle or compromise any material income Tax Liability;

(iii) except as required by applicable Law or U.S. GAAP, (A) request a Tax ruling, (B) amend any Tax Return, (C) file any Tax Return in a manner that is materially inconsistent with past custom and practice, (D) make or rescind any material election relating to Taxes, (E) settle or compromise any material claim, action, suit, litigation, arbitration, investigation, audit or controversy relating to Taxes, or (F) make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

(m) grant any license, non-assert or other right under, or sell, allow to lapse, encumber or otherwise dispose of, any Company Intellectual Property Right, except license agreements entered into in the ordinary course of business and in a manner consistent with past practice that provide customers with the non-exclusive, non-transferable, non-sublicenseable right to use a Company Software internally solely in object code form for such customer’s (or its Affiliates’) benefit, but provides no: (i) exclusivity to such customers or restrictions on the ability of Company to conduct any business; (ii) rights to distribute Company Software or make any modifications thereto, or (iii) most favored nation commitments to such customers;

(n) enter into or amend or modify any agreement, contract or instrument currently in effect that obligates Company not to compete with any business or activity, whether within a certain geographic area or otherwise, or which restricts the right of Company to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the ordinary course of business and in a manner consistent with past practice and Acceptable Confidentiality Agreements entered in compliance with Section 5.2);

(o) enter into, amend or modify any indemnification, consulting, collective bargaining or other agreement, contract or instrument between Company and any of its officers or directors, or other employees or consultants of Company who are entitled to compensation thereunder in excess of $100,000 per year;

(p) outside of the ordinary course of business, make any materially adverse change in pricing or royalties set or charged by Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged under existing license or royalty agreements by Persons who are licensing Intellectual Property to Company or any of its Subsidiaries;

(q) take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203);

(r) commence or settle any litigation, suit, claim or proceeding, other than in an amount less than $100,000 (one hundred thousand dollars);

(s) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(t) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, or revalue, discount or write off any notes or accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;

(u) delay the payment of any accounts payable or other liabilities; or

(v) authorize or enter into an agreement to do anything prohibited by any of the foregoing.

4.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct

Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access.

(a) Company agrees that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, it shall (and shall cause its Subsidiaries to) afford Parent’s officers, employees, counsel, accountants and other authorized representatives, including financing sources and their authorized representatives (collectively, “Representatives”), provided that each such Person has executed a confidentiality agreement with Company substantially in the form of the Confidentiality Agreement or has been determined to be covered by Parent’s obligations under the Confidentiality Agreement or is otherwise bound by professional or ethical duties of confidentiality to Parent or a Person that is a party to such a confidentiality agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to Company’s executive officers, properties, offices, books, contracts and records. During such period, Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, but only to the extent such access does not unreasonably interfere with the business or operations of Company; provided that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by Company, Parent or Merger Sub in this Agreement. All requests for information made pursuant to this Section 5.1 shall be directed to Company’s investment advisor, Piper Jaffray & Co., or, if on Company’s premises, an executive officer of Company or such Person as may be designated by an executive officer. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) Prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary or customary in connection with any financing of the transactions contemplated by this Agreement (the “Financing”).

5.2 No Solicitation.

(a) Subject to Section 5.2(b), during the period beginning on the date of this Agreement and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or requiring Company to materially breach its obligations hereunder, or resolve, propose or agree to do any of the foregoing. Company shall immediately cease and (A) cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, (B) cause to be terminated any access such Person may have to any physical or virtual data room maintained by or on behalf of

Company and (C) enforce its right to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such Person on behalf of Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Company Requisite Vote, (i) Company has received a written Acquisition Proposal from a third party that the Board of Directors of Company or the Special Committee believes in good faith to be bona fide, (ii) Company has not knowingly, intentionally or materially breached this Section 5.2, (iii) the Board of Directors of Company or the Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of Company or the Special Committee determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law, then Company may (A) furnish information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that Company (x) will not, and will not allow its Subsidiaries to, and will cause its and their respective Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will promptly provide or make available to Parent any non-public information concerning Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

(c) Company shall promptly (within 48 hours) notify Parent in the event that Company or any of its Subsidiaries or its or their respective Representatives (I) receives any Acquisition Proposal, (II) receives any request for information relating to Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (III) receives any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Company shall notify Parent promptly (within 48 hours) of the identity of any Person making any Acquisition Proposal, inquiry or request referenced in (I), (II), or (III) and provide a copy of such Acquisition Proposal, inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. Company shall promptly (within 24 hours) notify Parent in the event that Company or any of its Subsidiaries or its or their respective Representatives enters into an Acceptable Confidentiality Agreement, including a complete copy of such executed Acceptable Confidentiality Agreement. From and after the date of this Agreement, Company shall keep Parent reasonably informed (orally and in writing) on a reasonably prompt basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation). Without limiting the foregoing, from and after the date of this Agreement, Company shall promptly (within 24 hours) notify Parent orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b). Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.2, and neither Company nor any of its Subsidiaries shall be a party to any agreement that prohibits Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. During the period beginning on the date of this Agreement and continuing until the Effective Time, Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement (other than any confidentiality agreement that is not related to an Acquisition Proposal) to which it or any of its Subsidiaries is a party, and Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d) Notwithstanding anything in Section 5.2(a)(ii) to the contrary, the Board of Directors of Company or the Special Committee may at any time prior to obtaining the Company Requisite Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors of Company and the Special Committee that the holders of Common Shares adopt this Agreement and approve the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”); approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal; or make other statements that are reasonably calculated or expected to have the same effect (any of the actions referred to in this clause (x) being a “Change of Board Recommendation”); and/or (y) if Company receives an Acquisition Proposal which the Board of Directors of Company or the Special Committee concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, Company concurrently enters into such definitive agreement); provided, however, that Company may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination Company pays the Termination Fee pursuant to Section 7.6, and otherwise complies with the provisions of Article VII; and provided further that neither the Board of Directors of Company nor the Special Committee may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of Company or the Special Committee is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) Company shall not have knowingly, intentionally or materially breached this Section 5.2 and (B):

(i) Company shall have provided prior written notice to Parent at least five (5) days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.2(d)(i) with respect to such new written notice except that the Notice Period with respect thereto shall be five (5) days for the first such material revision to a Superior Proposal and three (3) days for each subsequent material revision to a Superior Proposal thereafter.

(e) Company agrees that any violations of the restrictions in this Section 5.2 by any Representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by Company.

(f) Although nothing contained in this Section 5.2 shall prohibit the Board of Directors of Company or the Special Committee from taking and disclosing to the stockholders of Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, if such statement constitutes a Change of Board Recommendation, then it shall have the effects of a Change of Board Recommendation for all purposes under this Agreement.

(g) Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply.

(h) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues of Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class of equity securities of Company or any of its Subsidiaries, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues of Company and its Subsidiaries, taken as a whole, (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except that references to “15% or more” will be deemed to be references to “more than 85%”) that (x) is on terms that the Board of Directors of Company or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; and (y) which the Board of Directors of Company or the Special Committee has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financability of such proposal); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if such Acquisition Proposal is subject to a financing contingency and (iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are in the aggregate no less favorable to Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Company from satisfying its obligations under this Agreement including providing the required information pursuant to Section 5.2.

5.3 Further Assurances.

(a) Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(b) From the date of this Agreement to the Closing Date, each party hereto shall provide the other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of such notice pursuant to this Section 5.3 shall not otherwise affect the rights and remedies available to the party so notified hereunder.

5.4 Reasonable Best Efforts.

(a) Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act with respect to the Merger and the other transactions contemplated hereby. Each party hereto will use its reasonable best efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

(b) Company and Parent shall cooperate with each other and each shall use (and shall cause its respective Subsidiaries to use) its respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and using its respective reasonable best efforts to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and provide all notices to any third party, in order to consummate the Merger and the other transactions contemplated hereby, including, but not limited to, the consents, registrations, approvals, permits, authorizations and notices set forth on Section 5.4(b) of the Company Disclosure Schedules. Company shall use its commercially reasonable efforts to take or cause to be taken, or do or cause to be done, the other actions set forth on Section 5.4(b) of the Company Disclosure Schedules. Subject to applicable Laws relating to the exchange of information, Parent and Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the relevant approvals, consents or expirations of waiting periods in relation to the filings. In exercising the foregoing right, each of Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law, Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) Subject to any confidentiality obligations, Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the transactions contemplated hereby.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby each of Parent, Merger Sub and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated hereby; provided, that neither Merger Sub nor Parent will be required by this Section 5.4 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of Merger Sub, Parent or Company or any of their respective Subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses.

5.5 Filings, Other Actions.

(a) Each of Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(d), the Proxy Statement shall include the Company Board Recommendation. As promptly as practicable after the execution of this Agreement, and in any event no later than twenty-five (25) days following the date of this Agreement, Company shall file with the SEC the preliminary Proxy Statement and, thereafter, shall use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable; provided, however, that Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between Company or any Representative of Company and the SEC with respect to the Proxy Statement. Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by Company, Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board of Directors of Company or the Special Committee. Each of the parties hereto shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of Company, in each case to the extent required by applicable Law.

(b) Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c) Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of the holders of Common Shares as promptly as reasonably practicable following the date of this Agreement (and in any event, no later than forty (40) days after the filing of the definitive Proxy Statement with the SEC) for the purpose of obtaining the Company Requisite Vote (the “Company Meeting”) and, except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(d), Company shall include in the Proxy Statement the Company Board Recommendation. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(d), the Board of Directors of Company and the Special Committee shall use their reasonable best efforts to obtain from the holders of Common Shares the Company Requisite Vote in favor of the adoption of this Agreement, and the Board of Directors of Company and the Special Committee shall publicly reaffirm the Company Board Recommendation within 48 hours after any such request by Parent. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, Company shall submit this Agreement to the holders of Common Shares at the Company Meeting even if its Board of Directors shall have withdrawn, modified or qualified the Company Board Recommendation or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

(d) Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, neither the commencement, disclosure, announcement or submission to Company of an Acquisition Proposal (whether or not a Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Board of Directors of Company to effect a Change of Board Recommendation shall give Company any right to delay, defer or adjourn the Company Meeting. Notwithstanding the foregoing, Company may adjourn or postpone the Company Meeting with the consent of Parent (and shall so adjourn or postpone the Company Meeting if requested to do so by Parent) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Company’s stockholders or, if as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient Common

Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

5.6 Stock Exchange De-listing. Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts to cause the Common Shares to be removed from listing on the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

5.7 Publicity. The initial press release shall be a joint press release, and thereafter, subject to Section 5.2, Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or any transaction contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.

5.8 Benefits and Other Employee Matters.

(a) Parent shall ensure that, as of the Effective Time, each employee of Company and each of its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with Company or the Company Subsidiaries (or predecessor employers to the extent Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants, except to the extent to which such service credit would result in the duplication of benefit accrual for the same period of service.

(b) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all Company Compensation and Benefit Plans applicable to employees of Company and each of its Subsidiaries to the extent specifically listed on Section 3.1(j) of Company Disclosure Schedules, including, without limitation, those employment agreements with certain key executives of Company disclosed on Section 5.8(b) of the Company Disclosure Schedule (the “Executive Employment Agreements”), subject (i) in each case to the amendment and termination provisions of those Company Compensation and Benefit Plans and (ii) in the case of the Executive Employment Agreements to the Executive Waivers being in full force and effect at the Effective Time.

(c) Nothing contained in this Agreement shall confer upon any employee any right with respect to continuance of employment by Parent, the Surviving Corporation or Company, nor shall anything herein interfere with the right of any of them to terminate the employment of any employee at any time, with or without cause, or restrict Parent, the Surviving Corporation or Company in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any employee following the Effective Time. Nothing in this Agreement shall create any third party beneficiary rights in any employee or other Person not a signatory to this Agreement, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee or under any benefit plan. Nothing contained in this Agreement shall amend, or be deemed to amend, any Company Compensation and Benefit Plan or limit in any way Parent’s, the Surviving Corporation’s, or Company’s ability to amend or terminate any Company Compensation and Benefit Plan at any time.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) The Surviving Corporation shall indemnify, hold harmless and advance expenses, to the fullest extent required pursuant to the indemnity agreements of Company identified on Section 5.9 of the Company Disclosure Schedules (the “Company Indemnity Agreements”), the DGCL, and the certificate of incorporation and by-laws of the Surviving Corporation, each present and former director and officer of Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) actually incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Merger and the other transactions contemplated hereby, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Company shall maintain its existing officers and directors’ liability insurance (“D&O Insurance”) coverage for Company’s directors and officers for a period of six (6) years after the Effective Time or cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time, so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof (which last annual premium Company represents and warrants to be $276,000 in the aggregate).

(c) The certificate of incorporation and by-laws of the Surviving Corporation shall include provisions for exculpation of director liability, advancement of expenses and indemnification no less favorable than as set forth in Company’s certificate of incorporation and by-laws in effect on the date hereof for six (6) years after the Effective Time.

(d) The rights of each Indemnified Party under this Section 5.9 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of Company or any of its Subsidiaries, or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with Company or any of its Subsidiaries. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

5.10 Expenses. Subject to Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, if any (including any SEC filing fees), and with the filing of any notifications required to be made with the Federal Trade Commission or the Department of Justice under the HSR Act.

5.11 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger, any Voting Agreement or the other transactions contemplated hereby, each of Parent, Company and Merger Sub and their respective Board of Directors (including, in the case of Company, the Special Committee) shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti takeover Law, including Section 203 of the DGCL.

5.12 Section 16 Matters. Prior to the Effective Time, Parent and Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b 3 promulgated under the Exchange Act, any dispositions of Common Shares (including derivative securities with respect to such Common Shares) or Preferred Shares resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to equity securities of Company.

5.13 Company Stock Plans; ESPP. Prior to the Effective Time, Parent and Company shall take, or shall cause to be taken, all corporate action, including, without limitation, the adoption of corporate resolutions by their respective Boards of Directors or appropriate committees thereof, necessary to effectuate the provisions of Section 2.1(d) of this Agreement. Prior to the expiration of the Purchase Interval under the ESPP in effect as of the date of this Agreement (the “Current Purchase Interval”), Company shall take, or shall cause to be taken, all corporate action, including, without limitation, the adoption of corporate resolutions and notice to participants, necessary to suspend the commencement of any additional Purchase Intervals under the ESPP after the expiration of the Current Purchase Interval.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver at or prior to the Effective Time of each of the following conditions:

(a) The Company Requisite Vote approving and adopting this Agreement and the transactions contemplated hereby shall have been obtained.

(b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect or taken any other action (whether temporarily, preliminarily or permanently) enjoining, restraining or otherwise prohibiting the consummation of the Merger (collectively, an “Order”); provided, however, that prior to invoking this condition each party agrees to comply with Section 5.4.

(c) Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby unless otherwise waived by Merger Sub.

6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, written waiver at or prior to the Effective Time of each of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without regard to any qualification as to materiality or Parent Material Adverse Effect), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to Company a certificate, dated the Effective Time and signed by a senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, written waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of Company set forth in this Agreement (excluding the representations and warranties of Company set forth in Section 3.1(b)(ii) and (iii) (Obligations With Respect to Capital Stock and Company Stock Plans), Section 3.1(c) (Corporate Authority), Section 3.1(d)(ii)(A) and (B) (compliance with charter; no liquidation), Section 3.1(h)(ii) (absence of Company Material Adverse Effect), Section 3.1(l) (Anti-takeover Statutes), Section 3.1(t) (Vote Required) and Section 3.1(y) (Opinion of Financial Advisor) (the “Special Reps”) and the representations and warranties of Company set forth in Section 3.1(b)(i) (Capital Stock and Option Information)) shall be true and correct (without regard to any qualification as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be so true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Special Reps shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be so true and correct as of such other date), and (iii) the representations and warranties of Company set forth in Section 3.1(b)(i) (Capital Stock and Option Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties within such Section 3.1(b)(i) (Capital Stock and Option Information) that by their terms speak as of another date, which representations and warranties shall be so true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not increase or would not reasonably be expected to increase the aggregate consideration payable hereunder to the holders of Common Shares, Preferred Shares and Company Options and to ESPP participants by more than $85,000 (Eighty Five Thousand Dollars);

(b) Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Company shall have delivered to Parent a certificate, dated the Effective Time and signed by a senior officer of Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied; and

(d) As of the Closing, Company and its Subsidiaries shall have on a consolidated basis Cash and Marketable Securities totaling at least $15,000,000 (Fifteen Million Dollars), of which not less than $7,500,000 (Seven Million Five Hundred Thousand Dollars) shall be in Cash (treating all fees and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby, whether or not paid, as if they were paid in Cash prior to the Closing Date, and none of which Marketable Securities shall be an auction rate or similar security or involved or potentially involved in a Securities Investors Protection Act action or claim) all of which Cash and Marketable Securities shall be located in bank or brokerage accounts in the United States (other than Cash in an amount not to exceed $2,000,000 (Two Million Dollars) in the aggregate which may be located in operating accounts of Company’s Canadian and United Kingdom Subsidiaries), and all of which Cash and Marketable Securities shall be reflected in a final statement delivered to Parent by Company two (2) business days before Closing setting forth the calculation of such amounts estimated as of the Closing.

(e) Each of the actions set forth on Section 6.3(e) of the Company Disclosure Schedules shall have been taken with respect to the contracts listed on such Schedule in accordance with such Schedule and shall be in full force and effect as of the Closing Date.

provided, however, that securing the Financing, if any, or any portion thereof, on terms and conditions satisfactory to Parent or otherwise, shall not constitute a condition of Parent or Merger Sub to effect the Merger. In furtherance of the foregoing, whether or not Parent or Merger Sub seeks to secure such Financing to pay some or all of the Merger Consideration, Preferred Merger Consideration or other costs of the Merger, in no event shall the failure to obtain the Financing in and of itself affect the obligations of Parent and Merger Sub under the terms of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether the conditions set forth in this Section 6.3 have been satisfied, if such underlying causes would independently result in the conditions set forth in this Section 6.3 not having been met).

ARTICLE VII

TERMINATION

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by mutual written consent of Company, Parent and Merger Sub by duly authorized action of their respective Boards of Directors (or, in the case of Company, the Special Committee).

7.2 Termination by Either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by duly authorized action of the Board of Directors of Parent, Merger Sub or Company (or, in the case of Company, the Special Committee) if:

(a) the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Requisite Vote contemplated by this Agreement shall not have been obtained;

(b) (i) the Effective Time shall not have occurred by May 6, 2010 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall not have breached in any material respect its covenants or obligations under this Agreement in any manner that has been a proximate cause of the failure to consummate the Merger on or before such date; or

(c) any Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger shall become final and non-appealable after the parties have used their reasonable best efforts to have such Order removed, repealed or overturned; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party that has breached its covenants or obligations under this Agreement in any manner.

7.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Company or the Special Committee if:

(a) at any time prior to obtaining the Company Requisite Vote, the Board of Directors of Company or the Special Committee approves or enters into an Alternative Acquisition Agreement; provided, however, that (i) Company may not effect such termination unless Company is not then in material breach of Section 5.2 and (ii) the termination pursuant to this Section 7.3(a) shall not be effective unless Company shall at or prior to the time of such termination make the payment to Parent of the Termination Fee required by Section 7.6; or

(b) at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (2) cannot be cured by the Termination Date; provided, that Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination (or such shorter number of days as may exist between the date of such notice and the Termination Date), stating Company’s intention to terminate this Agreement pursuant to this Section 7.3(b) and the basis for such termination.

7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by action of the Board of Directors of Parent, if:

(a) Company, the Board of Directors of Company or the Special Committee accepts, approves, endorses or recommends any Alternative Acquisition Agreement;

(b) a Change in Board Recommendation shall have occurred;

(c) any Person or “group” (other than Parent, its Affiliates or the Persons listed in Section 7.4(c) of the Company Disclosure Schedules (collectively, the “Excluded Owners” ) becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of ten percent (10%) or more of the outstanding Common Shares, or any Excluded Owner individually acquiring an additional five percent (5%) or more of the outstanding Common Shares; or

(d) Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (2) cannot be cured by the Termination Date; provided, that Parent shall have given Company written notice, delivered at least thirty (30) days prior to such termination (or such shorter number of days as may exist between the date of such notice and the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.4(d) and the basis for such termination.

7.5 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, this Agreement shall become void and of no effect with no liability on the part of Company, Parent or Merger Sub, other than the provisions of Section 7.6 (and any other provision herein related to fees and expenses), this Section 7.5 and Article VIII, which provisions shall survive termination; provided, that nothing contained in this Section 7.5 (but subject to the last sentence of Section 7.6(a) and the last sentence of Section 7.6(c) and the last two sentences of Section 7.6(d)) shall relieve any party hereto of any liability or damages resulting from any willful or knowing breach of a covenant contained in this Agreement prior to the date of such termination or alter the provisions of the Confidentiality Agreement. As used in this Section 7.5 and Section 7.6(d), a “knowing breach” of a covenant means either (i) a breach that is expressly attributable to a party as provided herein, such as to Company under Section 5.2(e), or (ii) a breach that a party did not subjectively think was permissible hereunder, that the party thought was an intentional breach on a subjective level, or which is an action in reckless disregard (determined under New York law) for the genuine rights of the other party with respect to the other party’s rights hereunder.

7.6 Fees and Expenses.

(a) In the event that:

(i) Company terminates this Agreement pursuant to Section 7.3(a); or

(ii) Parent terminates this Agreement pursuant to Section 7.4(a) or Section 7.4(b):

then, in any such event Company shall pay Parent substantially simultaneously (or if the payment is pursuant to Section 7.6(a)(ii) promptly (but in no event later than one (1) Business Day) after the first of such events shall have occurred) a fee of $4,000,000 (Four Million Dollars) (the “Termination Fee”), by wire transfer of same day funds to an account previously designated in writing by Parent or Merger Sub. Notwithstanding any other provision of this Agreement to the contrary, Parent’s and Merger Sub’s sole and exclusive remedy, including on account of punitive damages, in the circumstances in which the Termination Fee is payable pursuant to Section 7.6(a) shall be payment of the Termination Fee in accordance with the terms hereof, and Parent and Merger Sub shall be precluded from any other remedy against Company and its Affiliates, at law or in equity or otherwise.

(b) (i) In the event that (A) either Parent or Company terminates this Agreement pursuant to Section 7.2(a) or, subject to the penultimate sentence of Section 7.6(c), Section 7.2(b), or Parent terminates this Agreement pursuant to Section 7.4(c) or Section 7.4(d), and (B) in any such case an Acquisition Proposal shall have been publicly announced and not withdrawn, or otherwise become publicly known after the date of this Agreement, and, (C) within twelve (12) months after such termination, Company either enters into a definitive agreement relating to an Acquisition Proposal (which, for the purposes of clause (C) of this Section 7.6(b), shall have the meaning set forth in Section 5.2(h), except that “50%” shall be substituted for “15%” throughout such definition) or an Acquisition Proposal is consummated, then, in any such event Company shall pay Parent the Termination Fee, less any Parent Expenses paid previously by Company pursuant to Section 7.6(b)(ii), not later than the later of two (2) Business Days after the announcement or completion of such transaction, by wire transfer of same day funds to an account previously designated in writing by Parent or Merger Sub; and

(ii) In the event that either Parent or Company terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(b), or Parent terminates this Agreement pursuant to Section 7.4(d), and neither Parent nor Merger Sub is in material breach of its material covenants and agreements contained in this Agreement, then, in such event Company shall reimburse each of Parent and Merger Sub (not later than three (3) Business Days after submission thereof) for all out-of-pocket expenses and fees actually incurred by Parent, Merger Sub and their Affiliates in connection with this Agreement and the transactions contemplated hereby and all prior negotiations between Company and Parent, Merger Sub and their Affiliates (including in each case the actual fees of legal, accounting and financial advisors, consultants and travel and lodging expenses of employees of Parent, Merger Sub and their Affiliates engaged in such transactions), up to $800,000 (Eight Hundred Thousand Dollars) in the aggregate (“Parent Expenses”), by wire transfer of same day funds to an account previously designated in writing by Parent or Merger Sub.

(c) In the event that:

(i) Company terminates this Agreement pursuant to Section 7.3(b); or

(ii) either Parent or Company terminates this Agreement pursuant to Section 7.2(b):

and in either such case all of the conditions to Parent’s and Merger Sub’s obligation to effect the Merger set forth in Section 6.1 and Section 6.3 shall have been satisfied as if the date of such satisfaction was the Closing Date (the “Company Obligations”), and the Effective Time shall not have occurred due to a breach of this Agreement by Parent or Merger Sub (which, for purposes of this Section 7.6(c) shall be deemed to have occurred if Parent has not closed as of the Termination Date and all of the Company Obligations have been satisfied as of the Business Day prior to the Termination Date), then Parent shall pay Company a fee of $4,500,000 (Four Million Five Hundred Thousand Dollars) (the “Parent Fee”), by wire transfer of same day funds to an account previously designated in writing by Company not later than three (3) Business Days after such event of termination. In the event that the Parent Fee is paid under this Agreement, Parent’s rights to the Termination Fee under Section 7.6(b) shall be terminated. Notwithstanding any other provision of this Agreement to the contrary, Company’s sole and exclusive remedy, including on account of punitive damages and for willful and knowing breach of this Agreement, shall be payment of the Parent Fee in accordance with the terms hereof and of the Limited Guarantee, and Company shall be precluded from any other remedy against Parent, Merger Sub, the Sponsors and their respective Affiliates, at law or in equity or otherwise.

(d) The parties hereto acknowledge that the agreements contained in Section 7.6 are an integral part of the Transactions, and that, without this agreement the parties would not have entered into this Agreement; accordingly, if either party fails to promptly pay any amounts due pursuant to Section 7.6, and in order to obtain such payment the other party commences a suit which results in a judgment against the other party for payment of all or a portion of the Termination Fee, Parent Expenses or the Parent Fee, as applicable, the non-prevailing party shall pay to the prevailing party its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of the Termination Fee or the Parent Fee, as applicable, shall be the sole and exclusive remedy, including on account of punitive damages, of a party with respect to the facts and circumstances giving rise to such payment obligation except to the extent such facts or circumstances constitute or arise from willful or knowing breach of the other party’s obligations (subject to the last sentence of Section 7.6(a) and the last sentence of Section 7.6(c) and the last two sentences of this Section 7.6(d)). The parties acknowledge and agree that the Termination Fee and the Parent Fee constitute liquidated damages and are not a penalty. The Termination Fee provided for in this Section 7.6 is payable whether or not there has been a breach of this Agreement. In no event, whether or not this Agreement has been terminated pursuant to any provision hereof, shall Parent, Merger Sub, the Sponsors or any of their respective Affiliates, either individually or in the aggregate, be subject to any liability in excess of the Parent Fee for any or all losses or damages relating to or arising out of this Agreement or the Limited Guarantee or the transactions contemplated by this Agreement and the Limited Guarantee, including breaches by Parent or Merger Sub of any representations, warranties, covenants or agreements contained in this Agreement, and in no event shall Company seek equitable relief or seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Sponsors or any of their respective Affiliates. In no event, whether or not this Agreement has been terminated pursuant to any provision hereof, shall Company or any of its Affiliates, either individually or in the aggregate, be subject to any liability in excess of the Termination Fee for any or all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Company of any representations, warranties, covenants or agreements contained in this Agreement, except in connection with any willful or knowing breach of this Agreement or any breach of Company’s obligations under Section 5.2.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1 Modification or Amendment. The parties hereto may not modify or amend this Agreement except by written agreement executed and delivered by duly authorized officers of the respective parties.

8.2 Waiver of Conditions. At any time prior to the Effective Time, each of the parties hereto may (a) extend the time for performance of any obligation or act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein, in each case, to the extent permitted by applicable Law.

8.3 Counterparts. This Agreement may be executed in any number of counterparts including by facsimile signature or by electronic means such as a .PDF file, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.4 Governing Law and Venue. EXCEPT AS PROVIDED IN SECTION 7.5, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY IN THAT STATE. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined, and the parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Chancery Court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of telephonic confirmation of successful transmission):

if to Parent or Merger Sub,

Bavaria Holdings Inc.

c/o Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attention:	Ezra Perlman
Telephone:	(415) 418-2900
Facsimile:	(415) 418-2999

with a copy to

Shearman & Sterling LLP

525 Market Street, 15th Floor

San Francisco, CA 94105

Attention:	Michael J. Kennedy
Michael S. Dorf
Telephone:	(415) 616-1100
Facsimile:	(415) 616-1199

if to Company,

QuadraMed Corporation

12110 Sunset Hills Road

Reston, VA 20191

Attention:	Chairman of the Board
Telephone:	(703) 709-2300
Facsimile:	(703) 885-3885

with a copy to

Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004

Attention:	Morris F. DeFeo, Jr.
Kelly G. Howard
Telephone:	(202) 624-2500
Facsimile:	(202) 624-5116

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

8.6 Entire Agreement; No Other Representations. This Agreement (including any Annexes, Schedules and Exhibits hereto), the Company Disclosure Schedules, the Parent Company Disclosure Schedules, the Voting Agreements, the Limited Guarantee and the Non-Disclosure and Confidentiality Agreement, dated as of December 31, 2008, between Parent and Company (the “Confidentiality Agreement”) constitute the entire agreement by and among the parties hereto and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.7 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Indemnified Parties are intended to be third-party beneficiaries of this Agreement.

8.8 Obligations of Company. Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

8.11 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to Company, another Affiliate of Parent to be a constituent corporation in lieu of Merger Sub; provided, further, however, that notwithstanding the foregoing, (i) Parent or Merger Sub may assign on a collateral basis any and all of its rights and interests hereunder to any provider of debt financing of the transactions contemplated hereby and (ii) no such assignment shall alleviate or release Parent from its obligations under this Agreement. If Parent wishes to designate another Affiliate of Parent to be a constituent corporation in lieu of Merger Sub, then, all references herein to Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation.

8.12 Specific Performance. Company agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in accordance with its terms (including the provisions of Section 5.2 and the last sentence of Section 7.6(a)) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which Parent is are entitled at law or in equity. Company acknowledges and agrees that it is not entitled to enforce specifically the terms and provisions of this Agreement.

8.13 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

QUADRAMED CORPORATION

By:	/s/ James E. Peebles
	Name:	James E. Peebles
	Title:	Chairman of the Board of Directors

BAVARIA HOLDINGS INC.

By:	/s/ Ezra Perlman
	Name:	Ezra Perlman
	Title:	President

BAVARIA MERGER SUB, INC.

By:	/s/ Ezra Perlman
	Name:	Ezra Perlman
	Title:	President

APPENDIX B

December 7, 2009

Special Committee of the Board of Directors

QuadraMed Corporation

12110 Sunset Hills Road

Reston, VA 20190

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Common Stock”) of QuadraMed Corporation (the “Company”) of the Merger Consideration (as defined below) to be received by holders of the Common Stock in the transaction described below, pursuant to a draft of the Agreement and Plan of Merger dated as of December 7, 2009 (the “Agreement”) to be entered into by and among the Company, Francisco Partners II L.P. (“Parent”) and a wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each share of the Common Stock outstanding, other than shares of the Common Stock held in treasury or owned by Parent, will be converted into the right to receive $8.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated as of December 7, 2009, (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as the business and prospects of the Company on a stand-alone basis; (vi) reviewed the current and historical reported prices and trading activity of the Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the Company’s management that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that the Company’s management is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of operations and financial condition of the Company. We express no opinion as to any financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

Board of Directors

QuadraMed Corporation

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray & Co. in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the Common Stock have traded or at which shares of the Common Stock may trade following announcement of the Merger or at any future time. Nor are we expressing any opinion as to any consideration to be received by the preferred stockholders of the Company, solely in their capacity as preferred stockholders. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Special Committee of the Board of Directors to act as its financial advisor and we will receive a fee from the Company, as approved by the Special Committee, for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and financing services to the Company and the Parent and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Parent or entities that are affiliated with the Company or the Parent, for which we would expect to receive compensation.

Board of Directors

QuadraMed Corporation

This opinion is provided to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement and all other filings under the Securities Exchange Act of 1934, as amended, relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of the Common Stock (solely with respect to the Merger Consideration to be received for their Common Stock, and not with respect to any consideration to be received for any preferred stock) of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the pre- or post-signing process conducted or to be conducted by the Company, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Merger Consideration, any other terms contemplated by the Agreement, or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of the Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (solely with respect to the Merger Consideration to be received for their Common Stock, and not with respect to any consideration to be received for any preferred stock) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

APPENDIX C

Delaware Code

Title 8—Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.;

PRELIMINARY COPIES—SUBJECT TO COMPLETION

PROXY SUBMISSION INSTRUCTIONS

INTERNET—Access “[—]” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	ACCOUNT NUMBER

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Submit a proxy online or by phone until 11:59 PM EST the day before the special meeting.

IN PERSON—You may vote your shares of common stock in person by attending the special meeting.

\/ Please detach along perforated line and mail in the envelope provided IF you are not submitting a proxy via telephone or the Internet. \/

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain			For	Against	Abstain
1.	Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time (the Merger Agreement), dated as of December 7, 2009, by and among QuadraMed, Bavaria Holdings Inc., and Bavaria Merger Sub, Inc., and to approve Bavaria Holdings’ acquisition of QuadraMed through a merger of Merger Sub with and into QuadraMed, with QuadraMed surviving the merger as a wholly owned subsidiary of Bavaria Holdings, as contemplated by the Merger Agreement.	☐	☐	☐	2.	Consider and vote upon a proposal to approve any adjournments of the Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting, or at any adjournment or postponement thereof, to adopt the Merger Agreement and approve the merger	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear, both should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof, whose title should be given.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C 1234567890	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy — QuadraMed Corporation

Notice of Special Meeting of Stockholders—[—], 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QUADRAMED CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on [—], 2010 and the Proxy Statement and appoints David L. Piazza and Edward B. Borris, and each of them, the proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of QuadraMed Corporation (QuadraMed) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders to be held at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card. In the absence of direction, the shares represented by this proxy will be voted “FOR” proposals 1 and 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE LISTED PROPOSALS. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.

(Items to be voted appear on reverse side.)

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.